                                                                    EXHIBIT 10.2

                          UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY

-------------------------------------
                                     :           MASTER DOCKET NO. 95-4704 (AMW)
 IN RE THE PRUDENTIAL INSURANCE
 COMPANY OF AMERICA                  :           MDL NO. 1061
 SALES PRACTICES LITIGATION
                                     :
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                                     :
 THIS DOCUMENT RELATES TO:
 ALL ACTIONS LISTED ON               :
 EXHIBIT A
                                     :
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                           STIPULATION OF SETTLEMENT

      1. WHEREAS. numerous actions that have been filed against defendant The Prudential Insurance Company of America, and certain employees, officers and directors of the foregoing, have been centralized by the Judicial Panel on Multidistrict Litigation in the United States District Court for the District of New Jersey as In re The Prudential Insurance Company of America Sales Practices Litigation, MDL Docket No. 1061 before the Honorable Alfred M. Wolin (the "Centralized Proceeding");

      2. WHEREAS, the named plaintiffs in several of the constituent putative class actions to the Centralized Proceeding filed a Consolidated Amended Class Action Complaint on October 24, 1995, integrating the claims raised in several of the original complaints which were filed in the actions beginning in February, 1995;

      3. WHEREAS, the Defendants moved to dismiss the Consolidated Amended Complaint, pursuant to Federal Rule of Civil Procedure 12(b)(6), and the Court, by Order dated May 10, 1996 (as amended June 10, 1996), dismissed portions of the aforesaid complaint without prejudice and allowed the Plaintiffs to proceed with certain of their claims;

      4. WHEREAS, on April 25, 1995, in part in response to allegations made in the Actions, the New Jersey Commissioner of Insurance formed a Multi-State Life Insurance Task Force (the "Task Force") to examine the sales and marketing practices in the life insurance industry, in general, commencing with a market conduct examination of Prudential, the largest life insurer in the United States;

      5. WHEREAS, thirty states and jurisdictions agreed to participate on the Task Force;

      6. WHEREAS, in connection with its examination, the Task Force stated it reviewed and analyzed: (i) numerous documents; four (4) electronic data bases created by Prudential at the Task Force's request consisting of millions of complaint, policy transaction, agent discipline and commission recapture data records; and (ii) market conduct examinations of Prudential from other individual state Task Force members that had been conducted during the period under review; and further, they also stated they interviewed 283 Prudential agents and 27 Vice Presidents of Regional Marketing or Executive Directors;

      7. WHEREAS, the Task Force issued a report on July 9, 1996, setting forth the findings of its market conduct examination (the "Report");

      8. WHEREAS, as part of its Report and in accordance with one of its stated objectives, the Task Force also developed, with Prudential, a remediation plan which both the Task Force and Prudential determined would provide fair and appropriate relief to

Policyholders who may have been harmed by misrepresentations made in the sale of their Policies (the "Task Force Remediation Program"), and also recommended that Prudential be fined in the amount of $35 million;

      9. WHEREAS, forty-three states and the District of Columbia have executed consent orders adopting the Report and directing Prudential to implement the Task Force Remediation Program (the "Consent Orders"), and have received payments of fines from Prudential in accordance with the Report;

      10. WHEREAS, during the pendency of the Task Force examination, and continuing to date, counsel for the putative class action plaintiffs in the Centralized Proceeding (i) have conducted an extensive investigation of Prudential's sales practices throughout the United States, including interviews of Policyowners as well as former and present Prudential employees; (ii) were provided all documentation, electronic data, and other information produced to the Task Force in connection with its examination and used in the development of its Report; (iii) were provided additionally with over 1 million pages of documents, approximately 160 computer diskettes and cartridges, and over 500 video and audiotapes, concerning a wide variety of matters and business functions at Prudential, pursuant to their requests which were made periodically throughout the pending litigation; and (iv) have conducted depositions and interviews of Prudential executives, senior management and other personnel;

      11. WHEREAS, on September 20, 1996, plaintiffs in the constituent actions identified in Exhibit A (collectively, the "Actions") filed a Consolidated Second Amended Class Action Complaint in the Centralized Proceeding (the "Consolidated Complaint") against Prudential and the Individual Defendants reflecting both the Court's prior rulings on substantive issues and the knowledge obtained by counsel for plaintiffs through the formal and informal discovery they have conducted;

      12. WHEREAS, the Consolidated Complaint was brought on behalf of a purported class of persons who purchased permanent life insurance policies from Prudential during the period January 1, 1982 through December 31, 1995;

      13. WHEREAS, the Consolidated Complaint asserts claims relating to the Defendants' sales practices during the Class Period and contains allegations, among other things, concerning: (i) the use of an existing policy's cash value or dividend stream to purchase or maintain a new Policy or other policy by means of a surrender, withdrawal/partial surrender or loan ; (ii) representations regarding the number of out-of-pocket cash premium payments required to be paid for a policy and/or the benefits to be realized or paid based on a particular number of cash premium payments; and (iii) representations that the product being sold was solely an investment or savings vehicle rather than a life insurance policy and/or the relative appropriateness of permanent life insurance versus other financial services products;

      14. WHEREAS, the Defendants make no admissions respecting the merits of the allegations made in the Actions nor any facts or claims that have been or could have been alleged against them in the Actions, but consider it desirable for the Actions to be dismissed because this Stipulation will, among other things, (i) further Prudential's objective to fully and fairly remedy any legitimate claims of policyowners, (ii) provide substantial benefits to Prudential's present and former policyowners in addition to those provided in the Task Force Remediation Program, (iii) finally put Plaintiffs' claims (including claims that were or could have been asserted against other officers and directors other than the Individual Defendants) and the underlying matters to rest, and (iv) avoid the substantial expense, burdens and uncertainties associated with continued litigation of those claims, including indemnification obligations and expenses;


      15. WHEREAS, Plaintiffs and Prudential, by and through their duly authorized counsel, executed the Settlement Agreement on September 22, 1996:


      16. WHEREAS, Lead Counsel and Defendants' Counsel executed a Statement of Intent of the Parties on September 27, 1996;

      17. WHEREAS, Prudential shall commence, by mailing of appropriate notice no later than February, 1, 1997, a remediation program as described below. This notice will disclose that with respect to the program, the scoring, remedies and options in the remediation program will be the same as those provided for in the Proposed Settlement except that the Additional Remediation Amount contemplated in this Stipulation and all guaranteed and minimum amounts in excess of pre-tax costs would only be available to the extent the Proposed Settlement is approved, upon the Final Settlement Date, and that with respect to the Basic Claim Relief, any agreed upon additional alternative benefits will only be available to the extent the Proposed Settlement is approved, upon the Final Settlement Date;

      18. WHEREAS, Lead Counsel has, in good faith, conducted extensive additional discovery since September 22, 1996, to determine whether the underlying facts were consistent with their understandings as of the time they entered into the Settlement Agreement;

      19. WHEREAS, based upon Lead Counsel's extensive discovery and investigation through the date of this Stipulation, and its evaluation of the facts and law relating to the matters alleged in the pleadings, Lead Counsel and the Defendants have agreed to settle the

Actions pursuant to the provisions of this Stipulation of Settlement (hereinafter referred to as this "Stipulation"), after considering such factors as (i) the substantial additional benefits to Plaintiffs and the Class provided under the terms of this Settlement, (ii) the risks of litigation, including the defenses of the Defendants to the Consolidated Complaint, (iii) the desirability of consummating settlement of these disputes promptly, and (iv) the benefits provided in the Settlement to Plaintiffs and the Class; and

      20. WHEREAS, Plaintiffs and Lead Counsel have concluded that this Stipulation of Settlement is fair, reasonable and adequate because it provides substantial benefits to the Class and is in the best interests of the Class;


            NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by, between and among Plaintiffs (individually and in their respective capacities as representatives of the Class) and The Prudential Insurance Company of America, and the Individual Defendants, that the Actions and the matters raised by the Actions hereby are settled, compromised and dismissed on the merits and with prejudice on the following terms and conditions, subject only to the conditions specified herein and the approval of the Court.

A. DEFINITIONS

      1. As used in this Stipulation and the annexed Exhibits (which are an integral part of this Stipulation and are incorporated in their entirety by reference), the following terms shall have the following meanings (unless a part or subpart of this Stipulation or its Exhibits otherwise provides):

            a. "Action" or "Actions" shall mean the Consolidated Complaint and the Consolidated Policyholders Class Actions in In re The Prudential Insurance Company of America Sales Practices Litigation, Master Docket No. 95-4704(AMW), MDL No. 1061,

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pending for pre-trial purposes in the United State District Court for the
District of New Jersey, as further described in Exhibit A hereto.

            b. "ADR Guidelines" shall mean the "Prudential Alternative Dispute Resolution Guidelines" attached hereto as Exhibit B.

            c. "ADR Manual" or "Manual of Procedures" shall mean the "Manual of Procedures for Resolving Claims Under the Prudential Alternative Dispute Resolution Guidelines" attached hereto as Exhibit C.

            d. "Agent" shall mean any agent or other representative of Prudential in respect of the sale, delivery and/or service of the Policy or Policies which is/are the subject of the Claim.

            e. "Alternative Dispute Resolution Process" or "ADR Process" shall mean the procedures for presentation to and evaluation of Claims by the Claim Evaluation Staff, the Independent Claim Evaluation Team, the Claim Review Staff and the Appeals Committee, as described in the ADR Guidelines and the ADR Manual taken together.

            f. "Appeals Committee" or "APCOM" shall have the meaning set forth in the ADR Guidelines.

            g. "Attorneys' Fees" shall mean such funds paid by Prudential, on behalf of the Defendants, as may be awarded to Lead Counsel and all other plaintiffs' counsel in the Actions to compensate them for their fees and expenses in connection with the Actions.

            h. "Basic Claim Relief" shall mean, as more particularly described in the

"Guidelines for Prudential Basic Claim Relief," attached as Exhibit D hereto, that relief comprising the following: Optional Premium Loans, Enhanced Value Policies, Enhanced Value Annuities and Mutual Fund Enhancements.

            i. "Board" shall mean the Board of Directors of The Prudential Insurance Company of America.

            j. "Claim" shall mean a claim by a Claimant submitted to the ADR Process and meeting the criteria for eligibility set forth in Exhibits B and C hereto.

            k. "Claim Evaluation Staff" shall mean the qualified professional and administrative staffs established by Prudential, wholly independent from Prudential's marketing or sales functions, composed solely to perform the evaluation of Claims, and to score and determine the level of relief of all Claims, all as described in the ADR Manual.

            l. "Claim Form" shall mean the form submitted by each Claimant to establish his, her or its Claim pursuant to the ADR Guidelines.

            m. "Claim Resolution Factor" shall have the meaning set forth in
Section I.B. of the ADR Guidelines.

            n. "Claim Review Staff" shall mean the qualified professional and administrative staffs established by Prudential, wholly independent from Prudential's marketing or sales functions, composed to perform the oversight functions, all as described in the ADR Manual.


            o. "Claimant" shall mean all such Policyholder(s) having, individually or together, a complete ownership interest in a Policy which is the subject of a Claim.

            p. "Claimant Group Administrator" shall mean any third party, agent or administrator, including Boston Financial Data Services, Inc., which may be retained by

Prudential and must be approved by Lead Counsel and the Regulatory Oversight Staff, to help implement the ADR Process, Basic Claim Relief and the terms of the Settlement.

            q. "Claimant Representative" shall mean that person, and his or her two assistants, selected by Lead Counsel to act on the behalf of a Claimant as described in the ADR Manual. Expenses directly incurred by, and the compensation of, the Claimant Representative shall be borne by Prudential, on behalf of the Defendants, as more fully provided for in the ADR Guidelines.

            r. "Claimant Support Team" shall mean that wholly independent entity designated and retained by Prudential, and approved by the Regulatory Oversight Staff and Lead Counsel, to provide administrative assistance to Claimants in the preparation of their respective Claims, including providing aid in completing Claim Forms and responding to inquiries respecting the ADR Process during the time prior to the submission of the Claim Form. Lead Counsel and the Regulatory Oversight Staff shall monitor from time to time the Claimant Support Team's training and telephone calls.

            s. "Class" and "Class Members" shall mean, individually or collectively, all persons or entities who (i) are Policyholders, as defined herein, and (ii) do not exclude themselves from participation under this Stipulation, pursuant to Section H herein and Section 9 of the Class Notice.

            t. "Class Notice" shall mean the notice mailed to Policyholders informing them of the Proposed Settlement.

            u. "Class Period" shall mean the period commencing January 1, 1982 and terminating on December 31, 1995, inclusive.

            v. "Court" shall mean the United States District Court for the District of New Jersey, by the Honorable Alfred M. Wolin.

            w. "Defendants" shall mean, individually or collectively, The Prudential Insurance Company of America and the Individual Defendants.

            x. "Defendants' Counsel" shall mean the law firm of Sonnenschein Nath & Rosenthal.

            y. "Department" shall mean those state insurance departments set forth on Exhibit 1 to the ADR Guidelines.

            z. "Election Form" shall mean the form on which each Policyholder elects (i) Basic Claim Relief or (ii) participation in the ADR Process.

            aa. "Enhanced Value Annuity" or "EVA" shall mean a currently issued, non-qualified single premium deferred fixed or variable annuity with the characteristics described in Section D of this Stipulation and the Guidelines for Prudential Basic Claim Relief.

            ab. "Enhanced Value Policy" or "EVP" shall mean an Enhanced Value Whole Life Policy, made available pursuant to the terms and conditions set forth in Section D of this Stipulation and the Guidelines for Prudential Basic Claim Relief.

            ac. "Existing Policy" shall mean an insurance policy issued by Prudential which funds, in whole or in part, a New Policy issued by Prudential.

            ad. "File" shall mean all documents submitted by or on behalf of the Claimant (including the Claim Form), the Agent and Prudential to the Claim Evaluation Staff in connection with the Claim.

            ae. "Final Order and Judgment" shall mean the order issued by the United States District Court for the District of New Jersey in the Actions approving the Proposed Settlement and the judgment entered pursuant to that order.

            af. "Final Settlement Date" shall mean the date on which the Settlement (as approved by the Final Order and Judgment) becomes Final. For purposes of the Settlement: (1) if no appeal has been taken from the Final Order and Judgment, "Final" means that the time to appeal therefrom has expired; or
(2) if any appeal has been taken from the Final Order and Judgment, "Final" means that all appeals therefrom, including petition for rehearing or reargument, petition for rehearing en banc and petitions for certiorari or any other form of review have been finally disposed of in a manner that affirms the Final Order and Judgment.

            ag. "Final Settlement Notice" shall mean the published notice that the Settlement (as approved by the Final Order and Judgment) is Final.

            ah. "Hearing Order" shall mean the order entered by the Court concerning Notice, Settlement Hearing and Administration, unless otherwise agreed by the parties.

            ai. "Individual Defendants" shall mean, in their official capacities as former officers and/or directors of The Prudential Insurance Company of America, Robert A. Beck, Ronald D. Barbaro and Robert C. Winters.

            aj. "Individual Defendants' Counsel" shall mean the law firms of:
(i) LeBoeuf, Lamb, Greene & MacRae L.L.P., as legal counsel to Robert A. Beck; and (ii) Crummy, Del Deo, Dolan, Griffinger & Vecchione, as legal counsel to Robert C. Winters.

            ak. "Individualized Relief" shall mean that relief to be received by Claimants in the ADR Process, as described in Section C herein.

            al. "Lead Counsel" shall mean the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.

            am. "Misstatement" shall mean in respect of any Claim Resolution Factor either:

                  (a) An untrue statement of material fact; or

                  (b) The failure to disclose a material fact necessary to make the statements made not materially misleading, under the circumstances.

            an. "Mutual Fund Enhancement" or "MFE" shall mean a financial contribution by Prudential with respect to shares in mutual funds purchased by a Policyholder made available pursuant to the terms and conditions set forth in Section D of this Stipulation and the Guidelines for Prudential Basic Claim Relief.

            ao. "New Policy" shall mean an insurance policy issued by Prudential which is funded, in whole or in part, by an Existing Policy.

            ap. "Notice Date" shall mean the date when the Class Notice is first mailed or published to Policyholders.

            aq. "Optional Premium Loan" shall mean a loan offered to Class Members subject to the terms and conditions set forth in Section D of this Stipulation and the Guidelines for Prudential Basic Claim Relief.

            ar. "Plaintiffs" shall mean the named plaintiffs in the Actions.

            as. "Policy" or "Policies" shall mean one or more individual permanent life insurance policies issued in the United States by Prudential with an issue date during the Class Period.

            at. "Policyholders" shall mean all Policyowners of one or more Policies issued during the Class Period, but do not include (unless such persons or entities are Policyholders by virtue of other Policies) (i) Policyowners represented by counsel who executed a document in connection with a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released Prudential with respect to such Policies, (ii) Policyowners which are corporations, banks, trusts or non-natural entities, which purchased Policies as corporate- or trust-owned life insurance and under which either (a) there are 50 or more separate insured individuals or (b) the aggregate premium paid over an eight (8) year period, ending with the close of 1996, exceeds one million dollars, or (iii) Policyowners who were issued Policies in 1995 by Prudential Select Life Insurance Company of America.

            au. "Policyowners" shall mean all persons or entities who (i) own a life insurance policy or other contract issued by Prudential in the United States, or (ii) owned at its termination a life insurance policy or other contract issued by Prudential in the United States.

            av. "Post-Settlement Notice" shall mean the notice to be sent within 30 days after the date of the entry of the Final Order and Judgment to each of the Policyholders at his, her or its last known address, informing Policyholders of the Consent Orders between Prudential and the Department where applicable, and that the Stipulation between the Plaintiffs and the Defendants has been approved by the Court.

            aw. "Post-Settlement Notice Date" shall mean the date on which the Post-Settlement Notice first is mailed to each individual Policyholder at his, her or its last known address.

            ax. "Post-Settlement Summary Notice" shall mean the published summary of the Post-Settlement Notice, unless otherwise agreed by the parties, as more fully described below.

            ay. "Proposed Settlement" shall mean the terms of settlement as set forth in this Stipulation.

            az. "Prudential" shall mean The Prudential Insurance Company of America, a mutual insurance company domiciled in the State of New Jersey and each of its U.S. life insurance subsidiaries with respect to Policies issued by them.

            ba. "Regulatory Oversight Staff" shall mean those persons, appointed or designated by the Department, assembled to provide oversight of the programs described in the ADR Manual.

            bb. "Releasees" shall mean the Defendants, individually and collectively, and any other current, former and future parents, subsidiaries, affiliates, partners, predecessors, successors and assigns of Prudential, and each of their respective past, present and future officers, directors, employees, agents, independent contractors, brokers, representatives, attorneys, heirs, administrators, executors, predecessors, successors and assigns, or any of them.

            bc. "Released Transactions" shall mean the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, servicing, or replacement by means of surrender, partial surrender, loans respecting, withdrawal and/or termination of the Policies or any insurance policy or annuity sold in connection with, or relating in any way directly or indirectly to the sale or solicitation of, the Policies.

            bd. "Settlement" shall mean the Proposed Settlement, with such modifications as made and approved by the Court, as set forth in the Final Order and Judgment.

            be. "Settlement Agreement" shall mean the settlement agreement by and between the Plaintiffs and Defendants, executed September 22, 1996, and its attached Exhibits.

            bf. "Settlement Hearing" shall mean the hearing at or after which the Court will make its decision whether to approve this Stipulation as fair, reasonable and adequate.

            bg. "Settling Parties" shall mean Plaintiffs (in their individual and representative capacities) and the Defendants, collectively.

            bh. "Summary Notice" shall mean the published summary of the Class Notice, including notice of the Proposed Settlement, the Settlement Hearing and Policyholders' exclusion rights, as described more fully below.

      2. All other capitalized terms used in this document shall have the meanings ascribed to them by this Stipulation, the ADR Guidelines, the ADR Manual or the Guidelines for Prudential Basic Claim Relief, respectively.

B. SETTLEMENT RELIEF

      1. Pursuant to this Stipulation, Prudential, on behalf of the Defendants, will make available to Class Members two alternative types of relief:
Alternative Dispute Resolution Relief and Basic Claim Relief. Basic Claim Relief may take the form of an Optional

Premium Loan, an Enhanced Value Policy, an Enhanced Value Annuity or a Mutual Fund Enhancement, as described below in Section D. A Class Member may seek either Individualized Relief or Basic Claim Relief, but not both, as to each Policy owned by that Class Member.

      2. Notwithstanding any other provision in this Stipulation, where more than one person has an ownership interest or right in a Policy, all persons having such an interest or right in such Policy must act jointly in exercising any right (including any right to exclude him or herself from the Class) created under this Stipulation or the ADR Guidelines.

      3. Any amounts required to be paid hereunder shall be paid by Prudential, on behalf of all of the Defendants.

C. ALTERNATIVE DISPUTE RESOLUTION PROCESS

      1. Subject to and in accordance with the provisions of this Stipulation, Prudential, on behalf of the Defendants, will provide ADR Relief via the ADR Process to Policyholders who do not exclude themselves from the Class, upon the Court's approval of the Proposed Settlement and issuance of the Final Order and Judgment, except that the minimum payments, financial guarantees and Additional Remediation Amount described in all of the subsections of Section C.5 shall not become available unless and until the Settlement (as approved by the Final Order and Judgment) becomes Final. The ADR Process is based on an individual analysis and determination of these Policyholders' claims arising out of Misstatements or improper sales practices by Prudential in connection with individual sales of life insurance. Prudential's ADR Guidelines, attached as Exhibit B hereto, set forth the categories of Claims, scoring process and rules, and remedies that will be available to these

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Policyholders based on the nature of their Claims and the evidence available to establish them. Taken as a whole, the ADR Guidelines provide for a particularized review of the Claims that are filed, with remedies tailored to the type of Claim and the weight of the evidence available from the Policyholder and from Prudential's files.

      2. Claims will be evaluated under four general categories, as set forth in the ADR Guidelines and as summarized below:

            (i) "Financed Insurance," where there have been alleged Misstatements as to the use of loans, dividends or other values on Existing Policies to pay premiums on New Policies (sometimes referred to as "twisting" or "churning");

            (ii) "Abbreviated Payment" or "APP," where there have been alleged Misstatements as to the use of a Policy's dividends or contract values to pay premiums on the same Policy (sometimes referred to as "vanishing premium");

            (iii) The sale of a Policy, where there have been alleged Misstatements as to such Policy's being primarily an investment, savings or retirement product, and not life insurance; and

            (iv) Other alleged Misstatements and improper sales practices, not included in the previous categories.

      3. Scoring is based on the weight of evidence concerning the sale contained in the Claim File. The Claim File itself will consist of information drawn from a number of sources within Prudential, as well as that supplied by the Policyholder, including statements made by the Policyholder on the Claim Form. Information in the Claim File must meet the criteria set forth in Exhibits B and C in order for the Policyholder to obtain relief. For each factor analyzed within the general categories, the score determines the nature and the choices of relief.

      4. Subject to and in accordance with the provisions of the ADR Manual, attached as Exhibit C hereto, the Settling Parties hereto will provide a comprehensive plan for the efficient and effective processing, administration and resolution of Claims. This will include (i) assistance of the Claimant Support Team to eligible Policyholders in the preparation and submission of their Claims; (ii) both internal and external review and an independent audit of Claims and the claims processing system; and (iii) a fully-independent appeals process in order to resolve Policyholders' objections to the determination of their Claims.

      5. Remediation provided for in the ADR Process will be paid for by, or on behalf of, the Defendants. The following additional amounts, as specified in this Section C.5, will be provided by or on behalf of the Defendants.

            (a) The aggregate pre-tax cost for remedies in the ADR Process for each 110,000 of Claims Remedied (as defined below) will be $260 million (up to a maximum number of 330,000 Claims Remedied). For purposes of this Section C.5, "Claims Remedied" shall mean all Claims receiving a remedy of any type through the conclusion of the ADR Process. In the event 330,000 or fewer Claims are remedied through conclusion of the ADR Process, and the total pre-tax cost for the Claims Remedied is less than the Allocated Cost (as defined below) for such Claims Remedied, the difference shall be added to the Additional Remediation Amount (as described below). In the event more than 330,000 Claims are remedied through the conclusion of the ADR Process, the total pre-tax cost for such Claims Remedied divided by the total number of Claims Remedied shall be multiplied by 330,000, and such amount, if less than the Allocated Cost, shall be added to the

Additional Remediation Amount. The "Allocated Cost" shall be the product obtained by multiplying $260 million by a fraction (i) the numerator of which shall be the actual number of Claims Remedied and (ii) the denominator of which shall be 110,000; provided, however, in no event shall the numerator in the immediately preceding clause (i) be greater than 330,000.

            (b) An Additional Remediation Amount, which will be a fixed dollar amount for a specified number of Claims, as set forth below for Claims Remedied, will be provided by or on behalf of the Defendants. The Additional Remediation Amount will be paid with respect to the Claims Remedied on a proportional basis based on the actual number of Claims Remedied (e.g., the Additional Remediation Amount for 165,000 actual Claims Remedied shall be $200 million).

                                                   Non-Cumulative
                                             Additional Remediation Amount
              Claims Remedied                      (in millions)
              ---------------                -----------------------------

                 110,000                                $150

                 220,000                                $250

                 330,000                                $300

                 440,000                                $250

                 550,000                                $150

            660,000 and above                           $ 50

            (c) The distribution of the Additional Remediation Amount (including any further amount determined in accordance with Section C.5.a. above) to Claimants will be made upon the completion of the ADR Process as set forth in the ADR Guidelines. The Additional Remediation Amount, as finally determined upon the completion of the ADR Process, shall bear interest beginning from the date of the Notice of Hearing by the Court in the Actions with respect to the allocation of the Additional Remediation Amount (the "Notice Date"), and shall accrue as part of the Additional Remediation Amount until distributed. Interest shall be based upon the weekly average yield on U.S. Treasury Securities adjusted to a constant maturity of one year as made available by the Federal Reserve Board, adjusted and compounded annually upon the anniversary of the Notice Date.

            (d) In no event will Prudential, on behalf of the Defendants, expend less than a total amount of $410 million, which shall include both the pre-tax cost for remedies to Claimants in the ADR Process and the Additional Remediation Amount regardless of the number of Claims Remedied.

            (e) In determining whether the amounts specified in Section C.5.a-d. have been properly calculated, incurred and/or disbursed, as soon as practicable after the conclusion of the ADR Process, Prudential shall provide such data, information and reports regarding such matters to an actuary, actuaries, and such other consultants designated by Lead Counsel as are reasonably necessary to permit him, her or them to perform this function. If Lead Counsel and Prudential cannot agree as to whether the amounts specified in Section C-5.a-d. have been properly calculated, incurred and/or disbursed, the Court in the Actions will resolve any such dispute.

D. BASIC CLAIM RELIEF

      1. Subject to and in accordance with the provisions of this Stipulation, Prudential, on behalf of the Defendants, will make Basic Claim Relief available to Policyholders who do not exclude themselves from the Class, upon the Court's approval of the Proposed Settlement and issuance of the Final Order and Judgment, except with respect to the additional provisions of Basic Claim Relief described in Section D.2. These Policyholders may, in their discretion, elect to receive this Basic Claim Relief, on a "no-proof" basis without the submission of a claim requiring proof or other evidence. Basic Claim Relief, as more fully described in the Guidelines for Prudential Basic Claim Relief, attached as Exhibit D hereto, will be offered in the form of (i) a low-interest rate "optional premium loan" that can be used to pay for insurance policy premiums, (ii) a life insurance policy with an enhanced death benefit,
(iii) an annuity with an enhanced fund amount, and/or (iv) a contribution by Prudential with respect to the purchase of shares in selected mutual funds.

      2. The provisions respecting (i) all aspects of Mutual Fund Enhancement (as described in Section V of the Guidelines for Prudential Basic Claim Relief),
(ii) Prudential's payment into a paid-up additional insurance rider to purchase additional insurance coverage in the seventh policy year of Enhanced Value Policies (as described in Section III of the Guidelines for Prudential Basic Claim Relief), and (iii) Prudential's paying an additional amount in the third contract year of Enhanced Value Annuities (as described in Section IV of the Guidelines for Prudential Basic Claim Relief), will only become effective if and when the Settlement (as approved by the Final Order and Judgment) becomes
Final.

E. BINDING EFFECT OF THIS STIPULATION

      1. The terms of the Proposed Settlement as set forth in this Stipulation
(i) reflect the knowledge Lead Counsel has obtained through its extensive informal and formal discovery completed prior to the execution of this Stipulation and (ii) include modifications and additions to the Task Force Remediation Program to ensure implementation of the mutually shared goal of Lead Counsel and the Defendants that legitimately aggrieved Policyholders receive fair and appropriate remediation.

      2. Lead Counsel and the Defendants have entered into this binding Stipulation based upon their belief that it is fair, reasonable and adequate. In this respect and subject to the conditions set forth in Section F hereof, this Stipulation shall be binding upon the Settling Parties.

F. CONDITIONS SUBSEQUENT

      The binding effect of this Stipulation is subject to the satisfaction of the following conditions subsequent to the date of execution (written below) of this Stipulation:

      1. The Settling Parties agree to stipulate to, and the Court shall enter in the Actions, an order (i) conditionally certifying the Class as a class, for settlement purposes only, (ii) staying all other pending motions in the Actions, and (iii) designating the Plaintiffs as class representatives, Lead Counsel as lead counsel for the Class and Arnzen, Parry & Wentz, P.S.C.; Hopkins Goldenberg, P.C.; and Perry & Windels (who are Executive Committee Members), and Goldstein, Till & Lite; Bonnett, Fairbourn, Friedman, Hienton, Miner & Fry, P.C.; Cantilo, Maisel & Hubbard, LLP.; DeFalice & Coleman, P.C.; Law Offices of Douglas B. Thayer; Drubner, Hartley, O'Connor and Mengacci; Law Office of Jay R. Tomerlin; Specter Law Offices; Ziegler, Ziegler & Altman; Heins, Mills & Olson, P.L.C.; Giebel, Gilbert & Mandel; Levin, Fishbein, Sedran & Berman; Allen, Lippes & Shonn; Zwerling, Schachter, Zwerling & Koppell, L.L.P.; Goodkind, Labaton, Rudoff & Sucharow, L.L.P.; Hagens and Berman and The Law Offices of Eric D. Freed, all as additional counsel for the Class. Such order shall be in the form of Exhibit E attached hereto.

      2. Lead Counsel and Prudential (in consultation with the Regulatory Oversight Staff) have agreed to the form and substance of, and drafted and finalized the Class Notice

(including the cover letter (attached hereto as Exhibit F-l), the Notice of Class Action, Proposed Settlement, Settlement Hearing and Right to Appear (attached hereto as Exhibit F-2) and questions and answers brochure (attached hereto as Exhibit F-3) referenced in Section G.1), the Summary Notice (attached hereto as Exhibit G) and the Claim Form (attached hereto as Exhibit H)). Additionally, Lead Counsel and Defendants' Counsel (in consultation with the Regulatory Oversight Staff) shall agree, in good faith, to the form and substance of, and to draft and finalize, the Post-Settlement Notice, the Post-Settlement Summary Notice, the Final Settlement Notice, and any other documents to be sent to Class Members about the Settlement (collectively, all above documents shall be referred to as "Notices"). Lead Counsel and Defendants further agree that the Court in the Actions shall approve the Class Notice, Summary Notice, Post-Settlement Notice, Post-Settlement Summary Notice, Claim Form, the Notices and any other notices or letters about the Settlement to be sent or provided to Class Members.

      3. Neither of the Settling Parties shall have exercised any of its rights under the termination provisions in Section N herein.

      4. The Court shall have entered the Final Order and Judgment, dismissing, with prejudice, the Consolidated Complaint and each of the Actions described in Exhibit A hereto, from which the time to appeal has expired and which has remained unmodified after any appeal(s) in any material respect in the sole judgment and discretion of either of the Settling Parties.

G. NOTICE TO THE CLASS AND COMMUNICATIONS
   WITH POLICYHOLDER/CLASS MEMBERS

      1. OVERVIEW. (a) Subject to the requirements of the Hearing Order, no later than 60 days before the Settlement Hearing, the Settling Parties will send individual notices to all Policyholders by first-class mail, postage prepaid, to their last known addresses. The Class Notice will also include Prudential's cover letter summarizing the Class Notice as well as a brochure in question-and-answer format responding to anticipated questions. The Class Notice will include, to the extent practicable, (i) each Policyholder's name and address, (ii) the policy number of each Policy in which the Policyholder has or had an ownership interest, (iii) a notation as to the form(s) of relief for which the Policyholder may be eligible; and (iv) the identity of any co-owners of the Policies as reflected in Prudential's records. In addition, notice will be published as further described below in subsection G.2.

            (b) GENERAL TERMS OF CLASS NOTICE. The Class Notice will inform Policyholders that, depending on the status of their Policies, if they do not exclude themselves from the Class with respect to a particular Policy, they will be eligible to receive one or more forms of Basic Claim Relief or to participate in the ADR Process with respect to that Policy. The Class Notice will (i) contain a short, plain statement of the background of the Actions, the conditional Class certification and the Proposed Settlement; (ii) describe the proposed Basic Claim Relief outlined above in section D; (iii) describe the ADR Process outlined above in Section C; (iv) explain the procedures for receiving Basic Claim Relief or participating in the ADR Process; and (v) state that (A) the provision of any relief to Class Members is contingent on the Court's approval of the Proposed Settlement and issuance of the Final Order and Judgment, and (B) the provision of the Additional Remediation Amount, including the amounts described in all sub-sections of Section C.5. above, and the additional provisions of Basic Claim Relief described in Section D.2 above, are contingent on the

Settlement (as approved by the Final Order and Judgment) becoming Final. The Class Notice also will conform to all applicable requirements of Rule 23 of the Federal Rules of Civil Procedure and the Due Process Clause of the United States Constitution and will otherwise be in the manner and form agreed upon by the Settling Parties and approved by the Court.

            (c) NOTICE OF EXCLUSION, OBJECTION AND APPEAL RIGHTS. The Class Notice will advise Policyholders that (i) they may exclude themselves from the Class by submitting written exclusion requests postmarked no later than December 19, 1996, (ii) any Policyholder who has not submitted a written request for exclusion may object to the Proposed Settlement by filing and serving a written statement of same, no later than December 19, 1996, (iii) any Policyholder who has filed and served a written objection to the Proposed Settlement may enter an appearance at the Settlement Hearing either personally or through counsel; and
(iv) any judgment entered in the Actions, whether favorable or unfavorable to the Class, will include and be binding on all Policyholders who have not been excluded from the Class, even if they have objected to the Proposed Settlement and even if they have any other claim, lawsuit or proceeding pending against Prudential.

            (d) NOTICE OF FEES AND COSTS. The Class Notice will provide information about the Attorneys' Fees to be paid by, or on behalf of, the Defendants, which will be in addition to the relief provided by the ADR Process and Basic Claim Relief. It will also state that any costs arising from notifying the Class, administering the Settlement and the ADR Process, and the performance of the Claimant Representative, will be provided by or on behalf of Defendants, except that individual Class Members will be responsible for any fees and costs of any counsel they may retain to represent them individually at the Settlement Hearing or thereafter, or in connection with the ADR Process.

      2. PUBLICATION OF NOTICE. In addition to mailing the Class Notice to Policyholders, Prudential will publish the Summary Notice (attached hereto as Exhibit G) of the Proposed Settlement, the Settlement Hearing and Class Members' exclusion, objection and appeal rights in the national editions of The New York Times (business section) and The Wall Street Journal, in USA Today, The Star Ledger and in such other newspapers and/or periodicals and on such dates as are determined by Prudential in consultation with Lead Counsel and subject to approval by the Court as to the form and dates of such notice. Notice will be published at least once in each of the above-named publications no later than 50 days before the Settlement Hearing.

      3. REMAILING AND ADDITIONAL NOTICE. Prudential, or the Claimant Group Administrator, shall (i) remail any notices returned by the United States Postal Service (the "Postal Service") with a forwarding address that are received by Prudential or the Claimant Group Administrator at least 30 days, if practicable, before the Settlement Hearing, (ii) retain an address research firm to research any returned notices that do not include a forwarding address and (iii) provide copies of any returned notices to the address research firm as soon as is practicable following receipt. The address research firm will return to Prudential or the Claimant Group Administrator, promptly after receipt of a returned notice, either an updated address or a statement that, following due research, it has not been possible to update the address. Prudential or the Claimant Group Administrator will remail notice to any Class Member for whom the address research firm provides an updated address, so long as the updated address is provided to Prudential or the Claimant Group Administrator at least 30 days before the Settlement Hearing.

      4. POST-SETTLEMENT NOTICE. Within 30 days after the date of the entry of the Final Order and Judgment, subject to the requirements of the Final Order and Judgment contemplated by Section M of this Stipulation, Prudential will send the Post-Settlement Notice to all Class Members (i.e. those Policyholders who have not timely requested exclusion from the Class).

            (a) The Post-Settlement Notice will (i) inform Class Members that the Court has approved the Proposed Settlement and has issued the Final Order and Judgment, (ii) invite Class Members to choose the type of relief they prefer, and (iii) inform Class Members that the provision of the minimum payment obligations, financial guarantees and Additional Remediation Amount, described in all sub-sections of Section C.5. above and the additional provisions of Basic Claim Relief described in Section D.2 above, are contingent on the Settlement (as approved by the Final Order and Judgment) becoming Final.

            (b) Each Post-Settlement Notice will include a separate Election Form for each Policy in which the Class Member has or had an ownership interest. Each Election Form will include, to the extent practicable, (i) the Class Member's name and address, (ii) the policy number of the Policy in which he or she has or had an ownership interest, (iii) the status of each Policy as of a date to be specified by Prudential, but not more than 90 days before the date on which the Post-Settlement Notice is first mailed to Class Members, (iv) a notation as to the form(s) of Basic Claim Relief that the Class Member is eligible to receive. Election Forms will also include a statement of the Class Member's eligibility for the ADR Process; and (v) the identity of any co-owners of the Policies as reflected in

Prudential's records. Class Members will be told to return the Election Form(s) no later than 75 days after the mailing of the Post-Settlement Notice.

            (c) Class Members who wish to obtain an Optional Premium Loan, an Enhanced Value Policy, an Enhanced Value Annuity and/or a Mutual Fund Enhancement (if and when the Settlement becomes Final), will be instructed to
(i) return their Election Forms no later than 75 days after the mailing of the Post-Settlement Notice, (ii) complete any necessary application or other forms for the loan, policy, annuity or mutual fund shares (after receipt of prospectus), (iii) provide the information and cooperate in the procedures required for underwriting, if any, and (iv) make the required payments for the product being obtained. The Post-Settlement Notice will further inform Class Members that a failure to comply with these requirements will result in making them ineligible for relief.

            (d) Class Members who want to participate in the ADR Process will be instructed (i) to return their Election Forms no later than 75 days after the mailing of the Post-Settlement Notice and (ii) to file the Claim Form (attached hereto as Exhibit H) within 90 days after the mailing by Prudential of the Claim Form. The Post-Settlement Notice will inform Class Members that each claim should consist of (w) all documents related to the sale of the Policy, and which the Class Member believes are proof or other evidence of the alleged claim, (x) all other documents in the Claimant's possession relating to his or her Policy and claim, (y) a completed Claim Form, to be provided by Prudential, including a declaration, given under penalty of perjury, attesting to the nature, history and authenticity of any documents submitted and representing that the Claimant has submitted all documents in his or her possession relating to the Policy, and
(z) any other affidavits or materials the Claimant wishes to file. The Post-Settlement Notice will further inform Class Members that a failure to provide a completed Claim Form (or other material information) may result in the Policyholder being ineligible for relief or an adverse scoring determination under the ADR Process.

      5. PUBLICATION OF POST-SETTLEMENT NOTICE AND PUBLICITY.

            (a) In addition to mailing the Post-Settlement Notice to Class Members, Prudential will publish a Post-Settlement Summary Notice in the national editions of The New York Times (business section) and The Wall Street Journal, in USA Today, The Star Ledger, such regional newspapers so that publication would occur in each of the 50 states and the District of Columbia, and in such other newspapers and/or periodicals and on such dates as are determined by Prudential in consultation with Lead Counsel, subject to the approval of the Court as to the form and publication dates of the Post-Settlement Summary Notice. The Post-Settlement Summary Notice will be published twice in each of the above-described publications.

            (b) In addition, Prudential, in consultation with Lead Counsel, in order to reach out to former and current Policyholders who may have legitimate grievances regarding improper sales practices, will conduct a comprehensive communication program aimed at publicizing the Post-Settlement Notice and advising aggrieved Policyholders to seek relief under the Settlement. This communication program shall be implemented through the following means: (i) selected television advertisements on stations having representative regional coverage (with video limited to text only); (ii) radio advertisements on stations having representative regional coverage; and (iii) print advertising in the publications described in Section G.5.(a) above. All the communications described in this Section G.5(b) will be in such form and content as agreed to by Prudential in consultation with Lead

Counsel. If Prudential and Lead Counsel cannot agree on the form, frequency or content of these communications, either party shall have the right to ask the Court to resolve the dispute.

      6. RETENTION OF CLAIMANT GROUP ADMINISTRATOR. Prudential may retain, with agreement of Lead Counsel and the Regulatory Oversight Staff, one or more Claimant Group Administrators, including Boston Financial Data Services, Inc., to help implement the ADR Process, Basic Claim Relief and the terms of the Settlement.

      7. RIGHT OF COMMUNICATION WITH CLAIMANTS. Prudential expressly reserves the right to communicate with and respond to inquiries from Class Members orally and/or in writing in connection with the Settlement, and it may do so through any appropriate means, including (without limitation) in the following respects:

      (a) The Settling Parties will establish, at Prudential's expense, a telephone bank with a toll-free "800" telephone number for responding to inquiries from Class Members about the Settlement and any issues related to the Actions. Prudential, with monitoring of Lead Counsel as described below, will be responsible for (i) staffing the telephone bank with telephone representatives,
(ii) educating the telephone representatives about the background of the Actions, all product concepts relevant to the Settlement, and the notice, terms and chronology of the Settlement, (iii) training the telephone representatives to answer Claimants' and policyowners' inquiries, (iv) providing scripts and model questions and answers for the telephone representatives to use in answering Claimants' and policyowners' inquiries, and (v) taking any other steps to promote accurate and efficient communications with Claimants and policyowners. Lead Counsel may monitor the education and training process by reviewing drafts of telephone scripts before their use and by observing training sessions to ensure proper communication and conformance to the Settlement. Additionally, Lead Counsel may monitor the calls to the toll-free "800" telephone number.

      (b) Prior to the earlier of February 1, 1997, or the date of the entry of the Final Order and Judgment, Prudential, through its Policyholder Relations Center, will continue to process in the ordinary course and respond to complaints from Class Members that may concern claims that otherwise could be eligible for Basic Claim Relief or relief under the ADR Process.

      8. FINAL SETTLEMENT NOTICE.

      (a) Within 30 days after the Settlement (as approved by the Final Order and Judgment) becomes Final, subject to the requirements of the Final Order and Judgment contemplated by Section M of this Stipulation, Prudential will publish a Final Settlement Notice informing Class Members that (i) the Settlement (as approved by the Final Order and Judgment) is Final, (ii) the provision of the Additional Remediation Amount, as described in Section C.5., will now be undertaken by or on behalf of the Defendants, with the allocation and distribution to be in accordance with Section VI of the ADR Guidelines, and
(iii) the additional provisions of Basic Claims Relief, as described in Section
D.2 will now be available.

      (b) The Final Settlement Notice will be published in the national editions of The New York Times (business section) and The Wall Street Journal, in USA Today, The Star Ledger, such regional newspapers so that publication would occur in each of the 50 states and the District of Columbia, and in such other newspapers and/or periodicals and on such dates as are determined by Prudential in consultation with Lead Counsel, subject to the approval of the Court as to the form and publication dates of the Final Settlement Notice.

The Final Settlement Notice will be published twice in each of the above-described publications.

H. REQUESTS FOR EXCLUSION

      1. Any Policyholder who wishes to be excluded from the Class must mail a written request for exclusion to the Clerk of the Court, in care of the post-office box rented for that purpose, postmarked no later than December 19, 1996, or as the Court otherwise may direct. The original requests for exclusion shall be filed with the Court by Lead Counsel at or before the Settlement Hearing.

      2. Any Policyholder who does not file a timely written request for exclusion with respect to a Policy as provided in the preceding subsection H.1 shall be bound with respect to that Policy by all subsequent proceedings, orders and judgments in the Actions, even if he or she has pending or subsequently initiates litigation against Defendants or any of them relating to that Policy and the claims released in the Actions.

I. OBJECTIONS TO SETTLEMENT

      1. Any Policyholder who has not filed a written request for exclusion for all of his or her Policies and who wishes to object to the fairness, reasonableness or adequacy of this Stipulation or the Proposed Settlement must serve on Lead Counsel and Defendants' Counsel and file with the Court, no later than December 19, 1996, or as the Court otherwise may direct, a statement of the objection, as well as the specific reason(s), if any, for each objection, including any legal support the Policyholder wishes to bring to the Court's attention and any evidence the Policyholder wishes to introduce in support of the objection. Policyholders may do so either on their own or through an attorney hired at their own expense. Policyholders and their own attorneys at their expense may obtain access to the deposition transcripts, attached exhibits and/or any other documents generated in the Actions by entering into a Stipulation of Confidentiality (attached hereto as Exhibit I). These documents will be made available at the offices of Lead Counsel at: (i) One Pennsylvania Plaza, New York, New York; (ii) 600 W. Broadway, San Diego, California; and (iii) 200 N. LaSalle Street, Suite 2100, Chicago, Illinois. Lead Counsel will inform Defendants' Counsel promptly of any requests by Policyholders or their attorneys for access to such documents. If a Policyholder hires an attorney to represent him or her, the attorney must (i) file a notice of appearance with the Clerk of Court, no later than December 19, 1996, or as the Court otherwise may direct, and (ii) serve on Lead Counsel and Defendants' Counsel, to be received no later than December 19, 1996, a copy of the same.

      2. Any Policyholder who files and serves a written objection, as described in the preceding subsection, may appear at the Settlement Hearing, either in person or through personal counsel hired at the Policyholder's expense, to object to the fairness, reasonableness or adequacy of this Stipulation or the Proposed Settlement. Policyholders, or their attorneys, intending to make an appearance at the Settlement Hearing must serve on Lead Counsel and Defendants' Counsel and file with the Court, to be received no later than December 19, 1996, or as the Court otherwise may direct, a notice of intention to appear.

      3. Any Policyholder who fails to comply with the provisions of the preceding subsection shall waive and forfeit any and all rights he or she may have to appear separately and/or object, and shall be bound by all the terms of this Stipulation and by all proceedings, orders and judgments in the Actions.

J. RELEASE AND WAIVER, ORDER OF DISMISSAL

      1. RELEASE AND WAIVER. Plaintiffs and all Class Members will agree to a release and waiver as follows:

            a. Plaintiffs and all Class Members hereby expressly agree that they shall not now or hereafter institute, maintain or assert against the Releasees, either directly or indirectly, on their own behalf, on behalf of the Class or any other person, and release and discharge the Releasees from, any and all causes of action, claims, damages, equitable, legal and administrative relief, interest, demands or rights, of any kind or nature whatsoever, whether based on federal, state or local statute or ordinance, regulation, contract, common law, or any other source, that have been, could have been, may be or could be alleged or asserted now or in the future by Plaintiffs or any Class Member against the Releasees in the Actions or in any other court action or before any administrative body (including any state Department of Insurance or other regulatory commission), tribunal or arbitration panel on the basis of, connected with, arising out of, or related to, in whole or in part, the Released Transactions and servicing relating to the Released Transactions, which include without limitation:

      (i) any or all of the acts, omissions, facts, matters, transactions or occurrences that were directly or indirectly alleged, asserted, described, set forth or referred to in the Action;

      (ii) any or all of the acts, omissions, facts, matters, transactions, occurrences, or any oral or written statements or representations allegedly made in connection with or directly or indirectly relating to the Released Transactions, including without limitation any acts, omissions, facts, matters, transactions, occurrences, or oral or written statements or representations relating to:

            (a) the number of out-of-pocket payments that would need to be paid for the Policies;

            (b) the ability to keep or not to keep a Policy in force based on a fixed number and/or amount of premium payments (less than the number and/or amount of payments required by the terms of such Policy), and/or the amount that would be realized or paid under a Policy based on a fixed number and/or amount of cash payments (less than the number and/or amount of payments required by the terms of such Policy), whether in the form of
                  (x) cash value and/or (y) death, retirement or periodic payment benefits and/or (z) investment plan-type benefits;

            (c) the nature, characteristics, terms, appropriateness, suitability, descriptions and operation of Policies;

            (d) whether such Policies were, would operate or could function as investment, savings or retirement funding vehicles, or investment plans;

            (e) the relationship between a Policy's cash surrender value and the cumulative amount of premiums paid;

            (f) the fact that a part of the premiums paid would not be credited toward an investment or savings account or a Policies' cash value, but would be used to offset the Prudential's commission, sales, administration and/or mortality expenses;

            (g) the rate of return on premiums paid in terms or cash value or cash surrender value;

            (h) the relative suitability or appropriateness of life insurance policies, versus other investment plans;

            (i) the use of an existing policy's or Policy's cash value or cash--surrender value by means of a surrender, withdrawal/partial surrender or loan to purchase or maintain a Policy;

            (j) the Prudential's dividend, interest crediting and cost of insurance and administrative charge policies; dividend scales; illustrations of dividend values, cash values or death benefits; or any other matters relating to dividends, interest crediting rates or illustrations, or cost of insurance and administrative charges;

            (k) the adequacy of the description of those items in clause (j) above;

            (l) the use of loans or contract values from existing policies or Policies to pay premiums on new policies, or any representations, promotions or advertising regarding such matters;

            (m) the "Abbreviated Payment Plan" or "APP", or the use of a Policy's dividends or other contract values to pay premiums on the same policy, or any representations, promotions or advertising regarding such matters;

            (n) the sale of Policies as investment, savings or retirement funding vehicles, or any representations, promotions or advertising regarding such matters;

            (o) violations of the "twisting" or "churning" statutes or regulations under applicable state law;

            (p) violations of the "replacement" statutes or regulations under applicable state law;

            (q) the suitability of particular types of life insurance policies or products for particular types of Policy purchasers;

            (r) any actual or alleged violation of any state statute or regulation relating to life insurance sales practices; and

      (iii) any or all acts, omissions, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the Stipulation or the settlement of the Actions, except as provided in paragraph g below.

            b. Plaintiffs and all Class Members expressly agree that this Release will be, and may be raised as, a complete defense to and will preclude any action or proceeding encompassed by the release of Defendants herein.

            c. Nothing in this Release shall be deemed to alter a Class Member's contractual rights (except to the extent that such rights are altered or affected by the election and award of relief under the Stipulation) to make a claim for benefits that will become payable in the future pursuant to the express written terms of the policy form issued by Prudential; provided, however, that this provision shall not entitle a Class Member to assert claims which relate to the allegations contained in the Actions or to the matters described in Paragraph J.1.a. above.

            d. Without in any way limiting the scope of the Release, this Release covers, without limitation, any and all claims for attorneys' fees, costs or disbursements incurred by Lead Counsel or any other counsel representing Plaintiffs or Class Members (including counsel to Claimants in the ADR Process), or by Plaintiffs or the Class Members, or any of them, in connection with or related in any manner to the Actions, the settlement of the Actions, the administration of such settlements and/or the Released Transactions except to the extent otherwise specified in the Stipulation.

            e. Plaintiffs and Class Members expressly understand that Section 1542 of the Civil Code of the State of California provides that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor pertaining to the Defendants' insurance sales practices. To the extent that, notwithstanding the choice of law provisions in the Stipulation, California or other law may be applicable, Plaintiffs and the Class Members hereby agree that the provisions of
Section 1542 and all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction (including, without limitation, North Dakota and South Dakota) which may be applicable herein, are hereby knowingly and voluntarily waived and relinquished by Plaintiffs and the Class Members with respect to the Defendants' insurance sales practices, and

Plaintiffs and the Class Members hereby agree and acknowledge that this is an essential term of this Release.

            f. It is the intention of Plaintiffs and the Class Members in executing this Release fully, finally and forever to settle and release all matters, and all claims relating thereto, which exist, hereafter may exist, or might have existed pertaining to the Defendants' insurance sales practices (whether or not previously or currently asserted in any Actions) with regard to the Policies.

            g. Nothing in this Release shall preclude any action to enforce the terms of the Stipulation, including participation in any of the processes detailed therein.

      2. ORDER OF DISMISSAL AND RELEASES. The Settling Parties will seek and obtain from the Court before which the Actions are pending, as a condition of settlement, a Final Order and Judgment (as to which the time for appeal had expired without any modifications in the Final Order and Judgment). The Final Order and Judgment shall, among other things, (i) approve the Stipulation as fair, adequate and reasonable, (ii) dismiss the Actions with prejudice and on the merits, and (iii) incorporate the terms of the Release.

      3. RELEASE AND WAIVER UPON PARTICIPATION IN THE ADR PROCESS OR ELECTION OF BASIC CLAIM RELIEF. In addition to the release and waiver by Plaintiffs and all Class Members, as described in Section J.1. above and incorporated in the Final Order and Judgment, the Settling Parties agree that all Policyholders submitting Claims pursuant to the ADR Process or electing Basic Claim Relief shall also provide an individual release (in the form contained in Part IV of the Claim
Form) in favor of the Defendants and the other Releasees. However, Class Members who participate in the ADR Process shall have the right, within 60 days of the receipt of notice by Prudential that the Settlement has not become Final, to rescind such individual release and return any benefits received as part of the Settlement and thereby return to the position they were in prior to the Settlement.

K. ATTORNEYS' FEES, COSTS AND EXPENSES

      1. Lead Counsel agrees to make, and the Defendants agree not to oppose, an application for an award of Attorneys' Fees in the Centralized Proceeding not to exceed a total of $90 million (the "Total Fees"). Additionally, Class Members will not be required to pay any portion of the Attorneys' Fees.

      2. The Total Fees will be paid by or on behalf of the Defendants, in two stages, subject to the conditions in this sub-section: (i) one-half (50 percent) of fees plus all reasonable and documented expenses incurred as of the date of the Settlement Hearing will be paid within 5 business days of the entry of the Final Order and Judgment; and (ii) the balance will be paid within 5 business days of the Final Settlement Date. If the award of Attorneys Fees and costs in the Final Order and Judgment is reversed, vacated, modified, or remanded for further proceedings, so as to reduce the total award below one-half of the Total Fees, then Lead Counsel shall be obligated within 30 days of the entry of the Final Order and Judgment to return to the Defendants the amount of said award below one-half of the Total Fees and expenses paid. If the Final Order and Judgment is reversed, vacated, modified, remanded for further proceedings or otherwise disposed of in any manner other than an affirmance of the Final Order and Judgment as to any matter other than a reduction of the award of Attorneys' Fees and costs below one-half of the Total Fees and expenses paid, and the Defendants or Lead Counsel properly and timely terminates this Stipulation, in accordance with Section N of this Stipulation, then Lead Counsel shall within 30 days of such termination return to the Defendants the first stage payment of Attorney's Fees. Lead Counsel's obligation to return all or a portion of the first stage Attorney's Fees, as described in the preceding two sentences, is express and is assumed, without reservation, by Milberg

Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. on their own behalf, and not on behalf of the Plaintiffs or the Class. Lead Counsels' absolute obligation in this respect shall be evidenced by their signatures below. Lead Counsel will allocate and distribute this award of Attorneys' Fees and expenses among counsel for the Class and others providing services in support of the Actions.

      3. After the Final Settlement Date, Lead Counsel may request, and Prudential will not oppose, an incentive award to be paid by or on behalf of the Defendants, mutually agreed upon by the Settling Parties not to be greater than $10,000, for each named Plaintiff in the Actions.

      4. The following additional expenses reasonably incurred after the execution of this Stipulation will be paid by or on behalf of the Defendants: publication, printing and mailing costs of the Class Notice, the Summary
Notice, the Post-Settlement Notice and the Post-Settlement Summary Notice, the Final Settlement Notice; post-office box rental costs; telephone costs for establishing and using the 800 telephone numbers set forth in this Stipulation; any processing costs for requests for exclusion; fees and disbursements to the Claimant Group Administrator and any other third-party contractors or administrators; any processing costs for Election Forms; administration costs of Optional Premium Loans and other forms of Basic Claim Relief; all other administration costs and expenses of the ADR Process not specified in this paragraph; and fees and disbursements to the Claimant Representative, the Representatives, the Independent Claim Evaluation Team and Appeals Committee members as provided for in the ADR Manual. In connection with the payment of the costs and expenses specified in the prior sentence, none of such payments shall directly or indirectly reduce, limit or modify the remedies provided in the ADR Process or Basic Claim Relief.

      5. Neither Prudential nor its current, former and future parents, subsidiaries, affiliates, partners, predecessors, successors and assigns, nor any of their respective past, present and future officers, directors, employees, agents, independent contractors, brokers, representatives, attorneys, heirs, administrators, executors, predecessors, successors and assigns shall be liable or obligated to pay any fees, expenses, costs or disbursements to, or incur any expense on behalf of, any person, either directly or indirectly, in connection with the Actions, this Stipulation, or the Proposed Settlement, other than the amount or amounts expressly provided for in this Stipulation; provided, however, that nothing in this paragraph is intended to preclude the payment of attorneys' fees, other expenses or liabilities in connection with this Stipulation, on behalf of the Individual Defendants.

L. ORDER OF NOTICE, SETTLEMENT HEARING AND ADMINISTRATION

      1. Immediately upon the execution of this Stipulation of Settlement, the Settling Parties will submit this Stipulation of Settlement to the Court and apply for a Hearing Order, unless otherwise agreed to by the Settling Parties:

            (a) providing for the conditional certification of the Class for settlement purposes only;

            (b) finding that the Proposed Settlement is sufficient to warrant sending notice to the Class;

            (c) scheduling the Settlement Hearing to be held on such date as the Court may direct, to consider the fairness, reasonableness and adequacy of the Proposed Settlement and whether it should be approved by the Court;

            (d) approving the proposed Class Notice, publication of the notice and notice methodology described in the Stipulation;

            (e) directing Prudential, on behalf of the Defendants (or their assignees), to cause the Class Notice to be mailed to all Policyholders by first class mail, postage prepaid, at their last known address as presently reflected in Prudential's records no later than 60 days before the Settlement Hearing;

            (f) directing Prudential, on behalf of the Defendants, or their designee(s) to publish the Summary Notice as provided in the Stipulation no later than 50 days before the Settlement Hearing;

            (g) determining that the Class Notice, together with the Summary Notice, is reasonable and the best practicable notice; is reasonably calculated, under the circumstances, to apprise Policyholders of the pendency of the Actions and of their right to object to or exclude themselves from the Proposed Settlement; constitutes due, adequate and sufficient notice to all persons entitled to receive notice; and meets the requirement of due process, the Federal Rules of Civil Procedure, and the Rules of the Court;

            (h) ruling that Prudential, or the Claimant Group Administrator, shall (i) remail any notices returned by the Postal Service with a forwarding address that are received by Prudential or the Claimant Group Administrator at least 30 days before the Settlement Hearing;

            (i) requiring Prudential to file proof of the mailing of the Class Notice, and the Summary Notice, at or before the Settlement Hearing;

            (j) as further described above in subsection G.7, authorizing Prudential, including its representatives and any other retained personnel, to communicate with

Policyholders, Class Members and other present or former Policyowners about the Actions and the terms of the Proposed Settlement, subject to monitoring by Lead Counsel, and to engage in any other communications within the normal course of Prudential's business;

            (k) requiring each Policyholder who wishes to exclude himself or herself from the Class to submit an appropriate written request for exclusion, postmarked no later than December 19, 1996, to the Clerk of the Court, in care of the post-office box rented for that purpose;

            (l) declaring that no Policyholder, or any person acting on behalf of or in concert or participation with that Policyholder, may exclude any other Policyholder from the Class and preliminarily enjoining all Policyholders unless and until they have timely excluded themselves from the Class from filing, commencing, prosecuting, continuing, litigating, intervening in or participating as class members in, or seeking to certify a class in, any lawsuit in any jurisdiction based on or relating to the Released Transactions or facts and circumstances underlying the claims and causes of action in the Actions;

            (m) ruling that any Policyholder who does not submit a timely, written request for exclusion will be bound by all proceedings, orders and judgments in the Actions, which will be preclusive in all pending or future lawsuits or other proceedings;

            (n) requiring each Policyholder who wishes to object to the fairness, reasonableness or adequacy of the Proposed Settlement to serve on Lead Counsel and Defendants' Counsel and to file with the Court, no later than December 19, 1996, or at such other time as the Court may direct, a statement of the objection, as well as the specific reasons, if any, for each objection, including any legal support the Policyholder wishes to bring to the Court's attention and any evidence the Policyholder wishes to introduce in support of his or her objection, or be forever barred from separately objecting;

            (o) requiring any attorneys hired by Policyholders at Policyholders' expense for the purpose of objecting to the Proposed Settlement to file and serve on Lead Counsel and Defendants' Counsel a notice of appearance with the Clerk of Court, no later than December 19, 1996, or as the Court otherwise may direct;

            (p) requiring any Policyholder who files and serves a written objection and who intends to make an appearance at the Settlement Hearing, either in person or through personal counsel hired at the Policyholder's expense, in order to object to the fairness, reasonableness or adequacy of the Proposed Settlement, to serve on Lead Counsel and Defendants' Counsel and file with the Court, no later than December 19, 1996, or as the Court otherwise may direct, a notice of intention to appear;

            (q) authorizing Prudential to establish the means necessary to administer the Proposed Settlement relief, process Election Forms and implement the ADR Process, subject to monitoring from time to time by Lead Counsel and the Regulatory Oversight Staff, and authorizing Prudential to retain the Claimant Group Administrator to help administer the Proposed Settlement, including the notice provisions;

            (r) directing Prudential or its designated agents to rent a post-office box in the name of the Clerk of the Court, to be used for receiving requests for exclusion and any other communications, and providing that, other than the Court or the Clerk of Court, only Prudential, Lead Counsel and their designated agents shall have access to this post-office box;

            (s) directing Defendants' Counsel, Lead Counsel, and any other counsel for Plaintiffs or the Class promptly to furnish each other and any counsel who has filed a notice of appearance with copies of any and all objections or written requests for exclusion that might come into their possession;

            (t) providing a means for those filing objections to obtain access at Lead Counsel's office to depositions and deposition exhibits in the Actions at the expense of those filing objections, provided that such individuals enter into a Stipulation of Confidentiality;

            (u) containing any additional provisions that might be necessary to implement and administer the terms of the Stipulation and the Proposed Settlement.

      2. Plaintiffs will not request exclusion from the Class, will not object to the Proposed Settlement, and will not file an appeal from or seek review of any order approving the Proposed Settlement.

M. FINAL APPROVAL AND FINAL ORDER AND JUDGMENT

      1. After the Settlement Hearing, and upon the Court's approval of the Stipulation, the Court shall enter a Final Order and Judgment. The Final Order and Judgment will (among other things):

            (a) find that the Court has personal jurisdiction over all Class Members and that the Court has subject matter jurisdiction to approve the Stipulation and all exhibits thereto;

            (b) approve the Proposed Settlement as fair, reasonable and adequate; direct the Settling Parties and their counsel to comply with and consummate the terms of the Stipulation; and declare the Stipulation to be binding on all Class Members and preclusive in all pending and future lawsuits or other proceedings;

            (c) certify the Class for settlement purposes only;

            (d) find that the Class Notice, the Summary Notice and the notice methodology implemented pursuant to the Stipulation (i) constitute reasonable and the best practicable notice; (ii) constitute notice that is reasonably calculated, under the circumstances, to apprise Policyholders of the pendency of the Actions, their right to object to or exclude themselves from the Proposed Settlement and to appear at the Settlement Hearing; (iii) constitute due, adequate and sufficient notice to all persons entitled to receive notice; and
(iv) meet the requirements of due process, the Federal Rules of Civil Procedure, and the Rules of the Court;

            (e) find that the Post-Settlement Notice, the Post-Settlement Summary Notice, the Final Settlement Notice, and the Post-Settlement Summary Notice and Final Settlement Notice methodology to be implemented pursuant to the Stipulation (i) constitute the most effective and practicable notice of the Final Order and Judgment, the relief available to Class Members pursuant to the Final Order and Judgment, and applicable time periods, and (ii) constitute due, adequate and sufficient post-settlement and final settlement notice for all other purposes to all Class Members;

            (f) find that Lead Counsel and the Plaintiffs adequately represented the Class for purposes of entering into and implementing the Settlement;

            (g) dismiss the Actions on the merits and with prejudice, without fees or costs to any party except as provided in the Stipulation;

            (h) incorporate the Release set forth above in Section J, and forever discharge the Releasees from any claims or liabilities constituting the Released Transactions;

            (i) bar and enjoin (i) all Class Members from filing, commencing, prosecuting, participating or intervening in any lawsuit in any jurisdiction based on or relating to the facts and circumstances underlying the claims and causes of action in the Actions and/or the Released Transactions, and (ii) all Class Members from organizing Policyholders into a separate class for purposes of pursuing as a purported class action any lawsuit (including by seeking to amend a pending complaint to include class allegations, or seeking class certification in a pending action) based on or relating to the claims and causes of action, or the facts and circumstances relating thereto, in the Actions and/or the Released Transactions;

            (j) retain jurisdiction over the administration of the Settlement, to supervise the Settlement relief, to protect and effectuate the Final Order and Judgment, and for any other necessary purpose.

N. MODIFICATION OR TERMINATION OF THE STIPULATION

      1. The terms and provisions of this Stipulation may be amended, modified or expanded by agreement of the Settling Parties.

      2. The Stipulation will terminate at the sole option and discretion of Defendants or Plaintiffs if:

            (a) the Court, or any appellate court(s), rejects, modifies or denies approval of any portion of the Proposed Settlement that the terminating party in its (or their) sole judgment and discretion reasonably determines is material; or

            (b) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Order and

                  Judgment that the terminating party in its (or their) sole judgment and discretion believes is material.

The terminating party must exercise the option to withdraw from and terminate the Stipulation, as provided in this subsection N.2, no later than 10 days after receiving conclusive written notice of the event prompting the termination.

      3. Notwithstanding the preceding subsection N.2, the Settling Parties may not terminate the Stipulation solely because of the amount of Attorneys' Fees awarded by the Court or any appellate court(s).

      4. Prudential may unilaterally withdraw from and terminate the Stipulation if those persons, who elect to exclude themselves from the Class with respect to any Policy, together number more than such number which has been filed with the Court in camera. Such withdrawal and termination by Prudential must be made no later than 10 days after the expiration of the time period during which such exclusions must be filed and receipt of notice of this event.

      5. If an option to withdraw from and terminate the Stipulation arises under subsections N.2, N.3 or N.4, neither Defendants nor Plaintiffs are required for any reason or under any circumstance, to exercise their option.

      6. If the Stipulation is terminated pursuant to subsections N.2, N.3 or N.4, then:

            (a) this Stipulation shall be null and void and shall have no force or effect, and no party to this Stipulation shall be bound by any of its terms, except for the terms of this subsection N.6.a;

            (b) this Stipulation, all of its provisions, and all negotiations, statements and proceedings relating to it shall be without prejudice to the rights of Defendants, Plaintiffs or any other Class Member, all of whom shall be restored to their respective positions (regarding the provisions of this Stipulation) existing immediately before the execution of this Stipulation, to the extent that they have not provided an individual release and waiver as described in J.3 herein, which has not been rescinded in accordance with the terms thereof;

            (c) neither this Stipulation, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever;

            (d) any order or judgment entered after the date of this Stipulation will be deemed vacated and will be without any force or effect; and

            (e) any costs incurred pursuant to subsection K.2, prior to termination of this Stipulation, will nevertheless be paid by or on behalf of the Defendants.

O. REPRESENTATIONS AND WARRANTIES


      1. Lead Counsel represents and warrants that (i) it has undertaken appropriate and adequate formal and informal discovery (including extensive document review, depositions and interviews) and has performed an examination and evaluation of the relevant law and facts in order to assess the merits of the claims and potential claims of the Class, and (ii) as a result of such activities described in (i) above, the proposed settlement terms described herein are fair, reasonable and adequate, and no issue of law or fact has come to its attention which would cause it not to enter into this Stipulation with the Defendants.

      2. Subject to approval by the Court in the Actions, Lead Counsel represents and warrants that it (i) is authorized to enter into this Stipulation on behalf of the Plaintiffs and all Class Members (upon the Court's certification of the Class), and any other attorneys who have represented or who now represent the Plaintiffs and all Class Members (upon the Court's certification of the Class), (ii) has the legally requisite ability to adequately represent the Plaintiffs and all Class Members, and (iii) is seeking to protect the interests of the entire Class.

      3. Each of the Plaintiffs represents and warrants that he or she (i) has agreed to serve as a representative of the Class proposed to be certified herein; (ii) is willing, able and ready to perform any of the duties and obligations of a representative of the Class including the need to be available for, and involved in, discovery and factfinding by Plaintiffs' counsel; (iii) has received the pleadings in this action, including the Consolidated Complaint filed herein; (iv) is familiar with the results of the factfinding undertaken by Plaintiffs' counsel; (v) has consulted with Lead Counsel or any other counsel they may have about the Actions, the Stipulation and the obligations of a Class representative; and (vi) will remain and serve as a representative of the Class, until the terms of the Stipulation are effectuated, the Stipulation is terminated in accordance with the terms of this Stipulation, or the Court at any time determines that said Plaintiff cannot represent the Class.

      4. Defendants' Counsel represents and warrants that it is authorized to enter into this Stipulation on behalf of The Prudential Insurance Company of America and any attorneys who have represented or who now represent The Prudential Insurance Company of America in the Actions.

      5. Each of the Individual Defendants' Counsel represents and warrants that it is authorized to enter into this Stipulation on behalf of each of the Individual Defendants, respectively, and any attorneys who have represented or who now represent their respective Individual Defendants in the Actions.

P. GENERAL MATTERS AND RESERVATIONS

      1. Within thirty days after the conclusion of the ADR Process or promptly after the termination of this Stipulation (unless the time is extended by agreement of the Settling Parties), whichever comes first, Plaintiffs and their counsel will return to Prudential all documents (and all copies of such documents in whatever form made or maintained) produced by Prudential in the Actions after August 20, 1996, as well as the transcripts of any deposition testimony provided by Prudential or its current or former employees and any exhibits to those depositions; provided, however, that (a) all such documents shall be preserved by Prudential, and (b) this subsection shall not apply to any documents gathered or made part of the record in connection with a claim made under the ADR Process.

      2. By execution hereof, this Stipulation does not release any claim of the Defendants against any insurer for any cost or expense hereunder, including attorneys' fees and costs.

      3. This Stipulation sets forth the entire agreement among the Settling Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by Lead Counsel, Defendants' Counsel and the Individual Defendants' Counsel. The Settling Parties expressly acknowledge that no other agreements, arrangements or understandings, excepting the Statement of Intent of the Parties executed by Lead Counsel and Defendants' Counsel on September 27, 1996, not expressed in this Stipulation exist among or between them.

      4. This Stipulation, its Exhibits and any ancillary agreements shall be governed by and interpreted according to the substantive law of the State of New Jersey, excluding its conflict of laws provisions.

      5. Any action to enforce this Stipulation shall be commenced and maintained only in the United States District Court for the District of New Jersey.

      6. Whenever this Stipulation requires or contemplates that one party shall or may give notice to the others, notice shall be provided as follows:

            (a) If to Plaintiffs, then to:

                        Melvyn I. Weiss, Esq.
                        Milberg Weiss Bershad Hynes & Lerach LLP
                        One Pennsylvania Plaza
                        New York, New York 10119

                                    and

                        Michael B. Hyman, Esq.
                        Much Shelist Freed Denenberg Ament
                         Bell & Rubenstein, P.C.
                        200 North LaSalle Street, Suite 2100
                        Chicago, Illinois 60601

            (b) If to Defendants, then to:

                        Reid L. Ashinoff, Esq.
                        Sonnenschein Nath & Rosenthal
                        1221 Avenue of the Americas
                        New York, New York 10020

                                    and

                        Frederick B. Lacey, Esq.
                        LeBoeuf, Lamb, Greene & MacRae L.L.P.
                        Legal Center
                        One Riverfront Plaza
                        Newark, New Jersey 07102

                                   and

                        Michael R. Griffinger, Esq.
                        Crummy, Del Deo, Dolan,
                         Griffinger & Vecchione
                        One Riverfront Plaza
                        Newark, New Jersey 07102-5497

      7. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Stipulation or by order of court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this paragraph, "legal holiday" includes New Year's Day, Birthday of Martin Luther King, Jr., Presidents' Day, Memorial Day,
Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a holiday by the President or the Congress of the United States, or by the State of New Jersey.

      8. The Settling Parties reserve the right, subject to the Court's approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of the Stipulation.

      9. In no event shall the Stipulation, any of its provisions or any negotiations, statements or proceedings relating to it in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in the Actions, any other action, or in any judicial, administrative, regulatory or other proceeding, except in a proceeding to enforce this Stipulation, or as may be necessary in any insurance coverage litigation. Without limiting the foregoing, neither this Stipulation nor any related negotiations, statements or proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person, including but not limited to the Defendants, Plaintiffs or the Class, or as a waiver by the Defendants of any applicable defense in any legal proceeding, including without limitation any applicable statute of limitations or statute of frauds, or as a waiver by Plaintiffs or the Class of any claims.

      10. This Stipulation neither constitutes an admission (i) by the Defendants respecting the merits of the allegations made in the Consolidated Complaint or any of the Actions, or regarding any facts or claims that have been or could have been alleged against them in this litigation, nor (ii) by Plaintiffs that any of the allegations made in the Consolidated Complaint or any of the Actions lack merit.

      11. The Settling Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking court approval of the Stipulation and to use their best efforts to effect the prompt consummation of the Stipulation and the Proposed Settlement.

      12. This Stipulation, together with all documents contemplated herein, constitutes the entire agreement and understanding between the Settling Parties and supersedes all prior agreements and understandings, including the Settlement Agreement, and excepting the Statement of Intent of the Parties executed by Lead Counsel and Defendants' Counsel on September 27, 1996, as to the matters set forth herein. This Stipulation may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned stipulate and have entered into this Stipulation of Settlement as of the 28th day of October, 1996.

                                         APPROVED AND AGREED TO BY
                                         AND ON BEHALF OF THE NAMED
                                         PLAINTIFFS, IN THEIR INDIVIDUAL
                                         AND REPRESENTATIVE CAPACITIES


                                         By:   /s/ Melvyn I. Weiss
                                               --------------------------------
                                               Melvyn I. Weiss, Esq.
                                               Milberg Weiss Berhard Hynes &
                                                Lerach LLP


                                         By:   /s/ Michael B. Hyman
                                               --------------------------------
                                               Michael B. Hyman, Esq.
                                               Much Shelist Freed Denenberg
                                                Ament Bell & Rubenstein, P.C.


                                         APPROVED AND AGREED TO BY
                                         THE PRUDENTIAL INSURANCE
                                         COMPANY OF AMERICA


                                         By:   /s/ Mark B. Grier
                                               ---------------------------------
                                               Mark B. Grier
                                               Chief Financial Officer


                                         COUNSEL TO THE PRUDENTIAL
                                         INSURANCE COMPANY OF AMERICA


                                         By:   /s/ Reid L. Ashinoff
                                               --------------------------------
                                               Reid L. Ashinoff, Esq.
                                               Sonnenschein Nath & Rosenthal

                                         APPROVED AND AGREED TO BY
                                         AND BEHALF OF
                                         ROBERT A. BECK


                                         By:   /s/ Frederick B. Lacey
                                               --------------------------------
                                               Frederick B. Lacey, Esq.
                                               Charles M. Lizza, Esq.
                                               LeBoeuf, Lamb, Greene &
                                                 MacRae L.L.P.

                                         APPROVED AND AGREED TO BY


                                         By: /s/ Ronald D. Barbaro
                                             ----------------------------------
                                                 Ronald D. Barbaro

                                         APPROVED AND AGREED TO BY
                                         AND ON BEHALF OF
                                         ROBERT C. WINTERS


                                         By: /s/ Michael R. Griffinger
                                             ----------------------------------
                                                 Michael R. Griffinger, Esq.
                                                 Crummy, Del Deo, Dolan,
                                                    Griffinger & Vecchione

                                   EXHIBIT A

George A. Zoller v. Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-1093 (AMW).

Lester H. Groth, et al. v. The Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-1104 (AMW).

Martin Dorfner v. The Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-1107 (AMW).

Toni Wachtler, et al. v. Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-2473 (AMW).

Elizabeth Kuchas, et al. v. Prudential Insurance Company of America, District of Connecticut, Civil Action No. 3:95-353.

Carol Nicholson, et al. v. The Prudential Insurance Company of America, Southern District of Illinois, Civil Action No. 3:95-206.

Allan W. Amlee, et al. v. Prudential Insurance Company of America, District of Minnesota, Civil Action No. 3:95-380.

Gary Dugan, et al. v. Prudential Life Insurance Company of America, et al., Southern District of New York, Civil Action No. 1:94-1195.

E. Eugene Price, et al. v. Prudential Insurance Company of America, Western District of Pennsylvania, Civil Action No. 2:94-75.

Charles J. Harris, et al. v. Prudential Insurance Company of America, Southern District of Illinois, Civil Action No. 95-203-WLB.

John A. Hunter, et al. v. The Prudential Life Insurance Company of America, Western District of New York, Civil Action No. 95-CV-0364E(F).

                                   EXHIBIT B

                             PRUDENTIAL ALTERNATIVE
                         DISPUTE RESOLUTION GUIDELINES

                            TABLE OF CONTENTS

                                                                            Page
I. INTRODUCTION   ...........................................................  1
   A. General ...............................................................  1
   B. Overview of Process ...................................................  1
   C. Definitions ...........................................................  2
   D. General Scoring of Claim Resolution Factors ...........................  9
   E. Complaint History Scoring Adjustments .................................  9
   F. Non-Specific Evidentiary Considerations ............................... 10
        1. Considerations Which May Increase Score (Positive Considerations). 10
        2. Considerations Which May Decrease Score (Negative Considerations). 11
   G. Cumulative, Alternative and Discretionary Relief .......................12
   H. Defendants' Defenses Waived ............................................13
   I. Deceased Insureds ......................................................13
        1. Policy Lapse Prior to Insured's Death .............................13
        2. Insured's Death While Claim is Pending.............................14
   J. Other Insurance Products ...............................................15

II. FINANCED INSURANCE ...................................................... 16
   A. Assessment Of Claim/Claim Resolution Factors .......................... 16
   B. Specific Evidentiary Considerations ................................... 17
   C. Determination of Relief ............................................... 18

III. ABBREVIATED PAYMENT ("APP") ............................................ 26
   A. Assessment of Claim/Claim Resolution Factors .......................... 26
   B. Specific Evidentiary Considerations ................................... 26
   C. Determination of Relief ............................................... 28

IV. LIFE INSURANCE SOLD AS AN INVESTMENT, SAVINGS OR RETIREMENT
     VEHICLE ................................................................ 34
   A. Assessment Of Claim/Claim Resolution Factors .......................... 34
   B. Specific Evidentiary Considerations ................................... 34
   C. Determination of Relief ............................................... 35

V. OTHER CLAIMS ............................................................. 37
   A. Assessment of Claim/Claim Resolution Factors .......................... 37
   B. Determination of Relief ............................................... 37

VI. ALLOCATION OF ADDITIONAL REMEDIATION AMOUNT ............................. 39

PRUDENTIAL ALTERNATIVE DISPUTE RESOLUTION GUIDELINES

I.    INTRODUCTION

      A.    GENERAL


            With respect to any Policy, a Policyholder may assert a Claim under the procedures for assessment and evaluation described in these ADR Guidelines. The procedures and rules set forth in the Manual of Procedures shall govern the prompt and fair processing of Claims submitted by Policyholders pursuant to the Stipulation of Settlement entered into between Plaintiffs and the Defendants (the "Stipulation") and pursuant to the consent orders and agreements, and all amendments thereto, issued by the State Insurance Departments identified in Exhibit 1 hereto ("Consent Orders").

      B.    OVERVIEW OF PROCESS

            The Alternative Dispute Resolution ("ADR") Process, which offers the opportunity to resolve Claims in an orderly and comprehensive manner, will begin on the Post-Settlement Notice Date. One or more of the Claim Evaluation Staff, the Independent Claim Evaluation Team, the Claim Review Staff and the Appeals Committee will evaluate each Claim and base its decision on the facts and circumstances of each case, as more particularly described herein. Sections II.A., III.A. IV.A. and V.A. of these ADR Guidelines set forth a list of claim-specific resolution factors, which form the basis of a Policyholder's contention of wrongdoing (the "Claim Resolution Factors"), for each of the designated categories. Provided that one or more Claim Resolution Factors is alleged directly or indirectly in connection with a Claim and is established hereunder, it will lead to a prescribed type of relief described in Sections II.C., III.C., IV.C. and V.B. respectively, herein. Each Claim Resolution Factor will be scored on a scale of 0 to 3. The range of scores is closely related to the weight of evidence made available to the Claim Evaluation Staff, the Independent Claim Evaluation Team, the Claim Review Staff, or the Appeals Committee to support or undermine any subject allegation. Scores assigned to each individual Claim Resolution Factor are not to be aggregated in determining whether a score sufficient to justify relief has been received. Sections II.B., III.B. and IV.B. of these ADR Guidelines provide evidentiary considerations specific to the corresponding Claim-Specific Category. In addition, there are other factors not directly related to the specific Claim Resolution Factors that will be considered in arriving at a determination of the applicable score. The score given to a Claim will determine the nature and scope of the choices of relief to be afforded to the Claimant. The scoring system is set forth in Sections I.D., I.E. and I.F. below.

      C.    DEFINITIONS

            For purposes of the ADR Guidelines, the following terms shall have the following respective meanings:

            "ADR Guidelines" shall mean this Exhibit to each of the Stipulation and the Consent Orders, as amended or modified from time to time in accordance with the terms and provisions of each of the Stipulation and the Consent Orders.

            "Abbreviated Payment" or "APP" shall mean, for purposes of this Exhibit, a feature using a Policy's existing dividend credits for traditional whole-life policies and contract fund amounts for VAL/AL policies to limit the number of cash or "out-of-pocket" payments required of the Policyholder to keep the Policy in force.

            "Abbreviation Point" shall mean (i) in the case of Policies other than VAL, which apply dividend credits toward premium, the Policy anniversary when the existing and future dividend credits would be sufficient to pay all remaining premiums as they become due, assuming the continuation in all future years of the current dividend scale in effect as of a specified date, or (ii) in the case of VAL/AL, the Policy anniversary when the contract fund (including for VAL, future investment returns at an express or implied hypothetical interest rate and including for AL, future interest at an express or implied interest crediting rate) would be sufficient to keep the Policy in force, assuming the continuation in all future years of the current charges on the Policy in effect as of a specified date. In each of the foregoing cases, it is assumed that there are no loans and no surrenders of or withdrawals from any such Policy.

            "Action" means the Consolidated Policyholders Class Actions in In re The Prudential Insurance Company of America Sales Practices Litigation, Master Docket No. 95-4704(AMW), MDL No. 1061, pending in the United State District Court for the District of New Jersey.

            "Agent" shall mean any agent or other representative of the Company in respect of the sale, delivery and/or service of the Policy or Policies which is/are the subject of the Claim.

            "Agent Statement" shall mean the statement of the Agent as defined in the Manual of Procedures.

            "AL" shall mean the Company's Appreciable Life Insurance Policy.

            "Alternative Dispute Resolution Process" or "ADR Process" shall mean the procedures for presentation to and evaluation of Claims by the Claim Evaluation Staff, the Independent Claim Evaluation Team, the Claim Review Staff and the

            Appeals Committee, as described in the ADR Guidelines and the Manual of Procedures taken together.

            "Appeals Committee" or "APCOM" shall mean those individuals assembled, supervised and monitored by Lead Counsel and the Regulatory Oversight Staff (as defined in the Manual of Procedures), to review Claimants' objections to ADR Process determinations. The 50 members (or such greater number as mutually agreed upon by the Regulatory Oversight Staff, Lead Counsel and the Company) of the Appeals Committee will be chosen by Lead Counsel and the Regulatory Oversight Staff from lists drawn from the American Arbitration Association, the CPR Institute for Dispute Resolution or another dispute resolution entity, based upon such persons' experience either (i) with the life insurance industry or life insurance products, (ii) with the resolution of insurance-related complaints, or (iii) as arbitrators or other adjudicators so as to have the appropriate expertise to serve as members of the Appeals Committee. Both the identification of any such other dispute resolution entity and the list of potential Appeals Committee members shall be mutually agreeable to the Regulatory Oversight Staff, Lead Counsel and the Company, all as more specifically described in the Manual of Procedures.

            "Associated Complaint" shall mean, with respect to any given Claim evaluation, a Policyowner complaint made prior to September 20, 1996, against the Agent involved in the Claim by another Policyowner, asserting a Misstatement relating to any of the Claim-Specific Categories; provided, however, in determining the number of Associated Complaints against the Agent (i) multiple complaints by any other Policyowner relating to any of the Claim-Specific Categories, regardless of the number of policies which are the subject of any or all of such complaints, shall be deemed one (1) Associated Complaint, and (ii) complaints from members of the same household as the other Policyowner shall be deemed another Associated Complaint only in the event the policy, which is the subject of such complaint, is different than the other Policyowner's policy.

            "Available Evidence" shall mean all original or true copies of any written certificates, agreements, instruments, or documents, letters, memoranda or notes of any kind with respect to any Policy or insured, taken as a whole, including, without limitation, illustrations, sales materials and the contract, the application documentation, data or documents relating to the Complaint History of the Agent who sold and/or serviced the Policy, the Claim Form, the Agent Statement and correspondence concerning the Policy or the Claim, all as existing in the File. Available Evidence includes, without limitation, any and all Company Documentation.

            "Basic Claim Relief" shall mean, as more particularly described in the "Guidelines for Prudential Basic Claim Relief," that relief comprising the following: optional premium loans, enhanced value policies, enhanced value annuities and mutual fund enhancements.

            "Claim" shall mean a claim by a Claimant submitted to the ADR Process and meeting the criteria for eligibility set forth herein and in the Manual of Procedures.

            "Claimant" shall mean all such Policyholder(s) having, individually or together, a complete ownership interest in a Policy which is the subject of a Claim.

            "Claim Category" shall mean the Claim-types described in Sections II.A., III.A., IV.A. and V.A.

            "Claim Evaluation Staff" shall mean the qualified professional and administrative staffs established by the Company, wholly independent from the Company's marketing or sales functions, composed solely to perform the evaluation of Claims, and to score and determine the level of relief of all Claims. The administrative staff shall consist of persons adequately trained or experienced to perform the functions required herein and to assist the professional staff. The professional staff shall consist of persons from the Company's Policyowner Relations, Compliance, Individual Insurance and/or Law Departments, none of whom shall have acted as a licensed agent for the Company or shall have directly supported, or acted in the field supervision of the Company's licensed agents.

            "Claim Form" shall mean the form submitted by each Claimant to establish his, her or its Claim pursuant to the ADR Guidelines.

            "Claim Resolution Factors" shall have the meaning set forth in
            Section I.B. of this Exhibit.

            "Claim Review Staff" shall mean the qualified professional and administrative staffs established by the Company, wholly independent from the Company's marketing or sales functions, composed to perform the oversight functions more specifically described in Sections II and III of the Manual of Procedures. The administrative staff shall consist of persons adequately trained or experienced to perform the functions required therein and to assist the professional staff. The professional staff shall consist of certain of the Company's senior complaint handlers from the Policyowner Relations Department, attorneys from the Company's Law Department and/or experienced members of the Company's Compliance Department, none of whom shall have acted as a licensed agent for the Company or shall have directly supported, or acted in the field supervision of the Company's licensed agents.

            "Claim-Specific Category" shall mean the Claim-types described in Sections II.A., III.A. and IV.A.

            "Class Period" shall mean the period commencing January 1, 1982 and terminating on December 31, 1995, inclusive.

            "Company" shall mean Prudential, as defined herein. With respect to the provision of relief as described in Sections II.C, III.C, IV.C and V.B herein and with respect to any amounts required to be paid under the Manual of Procedures, the Guidelines for Prudential Basic Claim Relief or under these ADR Guidelines, such actions or payments, respectively, will be by or on behalf of each of The Prudential Insurance Company of America, its United States life insurance subsidiaries and the Individual Defendants.

            "Company Documentation" shall mean (i) originally executed, or true copies thereof, of written correspondence from an Agent or the Company, including illustrations or other sales materials whether or not on letterhead of the Company or (ii) a validly executed policy application.

            "Complaint History" shall mean, with respect to any Agent, that such Agent has had prior to September 20, 1996, three (3) or more Associated Complaints (documented in the Company's files).

            "Defendants" shall mean The Prudential Insurance Company of America and the Individual Defendants (as defined in the Stipulation of Settlement).

            "Department" shall mean those State Insurance Departments set forth on Exhibit 1 hereto which have issued Consent Orders.

            "Designated New Policy" shall mean those life insurance policies within the Company's portfolio of individual permanent life insurance policies available on the date of the award as more particularly described on Schedule A hereto; provided that such Schedule may be modified and supplemented by notice to and approval by the Regulatory Oversight Staff (as defined in the Manual of Procedures) and Lead Counsel.

            "Election Form" shall mean the form on which each Policyholder elects (i) Basic Claim Relief or (ii) participation in the ADR Process.

            "Existing Policy" shall mean an insurance policy issued by the Company which funds, in whole or in part, a New Policy issued by the Company.

            "File" shall mean all documents submitted by or on behalf of the Claimant (including the Claim Form), the Agent and the Company to the Claim Evaluation Staff in connection with the Claim.

            "Final Order and Judgment" shall mean the order to be issued by the United States District Court for the District of New Jersey in the Actions approving the Settlement and the judgment entered pursuant to that order.

            "Final Settlement Date" shall mean the date on which the Settlement (as approved by the Final Order and Judgment) becomes Final. For purposes of the Settlement: (1) if no appeal has been taken from the Final Order and Judgment, "Final" means that the time to appeal therefrom has expired; or (2) if any appeal has been taken from the Final Order and Judgment, "Final" means that all appeals therefrom, including petition for rehearing or reargument, petition for rehearing en banc and petitions for certiorari or any other form of review have been finally disposed of in a manner that affirms the Final Order and Judgment.

            "Independent Claim Evaluation Team" or "ICET" shall mean the qualified individuals wholly independent from the Company who will evaluate all Claims receiving less than a score of "3" from the Claim Evaluation Staff and make recommendations respecting such scoring to the Claim Review Staff, as more fully described in the Manual of Procedures. The ICET shall follow the criteria, guidelines and remedies established herein and in the Manual of Procedures.

            "Interest Rate" shall mean, with respect to any given Policy, interest at the actual rate(s) of the Company on its "interest-only" settlement option plus 1.5% in effect for the period commencing on the date the Policy was issued and ending on the date of the award. Beginning in 1997, the Interest Rate will be adjusted on an annual basis to reflect changes to the rate offered by the Company on its "interest-only'" settlement option provided that no annual decrease in the Interest Rate will occur unless the decrease would be at least .5%.

            "Lead Counsel" shall mean the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.

            "Manual of Procedures" shall mean the "Manual of Procedures for Resolving Claims Under the Prudential Alternative Dispute Resolution Guidelines," as may be amended or modified from time to time in accordance with the terms and provisions applicable thereto.

            "Misstatement" shall mean in respect of any Claim Resolution Factor either:

                        (a) An untrue statement of material fact; or

                        (b) The failure to disclose a material fact necessary to
                  make the statements made not materially misleading, under the circumstances.

            "New Policy" shall mean an insurance policy issued by the Company which is funded, in whole or in part, by an Existing Policy.

            "Plaintiffs" shall mean the named plaintiffs in the Action.

            "Policy" or "Policies" shall mean one or more individual permanent life insurance policies issued in the United States by Prudential with an issue date during the Class Period.

            "Policyholders" shall mean all Policyowners of one or more Policies issued during the Class Period, but do not include (unless such persons or entities are Policyholders by virtue of other Policies)
            (i) Policyowners represented by counsel who executed a document in connection with a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released Prudential with respect to such Policies, (ii) Policyowners which are corporations, banks, trusts or non-natural entities, which purchased Policies as corporate- or trust-owned life insurance and under which either (a) there are 50 or more separate insured individuals or (b) the aggregate premium paid over an eight (8) year period, ending with the close of 1996, exceeds one million dollars, or (iii) Policyowners who were issued Policies in 1995 by Prudential Select Life Insurance Company of America.

            "Policyowners" shall mean all persons or entities who (i) own a life insurance policy or other contract issued by the Company in the United States or (ii) owned at its termination a life insurance policy or other contract issued by the Company in the United
            States.

            "Post-Settlement Notice" shall mean the notice to be sent within 30 days after the date of the entry of the Final Order and Judgment to each of the Policyholders at his, her or its last known address, informing Policyholders of the Consent Orders between the Company and the Department, where applicable, and that the Stipulation between the Plaintiffs and the Defendants has been approved.

            "Post-Settlement Notice Date" shall mean the date on which the Post-Settlement Notice first is mailed to each individual Policyholder at his, her or its last known address.

            "Prudential" shall mean The Prudential Insurance Company of America, a mutual insurance company domiciled in the State of New Jersey, and each of its United States life insurance subsidiaries with respect to Policies issued by them.

            "PUA" shall mean paid-up additional insurance.

            "Settlement" shall have the meaning set forth in the Stipulation.

            "Term Insurance Costs" shall mean, with respect to any Policy, a charge for providing death benefit coverage for the period commencing on the date the Policy was issued and ending on the date of the award (or in the case of a Policy that has lapsed, ending on the last day of coverage under such Policy). With respect to traditional whole-life policies, the charge shall be computed on the Policy's face amount exclusive of term insurance riders and PUAs using 85% of The Commissioners' 1980 Standard Ordinary Ultimate Mortality Tables for Males and Females as appropriate (i.e., sex distinct rates). With respect to VAL/AL Policies, the charge shall be computed using the Company's mortality tables applied to the net amount at risk of the respective VAL/AL Policies. In no event, however, will the Term Insurance Costs, as calculated pursuant to the foregoing and deducted as provided in these ADR Guidelines in connection with the rescission of any Policy or New Policy, exceed 50% of the applicable premiums paid on the Policy or New Policy (before subtracting from such premium amount any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the respective Policy or New Policy).

            "Transaction Documents" shall mean Company documents or forms required to be signed by the Policyholder in connection with a transaction respecting the Policy which is the subject of a Claim. Such documents or forms shall only include the Policy application, disbursement forms, withdrawal forms, change forms and check endorsements.

            "VAL" shall mean the Company's Variable Appreciable Life Insurance Policy.

            "VAL/AL" shall mean either or both of the Company's Variable Appreciable Life (VAL) or Appreciable Life (AL) Insurance Policies.

      D.    GENERAL SCORING OF CLAIM RESOLUTION FACTORS

                                     POINTS

            3 A score of "3" is assigned in the event that either (i) Company Documentation expressly supports the Misstatement, or
                  (ii) the Agent Statement confirms the Claimant's allegation of the Misstatement and this confirmation is not undermined by Available Evidence.

            2 A score of "2" is assigned in the event that the alleged Misstatement is not expressly in writing and the Agent Statement denies the allegation, but (i) Available Evidence, on balance, supports the Claimant's allegation of the Misstatement, or (ii) the Agent has a Complaint History.

            1 A score of "1" is assigned in the event that the alleged Misstatement is not expressly in writing and the Agent Statement denies the allegation, and Available Evidence, on balance, neither supports nor undermines the Claimant's allegation of the Misstatement.

            0 A score of "0" is assigned in the event that Available Evidence exists which undermines the Claimant's allegation of the Misstatement and suggests that no Misstatement occurred.

            N/A "N/A" is assigned in the event that the Claim Resolution Factor is "not applicable" to the Claim submitted.

                  For purposes of all the above scoring, any statement in the illustration and/or contract (which are part of the Available Evidence) indicating solely that dividends for traditional Policies, investment returns for VAL Policies, or interest crediting rates for AL Policies, are "not guaranteed" or "non-guaranteed", without further explanation or description, shall not, by itself, be deemed to undermine the alleged Misstatement.

      E.    COMPLAINT HISTORY SCORING ADJUSTMENTS

            In the event a Claim receives a mandatory score of "2" based solely on the existence of a Complaint History (not subject to downward adjustment), such score automatically will be raised to a score of "3" only if one or more of the following is found to exist:

            1. There was an unauthorized execution by the Agent of the Policyholder's or insured's signature on any Transaction Document;

      2. Company Documentation expressly supports the Misstatement alleged in the Claim; or

      3. The Agent Statement confirms the Claimant's allegation of the Misstatement and such confirmation is not undermined by Available Evidence (for purposes of this subsection, any statement in the illustration and/or contract (which are part of the Available Evidence) indicating solely that dividend for traditional Policies, investment returns for VAL Policies, or interest crediting rates for AL Policies, are "not guaranteed" or "non-guaranteed", without further explanation or description, shall not, by itself, be deemed to undermine the alleged Misstatement).

F.    NON-SPECIFIC EVIDENTIARY CONSIDERATIONS

      The following considerations (if not previously applied) shall be considered after a preliminary score has been assigned to the Claim Resolution Factors in Sections II.A., III.A., IV.A. and V.A. The Claim Evaluation Staff, the Claim Review Staff or the Appeals Committee, as the case may be, may raise or lower the score by one (except that a score of "3" as result of the presence of Company Documentation may not be lowered), unless expressly provided for otherwise herein, upon application of the considerations set forth in Section I.F.1. ("Positive Considerations") and the considerations set forth in Section I.F.2. ("Negative Considerations") determined to be applicable. The Positive Considerations and the Negative Considerations are to be reviewed in light of the totality of the facts and circumstances pertaining to the particular Claim. They are to provide additional guidance to the Claim Evaluation Staff, the Claim Review Staff or the Appeals Committee, as the case may be, particularly in instances where there is an absence of Available Evidence of the alleged Misstatement, but where it appears that the Claimant was misled as to any one or more of the itemized Claim Resolution Factors herein.

1.    CONSIDERATIONS WHICH MAY INCREASE SCORE (POSITIVE CONSIDERATIONS)

      a. There was an unauthorized execution by the Agent of the Policyholder's or insured's signature on any Transaction Document (which in the case of a Section II Claim Resolution Factor, shall automatically increase the score to a 3).

      b. The use of unauthorized or altered sales materials, including illustrations, occurred.

      c. The Agent who sold the Policy to the Policyholder was terminated, was placed on probation, was otherwise internally disciplined orally or in writing on more than one occasion, or received a fine or other sanction from a regulatory body, because of allegedly improper life insurance sales practices while an Agent for the Company.

      d. The Agent, if currently appointed or employed by the Company, failed to cooperate with the investigation of the Claim.

      e. The sale, administration or service of the Policy violated rules promulgated under the Securities Act of 1933, as amended, the Rules of Fair Practice issued by the National Association of Securities Dealers, or state insurance statutes or regulations, in each case respecting product advertising or insurance sales practices.

      f. Respecting a Policy having a face amount of $300,000 or more, the Policyholder had an independent advisor (an attorney, accountant or licensed insurance broker other than the Agent) providing assistance at the time of the sale of the Policy, and such independent advisor has provided a sworn statement corroborating the Misstatement.

      g. It has been affirmatively demonstrated that, in connection with a particular Policy which is the subject of a Claim, any documents originally kept by the Company which would affect the evaluation of the Claim, have been improperly destroyed or removed and copies of such documents cannot be located. (This evidentiary consideration will not be applicable to Claims scored a "2" pursuant to Sections I.D. (Score 2, clause (ii)), I.E. and II.A.5.)

2.    CONSIDERATIONS WHICH MAY DECREASE SCORE (NEGATIVE CONSIDERATIONS)

      a. The Policyholder's actions were inconsistent with the presentation upon which the Policy was sold and adversely affected achievement of the results described in the sales presentation.

      b. The Claimant failed to cooperate in the review of his, her or its Claim in the ADR Process, and such failure materially affected the review of the Claim.

      c. Respecting a Policy having a face amount of $300,000 or more, the Policyholder had an independent advisor (an attorney, accountant or licensed insurance broker other than the Agent) providing assistance at the time of the sale of the Policy. This consideration shall not apply if the consideration set forth in I.F.1.f. applies.

G.    CUMULATIVE, ALTERNATIVE AND DISCRETIONARY RELIEF

      If a Claim contains multiple allegations of Misstatements respecting more than one Claim Resolution Factor or multiple allegations of improper sales practices in one or more Claim Categories, each allegation will be scored individually with respect to that particular Claim Resolution Factor, with the appropriate "determination of relief" being made for each allegation as prescribed in Sections II.C., III.C., IV.C. and V.B. The relief offered to the Claimant will be the aggregate of the reliefs prescribed for the highest individual score assigned for each of those Claim Resolution Factors evaluated. There will be no duplication of relief within a Claim Category. If the multiple allegations made in the Claim fall within more than one Claim Category, the Claimant will be offered the combination of the aggregated reliefs presented for each of the Claim Categories (as described above) to the extent that this combined relief is also not duplicative.

      With respect to any of the relief described in the Claim-Specific Categories, future cash surrender values and death benefits will never be less than the amounts, if any, guaranteed by the Policy (less outstanding loans). The actual amounts payable upon withdrawal, surrender, or death will depend: (i) for traditional whole-life policies, upon future experience based on dividends actually credited to the Policy, subject to applicable provisions of the Policy; and (ii) for VAL/AL policies, upon actual performance of the selected investment option(s) for VAL policies, or the actual interest credited for AL policies, and changes in the Policy's contract fund, subject to applicable provisions of the Policy.

      If relief was previously obtained from the Company regarding the Claims submitted for review in the ADR Process, the Claimant shall obtain relief in the ADR Process as described herein, or that relief which is reasonably equivalent under the circumstances, but in no event will such relief offered by the Claim Evaluation Staff, the Claim Review Staff, or awarded on appeal pursuant to the Manual of Procedures be duplicative of the prior relief afforded.

      With respect to the remedies herein providing for the rescission of a Policy, the refunded amount shall be the greater of (i) the amount to be refunded in accordance with the applicable provisions providing for such rescission, and (ii) the cash surrender value calculated in accordance with the provisions of the Policy (in which case the Policy shall be surrendered), both as determined on the same date; provided, however, with respect to the rescission remedies set forth in Section II hereof, the refunded amount shall be the greater of (x) the amount to be refunded in accordance with the applicable provisions providing for such rescission, and (y) the sum of the cash surrender value calculated in accordance with the provisions of the Policy (in which case the Policy shall be surrendered) and such applicable amount specified to be paid in cash in Sections II.C.1.b.i., II.C.2.b.i., II.C.3.b.i., II.C.4.b.i., and II.C.5.b.i., respectively.

      After a Claim has been scored and a determination has been made that a Claimant is entitled to a certain type of relief based on the Claim's score, the Claimant may choose a type of relief available to any lower score with respect to that particular category of Claim, if the Claimant so requests in writing.

H.    DEFENDANTS' DEFENSES WAIVED

      Solely for purposes of resolving Claims that are pursued within this ADR Process, Defendants will waive their rights with regard to raising the following defenses against a Claimant which would frequently be available to defeat such Claims in contested litigations: statute of limitations, laches, statute of frauds, effect of integration or merger clauses in the contract, lack of capacity, lack of authority, failure to state a claim upon which relief may be granted, and the Parol Evidence Rule.

I.    DECEASED INSUREDS

1.    POLICY LAPSE PRIOR TO INSURED'S DEATH

      If the Policy has lapsed and the insured under the Policy died or dies prior to the expiration of the ADR Process election period (i.e., 75 days after the mailing of the Post-Settlement Notice), the Claim will be reviewed and scored in accordance with these ADR Guidelines.

      The relief which shall be awarded if the score for the Claim is "2" or "3" shall be a refund of premiums subject to, and as provided in, the applicable rescission remedy for such respective score in Sections II, III, IV and V of these ADR Guidelines.

      Additionally, in the case of a Claim alleging a Misstatement respecting loans taken or charged against the Existing Policy to finance the New Policy (i.e., a Financed Insurance Claim) which attains a score of "3", where the Policy has lapsed and the insured has died, the contested loan amounts will be considered as if restored to the Policy. If, as a result, the Policy would have then been in-force at the time of death, in accordance with the Policyholder's selected non-forfeiture or loan option in effect on the date the Policy lapsed (extended insurance, reduced paid-up or automatic premium loan), an amount will be paid equal to the death benefit which would have been provided, had the contested loans not been taken.

      Further, in the case of a Claim alleging any Misstatement respecting Abbreviated Payment or "APP" which attains a score of "3," where the Policy has lapsed and the insured has died, and (i) the Policyholder had met the Original Payment Commitment, as defined in Section III.C.1.a., before the Policy lapsed, or (ii) the Policyholder had not met the Original Payment Commitment, but the Policy lapsed as a result of the Policyholder being notified that additional premiums beyond the Original Payment Commitment would be required, as evidenced by (x) such lapse occurring after a writing by the Company or an Agent providing such notification, and within 13 months of the penultimate annual premium due date under the Original Payment Commitment, or (y) a confirmation in writing by the Policyholder to the Company or the Agent (made contemporaneous with such notification) that such lapse resulted from the notification, an amount will be paid equal to the death benefit which would have been provided if the remedies applicable for a Claim with a score of "3" under Sections III.C.1.a. and III.C.5.a. of these ADR Guidelines, respectively, had been implemented.

      In the case of a Claim alleging any Misstatement respecting Abbreviated Payment or "APP" which obtains a score of "2," where the Policy has lapsed and the insured has died, and (i) the Policyholder had met the Original Payment Commitment, as defined in Section III.C.1.a., before the Policy lapsed, or (ii) the Policyholder had not met the Original Payment Commitment, but the Policy lapsed as a result of the Policyholder being notified that additional premiums beyond the Original Payment Commitment would be required, as evidenced by (x) such lapse occurring after a writing to the Policyholder by the Company or an Agent providing such notification, and within 13 months of the penultimate annual premium due date under the Original Payment Commitment, or (y) a confirmation in writing by the Policyholder to the Company or the Agent (made contemporaneous with such notification) that such lapse resulted from the notification, an amount equal to 50% of the death benefit which would have been provided if the remedies applicable for a Claim with a score of "3" under Sections III.C.1.b. and III.C.5.b.,respectively, had been implemented.

2.    INSURED'S DEATH WHILE CLAIM IS PENDING

      Where a Claim concerning an in-force Policy is submitted to the ADR Process and the insured subsequently dies while the Claim is pending, the Company will process any death claim received in accordance with current Company practices. In addition, the Company will complete the Claim evaluation required under these ADR Guidelines. Any relief provided would be offered only to the extent that such relief, including the amount of any death benefits payable from a Policy that has been modified, reinstated, or newly issued as part of a remedy, exceeds the amount of the death claim already paid. Relief afforded in the ADR Process shall not be inconsistent with or duplicative of the payment of the death claim on the Existing Policy.

3.    INSURED'S DEATH AND DEATH BENEFITS PAID

      If the insured under the Policy has died and death benefits under the Policy have been paid to the beneficiary(ies) prior to the expiration of the ADR election period (i.e. 75 days after the mailing of the Post-Settlement Notice), the Claim will be reviewed and scored under the ADR Guidelines, provided, however, relief shall be provided solely in accordance with the following provisions:

      a. if the Claim is scored under Section II hereof, applicable relief shall be that set forth only in the following Sections:
            II.C.1.a.(i); II.C.1.b.(i); II.C.2.a.(i); II.C.2.b.(i);
            II.C.3.a.(i); II.C.3.b.(i); II.C.4.a.(i); II.C.4.b.(i);
            II.C.5.a.(i); and II.C.5.b.(i); and

      b. if the Claim is scored under Section III, the applicable relief shall be an amount constituting the refund of all amounts, with interest at the Interest Rate, representing premium payments made by the Policyholder on the Policy subsequent to the Represented Abbreviation Date, but only with respect to Claims that would otherwise (if not for this Section I.I.3.(b)) receive relief in accordance with the following subsections: III.C.1.a.; III.C.2.a.; III.C.5.a.; or III.C.6.a.

J.    OTHER INSURANCE PRODUCTS

      Subject to the review of Lead Counsel and the Regulatory Oversight Staff (as defined in the Manual of Procedures), the Company will treat Claims on other portfolio life insurance products of the Company in a substantially similar manner with regard to scoring and the offer of remedies as claims on comparable traditional whole-life or VAL/AL policies specifically provided for herein.

II.   FINANCED INSURANCE

      A.    ASSESSMENT OF CLAIM/CLAIM RESOLUTION FACTORS

      1. A Misstatement in respect of loans was made to the Policyholder as to whether, or to what extent, loans would be taken or charged against the Existing Policy to finance the New Policy.

      2. A Misstatement in respect of dividends or Policy values was made to the Policyholder as to whether, or to what extent, dividends or Policy values derived from the Existing Policy would be used to finance the New Policy.

      3. A Misstatement in respect of surrenders, partial surrenders or withdrawals was made to the Policyholder as to whether, or to what extent, surrenders, partial surrenders or withdrawals of or against the Existing Policy would be used to finance the New Policy.

      4. A Misstatement in respect of the viability of the financing plan presented to the Policyholder (i.e. whether the financing plan could have worked as presented at the time of sale, assuming the dividend scale then in effect (with respect to traditional whole-life policies), the presented hypothetical investment return (with respect to VAL policies), or the presented interest crediting rate (with respect to AL policies)).

      5. A violation of state replacement regulations, applicable to the Policy at the time of sale, occurred in connection with the financing of the New Policy. (Only written documentation contemporaneous with the sale shall establish a violation of applicable state replacement regulations respecting a plan (if provided for by such regulations) to pledge as collateral or subject to borrowing a specified percentage of the values of an Existing Policy to finance a New Policy.) Where the Available Evidence gathered by the Claim Evaluation Staff does not contain executed forms required to be completed and to be retained by the Company by the applicable state replacement regulations, the Company will be deemed to have violated the applicable regulation. In the event that this Claim-Resolution Factor exists, the Claimant shall be offered no less than the rescission remedy provided for a Claim attaining a score of "2" as set forth in Section II.C. without any deduction for Term Insurance Costs.

      With respect to each of the foregoing items, the existence of a Claim Resolution Factor requires that policy transaction records reflect the applicable Claim Resolution Factor.

B.    SPECIFIC EVIDENTIARY CONSIDERATIONS

1. For purposes of this Section II only, supporting evidence shall include, but not be limited to:

      a. A Pattern of Financing Activity (as defined below) is found to be present;

      b. the Agent stated on the application that the sale did not involve replacement, when (i) an Existing Policy was surrendered, or (ii) at least 25% of the accumulated cash value of the Existing Policy was used, in order to pay the New Policy's initial premium, or (iii) there is written documentation contemporaneous with the sale regarding a plan to pledge as collateral or subject to borrowing
            25% of the cash value of an Existing Policy to pay one or more future premiums on the New Policy;

      c.    the Agent misstated the interest rate on a policy loan;

      d. the Policyholder was advised by the Agent, after the issuance of the New Policy, to disregard or discard notices of the Company concerning loans, withdrawals/partial surrenders, premiums due or pending lapse with respect to the Existing Policy and/or with respect to both the Existing Policy and the New Policy;

      e. the Policyholder's annual income at the time of sale was below $25,000; or

      f. the use of blank, signed disbursement forms, absent evidence of the Policyholder's consent to any such use.

      For purposes of this Section II.B.1., a "Pattern of Financing Activity" shall mean when it is determined, via a review of the Company's files by the Claim Evaluation Staff or the Claim Review Staff, that 12% or more of the policies sold by the Agent, during the Applicable Period (so long as the Agent has sold ten or more policies during such Applicable Period) involved the use of an Existing Policy's cash value (exclusive of dividends), by means of a withdrawal or partial surrender or loan, to purchase or maintain a New Policy. "Applicable Period" shall mean a one-year period consisting of (i) the calendar quarter in which the sale of the New Policy occurs, (ii) the one immediately preceding calendar quarter, and (iii) the two immediately succeeding calendar quarters.

2. For purposes of this Section II only, undermining evidence shall include, but not be limited to:

      a. The Policyholder had at the time of sale a financial need (based only upon written documentation of such need prepared at the time of sale) either (i) to replace lost income for the beneficiary(ies) in the event of the insured's death, or (ii) to leave the beneficiary(ies) with cash necessary to meet another obligation or to complete a cash accumulation goal or need that would not otherwise be fulfilled in the event of the insured's death; or

      b. the Policyholder added a policy rider that increased the Policyholder's costs with respect to the Policy, and such increase materially impacted the level of financing required to maintain the Policy under the plan presented at the time of sale.

C.    DETERMINATION OF RELIEF

1. If the Misstatement giving rise to the Claim was in respect of loans against the Existing Policy(ies) used to pay premiums on the New Policy and the Existing Policy is other than a VAL/AL, and,

      a. the highest score for any Claim Resolution Factor in respect of loans in Section II is "3", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to the aggregate amount of the contested loan(s), including loan interest, on the Existing Policy(ies) used to pay premiums on the New Policy (the "Loan Amounts"); however, any existing loans will remain outstanding as an obligation on the Existing Policy(ies); or

            (ii) the Claimant will retain the New Policy and the Company will repay, in whole, the Loan Amounts into the Existing Policy(ies); provided, however, if the Existing Policy(ies) has lapsed prior to the date of the award, (a) the Company will reinstate the Existing Policy(ies) in accordance with applicable reinstatement terms of such Existing Policy(ies) (except that all underwriting requirements will be waived) and will repay Loan Amounts thereon so long as the Claimant causes to be paid all reinstatement costs, or (b) in the event the Existing Policy(ies) cannot be so reinstated, or if it is deemed necessary and in the Claimant's best interests for tax purposes, the Company (waiving all underwriting requirements) will issue a Designated New Policy (within the Company's portfolio of individual permanent life insurance policies available on the date of the award), having a face amount, together with PUA insurance amounts purchased with Loan

                  Amounts repaid by the Company (the "Combined Amount"), equal to the original face amount(s) of the Existing Policy(ies), whereby the Combined Amount shall consist of the maximum possible PUA insurance amounts. The new policy's suicide and contestability provisions will be considered to commence as of the Existing Policy's issue date.

                  The Policyholder shall be obligated to pay all premiums due on the reinstated or new policy; or

            (iii) the Company will rescind the New Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and plus interest at the Interest Rate.

      b. the highest score for any Claim Resolution Factor in respect of loans in Section II is "2", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to 50% of the Loan Amounts; however, any existing loans will remain outstanding as an obligation on the Existing Policy(ies); or

            (ii) the Company will offer to rescind the New Policy as of the date of issue and refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

      c. the highest score for any Claim Resolution Factor in respect of loans in Section II is "1", the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible again for the Basic Claim Relief for which the Claimant was originally eligible.

      d. the highest score for any Claim Resolution Factor in respect of loans in Section II is "0", the Claimant shall not be awarded relief.

2. If the Misstatement giving rise to the Claim was in respect of dividend accumulations from the Existing Policy(ies) used to pay premiums on the New Policy, and the Existing Policy is other than a VAL/AL, and,

      a. the highest score for any Claim Resolution Factor in respect of dividend accumulations in Section II is "3", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to the aggregate amount of contested dividend accumulations withdrawn from the Existing Policy(ies) used to pay premiums on the New Policy plus interest thereon at the rate applicable for dividend accumulations during the period commencing on the date such dividend accumulations were withdrawn and ending on the date of the award (the "Withdrawn Dividend Amounts"); however, the Withdrawn Dividend Amounts will not be restored to such Existing Policy(ies); or

            (ii) the Claimant will retain the New Policy and the Company will restore, in whole, the Withdrawn Dividend Amounts to the Existing Policy(ies); or

            (iii) the Company will rescind the New Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and plus interest at the Interest Rate.

      b. the highest score for any Claim Resolution Factor in respect of dividend accumulations in Section II is "2", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to 50% of the Withdrawn Dividend Amounts; however, such amounts will not be restored to such Existing Policy(ies); or

            (ii) the Company will offer to rescind the New Policy as of the date of issue and refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

      c. the highest score for any Claim Resolution Factor in respect of dividend accumulations in Section II is "1", the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible again for the Basic Claim Relief for which the Claimant was originally eligible.

      d. the highest score for any Claim Resolution Factor in respect of dividend accumulations in Section II is "0", the Claimant shall not be awarded relief.

3. If the Misstatement giving rise to the Claim was in respect of PUAs taken from the Existing Policy(ies) used to pay premiums on the New Policy and the Existing Policy is other than a VAL/AL, and,

      a. the highest score for any Claim Resolution Factor in respect of PUAs in Section II is "3", the Claimant may, in his/her discretion, receive either of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to the aggregate surrender amount of the contested PUAs surrendered from the Existing Policy(ies) used to pay premiums on the New Policy, plus interest thereon at the rate applicable for dividend accumulations for the period commencing on the date such PUAs were surrendered and ending on the date of the award (the "PUA Surrender Amounts"); however, such PUA Surrender Amount will not be restored to the Existing Policy(ies);

            (ii) the Claimant will retain the New Policy and the Company will restore, in whole, the PUA Surrender Amounts as dividend accumulations in the Existing Policy(ies); or

            (iii) the Company will rescind the New Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and plus interest at the Interest Rate.

      b. the highest score for any Claim Resolution Factor in respect of PUAs in Section II is "2", the Claimant may, in his/her discretion, receive either of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to 50% of the PUA Surrender Amounts; however, such amounts will not be restored to the Existing Policy(ies);

            (ii) the Company will offer to rescind the New Policy and refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

      c. the highest score for any Claim Resolution Factor in respect of PUAs in Section II is "1", the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible again for the Basic Claim Relief for which the Claimant was originally eligible.

      d. the highest score for any Claim Resolution Factor in respect of PUA's in Section II is "0", the Claimant shall not be awarded relief.

4. If the Misstatement giving rise to the Claim was in respect of loans against the Existing Policy(ies) used to pay premiums on the New Policy and the Existing Policy is a VAL/AL (the "Existing VAL/AL Policy"), and,

      a. the highest score for any Claim Resolution Factor in respect of loans in Section II is "3", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to the Loan Amounts on the Existing VAL/AL Policy(ies) used to pay premiums on the New Policy, however, any existing loans will remain outstanding as an obligation on the Existing VAL/AL Policy(ies); or

            (ii) the Claimant will retain the New Policy and the Company will repay, in whole, the Loan Amounts into the Existing VAL/AL Policy(ies); provided, however, if the Existing VAL/AL Policy(ies) has lapsed prior to the date of the award, (a) the Company will reinstate the Existing VAL/AL Policy(ies) in accordance with applicable reinstatement terms of such Existing VAL/AL Policy(ies) (except that all underwriting requirements will be waived) and will repay Loan Amounts thereon so long as the Claimant causes to be paid all reinstatement costs, or (b) in the event the Existing VAL/AL Policy cannot be so reinstated, the Company (waiving all underwriting requirements) will offer to issue a Designated New Policy (within the Company's current portfolio of individual permanent life insurance policies available on the date of the award). A newly issued VAL policy will have a face amount equal to the original face amount of the Existing VAL/AL Policy(ies). An amount equal to the Loan

                  Amounts will be applied to pay the initial scheduled premium for the newly issued VAL policy, and any remaining amounts will be applied as an unscheduled premium payment for the newly issued VAL policy. A newly issued traditional whole-life policy will have a Combined Amount equal to the original face amount of the Existing VAL/AL Policy(ies), whereby the Combined Amount shall consist of the maximum possible PUA insurance amounts purchased with Loan Amounts repaid by the Company. In each case, the new policy's suicide and contestability provisions will be considered to commence as of the Existing Policy's issue date.

                  The Policyholder shall be obligated to pay all premiums due on the reinstated or new policy; or

            (iii) the Company will rescind the New Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and plus interest at the Interest Rate.

      b. the highest score for any Claim Resolution Factor in respect of loans in Section II is "2", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to 50% of the Loan Amounts; however, any existing loans will remain outstanding as an obligation on the Existing Policy(ies); or

            (ii) the Company will offer to rescind the New Policy as of the date of issue and refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

      c. the highest score for any Claim Resolution Factor in respect of loans in Section II is "1", the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible again for the Basic Claim Relief for which the Claimant was originally eligible.

      d. the highest score for any Claim Resolution Factor in respect of loans in Section II is "0", the Claimant shall not be awarded relief.

5. If the Misstatement giving rise to the Claim was in respect of cash surrender values from the Existing Policy(ies) used to pay premiums on the New Policy, and the Existing Policy is a VAL/AL, and

      a. the highest score for any Claim Resolution Factor in respect of cash surrender values in Section II is "3", the Claimant may, in his/her discretion, receive any one of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to the aggregate amount of contested cash value withdrawn (including any withdrawal charges incurred) from the Existing VAL/AL Policy(ies) used to pay premiums on the New Policy at the Interest Rate from the date the cash value was withdrawn and ending on the date of the award (the "Withdrawn Amounts"), however, the Withdrawn Amounts will not be restored to the Existing VAL/AL Policy(ies); or

            (ii) the Claimant will retain the New Policy and the Company will restore the Withdrawn Amounts to the Existing VAL/AL Policy(ies) as an unscheduled premium payment; or

            (iii) the Company will rescind the New Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and plus interest at the Interest Rate.

      b. the highest score for any Claim Resolution Factor in respect of cash surrender values in Section II is "2", the Claimant may, in his/her discretion, receive either of the following:

            (i) The Claimant will retain the New Policy and will receive from the Company an amount in cash equal to 50% of the Withdrawn Amounts; however, such amounts will not be restored to such Existing Policy(ies); or

            (ii) the Company will offer to rescind the New Policy as of the date of issue and refund in cash an amount equal to the premiums paid on the New Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the New Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

      c. the highest score for any Claim Resolution Factor in respect of cash surrender values in Section II is "1", the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible again for the Basic Claim Relief for which the Claimant was originally eligible.

      d. the highest score for any Claim Resolution Factor in respect of cash surrender values in Section II is "0", the Claimant shall not be awarded relief.

III.  ABBREVIATED PAYMENT ("APP")

      A.    ASSESSMENT OF CLAIM/CLAIM RESOLUTION FACTORS

      1. A Misstatement in respect of an Abbreviated Payment ("APP") was made to the Policyholder as to whether, or to what extent, dividends were guaranteed or would not be decreased.

      2. A Misstatement in respect of premiums or other amounts due was made to the Policyholder as to whether, or to what extent, the amount, application, timing or frequency of premiums or other amounts to be paid on a Policy, either in the aggregate or on a per payment basis, were adequate to maintain the Policy in force.

      3. A Misstatement in respect of the viability of the APP sales presentation was made to the Policyholder (i.e. whether the APP could have worked as presented, assuming the dividend scale then in effect at the time of sale (with respect to traditional whole-life policies), the presented hypothetical investment return (with respect to VAL policies), or the presented interest crediting rate (with respect to AL policies)).

      B.    SPECIFIC EVIDENTIARY CONSIDERATIONS

      1. For purposes of this Section III only, supporting evidence shall include, but not be limited to:

            a. There was a clear relationship between a life event (e.g., retirement or specific financial need) and the Abbreviation Point as originally presented at the time of sale (the "Represented Abbreviation Date");

            b. the Policyholder was advised, after issuance of the Policy, to disregard or discard notices of the Company concerning loans, withdrawals/partial surrenders, premiums due or pending lapse with respect to a Policy;

            c. the Policyholder was not informed that the Policy was issued at a rating class other than as illustrated or quoted, and this affected the Represented Abbreviation Date;

            d. the Policyholder made a significant financial decision and acted upon that decision in reliance upon an anticipated year the Policyholder expected out-of-pocket premiums to cease;

            e. the Policyholder purchased a Survivorship Special Rider and did not receive an alternative dividend scale illustration;

            f. the Policyholder received Company-approved illustrations or sales materials which were altered to delete disclosure explaining, or did not state clearly, that dividends are not guaranteed and/or the operation of APP; or

            g. in connection with the marketing, sale or illustration of the Policy to the Claimant, which is the subject of the Claim, the Company used in writing the phrases "vanishing premium" or "vanishing point."

            h. in the event a claim attains a score of "3" and the following circumstances are present, the Claimant may receive the relief set forth in Section III.C.1.c in lieu of that contained in
                  Section III.C.1.a. with respect to a Policy other than VAL/AL, or the relief set forth in Section III.C.5.c. in lieu of that contained in Section III.C.5.a. for a VAL/AL Policy:

                  (i) Company Documentation on or before the delivery of the Policy states that the policyholder would be issued a policy that (x) would be "paid-up" or fully "paid-up" without further out-of-pocket premium payments required of the Policyholder, either immediately upon issue or after a specified number of years or payments, to maintain the policy in force to maturity; and (y) would not require the application of policy cash values (existing and future dividend credits for traditional policies, or contract fund values for VAL/AL Policies) to pay future premiums; and

                  (ii) there was no Company Documentation (other than the Policy itself) on or before delivery of the Policy stating that dividends or contract values for Policies other than VAL/AL, and investment returns or contract values for VAL Policies, or interest crediting rates or contract values for AL Policies, as such are applicable, are not guaranteed (determined without regard to the provision in Section III.B.2.c.).

2. For purposes of this Section III only, undermining evidence shall include, but not be limited to:

      a. The Policyholder took Policy loans in excess of the guaranteed cash value of the Policy, or engaged in withdrawal/partial surrender activity other than to pay premiums after either the Original Payment Commitment or to pay premiums before the Original Payment Commitment as a result of being notified that premiums beyond the Original Payment Commitment would be required, as evidenced by a writing to that effect by the Company or an Agent or a confirmation in writing by the Policyholder to the Company or the Agent to that effect made contemporaneous with such notification;

      b. the Policyholder changed his/her dividend option to other than PUA or dividend accumulations;

      c. the Policyholder received Company-approved illustrations or sales materials which contained disclosure stating clearly that dividends (for traditional Policies), investment returns (for VAL Policies), or interest crediting rates (for AL Policies), as the case may be, are not guaranteed and may change over time and/or describing the operation of APP, so long as the statements in those materials were not solely limited to expressions that dividends were "not guaranteed" or "non-guaranteed";

      d. the Policyholder signed an APP Election/Authorization form in conjunction with or prior to the alleged Misstatement;

      e. the Policyholder changed the Policy in a way that materially increased premiums; or

      f. the Policy lapsed prior to the Represented Abbreviation Date, unless the Policy lapsed as a result of the Policyholder being notified that additional premiums beyond the Original Payment Commitment would be required, as evidenced by (x) such lapse occurring after a writing to the Policyholder by the Company or an Agent providing such notification, and within 13 months of the penultimate annual premium due date under the Original Payment Commitment, or (y) a confirmation in writing by the Policyholder to the Company or the Agent made contemporaneous with such notification.

C.    DETERMINATION OF RELIEF

1. If the highest score for any Claim Resolution Factor in Section III is "3" and the Policy is other than a VAL/AL, the Claimant may, in his/her discretion, receive either of the following:

      a. The Claimant shall cause to be made payments remaining under the original payment commitment at the time of sale (the "Original Payment Commitment"), if any, until the Represented Abbreviation Date. In the event premium payments have been made subsequent to the Represented Abbreviation Date, the Company will refund all such amounts to the Claimant, with interest at the Interest Rate. Thereafter, the Policy's dividend values and PUAs will be used first to pay all future premiums. In any year when such dividends and PUAs are insufficient to pay the premium, the Company will adjust the price of the Policy accordingly. If (x) any withdrawals of dividend values or loans in excess of guaranteed cash value (or any loans on direct recognition policies) are taken against the

            Policy or (y) the dividend option is not purchase of PUAs, or (z) there is a failure to make any required payments under the Original Payment Commitment, then the Company's obligation to adjust the price of the Policy shall cease, the Policy shall revert to normal operation, and the Policyholder will be responsible for any and all amounts necessary to keep the Policy in force.

            If the Policy has lapsed prior to the date of the award, the Company will reinstate the Policy and bear as a price adjustment all reinstatement costs pursuant to the reinstatement terms of such Policy (but not including payments remaining under the Original Payment Commitment) (except that all underwriting requirements will be waived) and the Company will then provide the relief as set forth above. In the event (i) the Policy cannot be so reinstated, or (ii) it is deemed necessary and in the Claimant's best interest for tax purposes (whether or not the Policy is in force), the Company (waiving all underwriting requirements) will issue a Designated New Policy, within the Company's portfolio of individual permanent life insurance policies available on the date of the award for the same amount of initial death benefit. The new policy's suicide and contestability provisions will be considered to commence as of the Existing Policy's issue date. The Company will then provide the relief as set forth above; or

      b. the Company will rescind the Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the Policy, less cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the Policy, and plus interest at the Interest Rate.

      c. If Section III.B.1.h applies, the relief in Section III.C.1.a will be made available; provided, however, that after the Represented Abbreviation Date, the Policy's dividend values and PUAs will be accrued to the Policy as dividend credits without application to premiums, all without giving effect to clauses III.C.1.a.(x) and III.C.1.a.(y).

2. If the highest score for any Claim Resolution Factor in Section III is "2" and the Policy is other than a VAL/AL, the Claimant may, in his/her discretion, receive either of the following:

      a. The Claimant shall cause to be made payments remaining under the Original Payment Commitment at the time of sale, if any, until the Represented Abbreviation Date. In the event premium payments have been made subsequent to the Represented Abbreviation Date, the Company will refund all such amounts to the Claimant, with interest at the Interest Rate. Thereafter, the Policy's dividend values and PUAs will be used to pay all future premiums that are necessary to maintain the Policy in force. Assuming the continuance of the current dividend scale in effect at the time of the award, the Company will adjust the price of the Policy each year until the New Abbreviation Point (as defined below) to the extent the Policy's dividends and PUAs would otherwise be insufficient to pay premiums as they become due; provided, however, the Policyholder will be responsible until, on and after the New Abbreviation Point for paying any premium, or portion thereof, which is required to keep the Policy in force as a result of reduction(s) in the Company's actual dividend scale from the Company's dividend scale in effect on the date of the award. "New Abbreviation Point" shall mean the Abbreviation Point based upon the current dividend scale of the Company in effect on the date of the award. If any withdrawals of dividend values or loans in excess of guaranteed cash value (or any loans on direct recognition policies) are taken against the Policy or if the dividend option is not purchase of PUAs, or there is failure to make any required payments under the Original Payment Commitment, then the Company's obligation to adjust the price of the Policy shall cease, the Policy shall revert to normal operation, and the Policyholder will be responsible for any and all amounts necessary to keep the Policy in force.

            To qualify for the relief set forth in this Section III.C.2.a., the Claimant must sign a collateral assignment, in the form of collateral assignment used by the Company on the date of the award, providing, among other things, for the assignment of the right to the Policy's cash value, the right to make Policy loans, the right to change the Policy's dividend option, and the right to receive specified death benefits. The collateral assignment shall further provide that: (i) if a surrender or a loan or a withdrawal is taken from the Policy, the Company will receive the cash value up to the amount of price adjustment of the Policy the Company has provided in accordance herewith prior to the payment to the Claimant of the surrender, loan or withdrawal amounts, and (ii) when the insured dies, the Company will receive, up to the amount of price adjustment on the Policy it has provided in accordance herewith, any value in the Policy above and beyond the face amount after first subtracting any Policy debt.

            If the Policy has lapsed prior to the date of the award, the Company will reinstate the Policy and bear as a price adjustment all reinstatement costs pursuant to the reinstatement terms of such Policy (but not including payments remaining under the Original Payment Commitment) (except that all underwriting requirements will be waived) and the Company will then provide the relief as set forth above. In the event (i) the Policy cannot be so reinstated, or (ii) it is deemed necessary and in the Claimant's best interest for tax purposes (whether or not the Policy is in force), the Company

            (waiving all underwriting requirements) will issue a Designated New Policy, within the Company's portfolio of individual permanent life insurance policies available on the date of the award for the same amount of initial death benefit. The new policy's suicide and contestability provisions will be considered to commence as of the Existing Policy's issue date. The Company will then provide the relief as set forth above; or

      b. the Company will rescind the Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the Policy, less cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

3. If the highest score for any Claim Resolution Factor in Section III is "1" and the Policy is other than a VAL/AL, the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible for the Basic Claim Relief for which the Claimant was originally eligible.

4. If the highest score for any Claim Resolution Factor in Section III is "0" and the Policy is other than a VAL/AL, the Claimant shall not be awarded relief.

5. If the highest score for any Claim Resolution Factor in Section III is "3" and the Policy is a VAL/AL, the Claimant may, in his/her discretion, receive either of the following:

      a. The Claimant shall cause to be made payments remaining under the Original Payment Commitment, if any, until the Represented Abbreviation Date. In the event premium payments have been made subsequent to the Represented Abbreviation Date, the Company will refund all such amounts to the Claimant, with interest at the Interest Rate. Thereafter, the Company shall adjust the price of the Policy in such amounts to the extent necessary to keep the Policy in force. If (x) any withdrawals or loans on the Policy are made, or
            (y) there is a failure to make any required payment under the Original Payment Commitment, the Company's obligation under this section shall cease, the Policy will revert to normal operation and the Policyholder will be responsible for any and all amounts necessary to keep the Policy in force.

            If the Policy has lapsed prior to the date of the award, the Company will reinstate the Policy and bear as a price adjustment all reinstatement costs pursuant to the reinstatement terms of such Policy (but not including payments remaining under the Original Payment Commitment) (except that all underwriting requirements will be waived) and the Company will then provide the relief as set forth above. In the event the Policy cannot be so reinstated, the Company (waiving all underwriting requirements) will issue a Designated New Policy, within the Company's portfolio of individual permanent life insurance policies available on the date of the award for the same amount of initial death benefit. The new policy's suicide and contestability provisions will be considered to commence as of the Existing Policy's issue date. The Company will then provide the relief as set forth above; or

      b. the Company will rescind the Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the Policy, less cash withdrawals, surrenders and/or loans on the Policy, and plus interest at the Interest Rate.

      c. If Section III.B.1.h applies, the relief in Section III.C.5.a will be made available; provided, however, that after the Represented Abbreviation Date, the Company will further adjust the price of the Policy annually in the amount of the first scheduled premium, and the condition in clause III.C.5.a.(x) shall apply only with respect to the withdrawal or loan of amounts resulting from any adjustments made by the Company.

6. If the highest score for any Claim Resolution Factor in Section III is "2" and the Policy is a VAL/AL. the Claimant may, in his/her discretion, receive either of the following:

      a. The Claimant shall cause to be made payments remaining under the Original Payment Commitment, if any, until the Represented Abbreviation Date. In the event premium payments have been made subsequent to the Represented Abbreviation Date, the Company will refund all such amounts to the Claimant, with interest at the Interest Rate. Thereafter, the Company shall adjust the price of the Policy in such amounts to the extent necessary to keep the Policy in force. If any withdrawals or loans on the Policy are made, or, if there is a failure to make any required payment under the Original Payment Commitment, the Company's obligation under this section shall cease, the Policy will revert to normal operation and the Policyholder will be responsible for any and all amounts necessary to keep the Policy in force.

            To qualify for the relief set forth in this Section III.C.6.a., the Claimant must sign a collateral assignment, in the form of collateral assignment used by the Company on the date of the award, providing, among other things, for the assignment of the right to the Policy's cash value, the right to make Policy loans, and the right to receive specified death benefits. The collateral assignment shall further provide that: (i) if a surrender or a loan or a withdrawal is taken from the Policy, the Company will receive the cash value up to the amount of price adjustment of the Policy the Company has provided in accordance herewith prior to the payment to the Claimant of the surrender, loan or withdrawal amounts, and (ii) when the insured dies, the Company will receive, up to the amount of price adjustment of the Policy it has provided in accordance herewith, any value in the Policy above and beyond the face amount after first subtracting any Policy debt.

            If the Policy has lapsed prior to the date of the award, the Company will reinstate the Policy and bear as a price adjustment all reinstatement costs pursuant to the reinstatement terms of such Policy (but not including payments remaining under the Original Payment Commitment) (except that all underwriting requirements will be waived) and the Company will then provide the relief as set forth above. In the event the Policy cannot be so reinstated, the Company (waiving all underwriting requirements) will issue a Designated New Policy, within the Company's portfolio of individual permanent life insurance policies available on the date of the award for the same amount of initial death benefit. The new policy's suicide and contestabitity provisions will be considered to commence as of the Existing Policy's issue date. The Company will then provide the relief as set forth above; or

      b. the Company will rescind the Policy as of the date of issue and will refund in cash an amount equal to the premiums paid on the Policy, less cash withdrawals, surrenders and/or loans on the Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate.

7. If the highest score for any Claim Resolution Factor in Section III is "1" and the Policy is a VAL/AL, the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible for the Basic Claim Relief for which the Claimant was originally eligible.

8. If the highest score for any Claim Resolution Factor in Section III is "0" and the Policy is a VAL/AL, the Claimant shall not be awarded relief.

IV.   LIFE INSURANCE SOLD AS AN INVESTMENT, SAVINGS OR RETIREMENT VEHICLE

      A.    ASSESSMENT OF CLAIM/CLAIM RESOLUTION FACTORS

      1. A Misstatement was made to the Policyholder as to whether, or to what extent, (i) the sale did or did not primarily involve life insurance, or (ii) that an investment, savings account, mortgage protection, college/tuition funding, retirement plan, or other investment, savings or thrift vehicle was sold in such a manner that the Policyholder had no reasonable basis to understand that the underlying funding vehicle was a life insurance policy.

      B.    SPECIFIC EVIDENTIARY CONSIDERATIONS

      1. For purposes of this Section IV only, supporting evidence shall include, but not be limited to:

            a. The Policyholder did not have at the time of sale a financial need (based only upon written documentation of such need prepared at the time of sale) either (i) to replace lost income for the beneficiary(ies) in the event of the insured's death, or (ii) to leave the beneficiary(ies) with cash necessary to meet another obligation or to complete a cash accumulation goal or need that would not otherwise be fulfilled in the event of the insured's death;

            b. premiums and other payments to fund the Policy were predominantly referred to as "deposits" or "contributions";

            c. the cash value of the Policy was predominantly referred to as "account" value;

            d. loans, surrenders, or withdrawals were referred to as "investment," "savings," "capital," "retirement," "pension," or other non-insurance funds; or

            e.    the Policyholder did not receive the Policy.

      2. For purposes of this Section IV only, undermining evidence shall include, but not be limited to:

            a. The Policyholder had at the time of sale a financial need (based only upon written documentation of such need prepared at the time of sale) either (i) to replace lost income for the beneficiary(ies) in the event of the insured's death, or (ii) to leave the beneficiary(ies) with cash necessary to meet another obligation or to complete a cash accumulation goal or need that would not otherwise be fulfilled in the event of the insured's death;

            b. the Policyholder received illustrations, sales materials, or a current prospectus filed with the Securities and Exchange Commission clearly setting forth that the product sold was life insurance; or

            c. the Policyholder, as the insured, underwent blood tests or medical examination.

      C.    DETERMINATION OF RELIEF

      1. If the highest score for any Claim Resolution Factor in Section IV is "3", the Claimant may, in his/her discretion, receive from the Company either of the following:

            a. a rescission of the Policy as of the date of issue and a refund in cash in an amount equal to the premiums paid on the Policy, less any Cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the Policy, and plus interest at the Interest Rate; or

            b. an exchange of the Policy for a flexible premium deferred annuity designated by the Company and set forth on Schedule A hereto (the "Flexible Premium Deferred Annuity"), with standard surrender charges (the applicable period for surrender charges shall be considered to commence as of the Policy's issue date), purchased with the applicable funds described in clause C.1.a. above.

      2. If the highest score for any Claim Resolution Factor in Section IV is "2", the Claimant may, in his/her discretion, receive from the Company either of the following:

            a. a rescission of the Policy as of the date of issue and a refund in cash in an amount equal to the premiums paid on the Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate. No Term Insurance Costs will be deducted in the event the Claim attains a score of "2" as a result of the Agent having a Complaint History; or

            b. an exchange of the Policy for a Flexible Premium Deferred Annuity, with standard surrender charges (the applicable period for surrender charges shall be considered to commence as of the Policy's issue date), purchased with the applicable funds described in clause C.2.a. above and without interest being paid thereon.

      3. If the highest score for any Claim Resolution Factor in Section IV is "1", the Appeals Committee, the Claim Evaluation Staff or the Claim Review Staff shall make the Claimant eligible again for the Basic Claim Relief for which the Claimant was originally eligible.

      4. If the highest score for any Claim Resolution Factor in Section IV is "0", the Claimant shall not be awarded relief.

V.    OTHER CLAIMS

      A.    ASSESSMENT OF CLAIM/CLAIM RESOLUTION FACTORS

      1. A Misstatement in respect of information which forms the basis of any Claim and not particularly provided for in Sections II through IV hereof, was made to the Policyholder.

      2. The sale, administration or service of the Policy violated applicable state insurance statutes or regulations respecting product advertising or retail sales practices; provided however, that this Claim Resolution Factor may not be assigned a score of greater than "1" in the absence of a related fraud or deceit.

      3. The Policyholder was the victim of forgery or theft or other form of misappropriation of funds, cash values or Policy benefits.

      B.    DETERMINATION OF RELIEF

      1. If the highest score for any Claim Resolution Factor in Section V is "3", the Claimant shall be awarded remedial relief chosen from the forms of relief described in paragraph 2 below, except that interest at the Interest Rate on funds paid into the Policy, less any cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums, shall also be awarded, and no Term Insurance Costs will be deducted.

      2. If the highest score for any Claim Resolution Factor in Section V is "2", the Claimant shall be awarded the following remedial relief as chosen by the Company:

            a. a rescission of the Policy as of the date of issue and a refund in cash in an amount equal to the premiums paid on the Policy, less cash withdrawals, surrenders, loans and/or dividends paid in cash or used to reduce premiums on the Policy, and less Term Insurance Costs, plus 50% of the interest at the Interest Rate; or

            b. the issuance (with regular underwriting) of a substitute product within the Company's portfolio of products available on the date of the award, purchased with the applicable funds described in clause B.2.a. above. If the substitute product is a life insurance policy, such policy's suicide and contestability provisions will be considered to commence as of the Policy's issue date with respect to insurance provided by the substitute product in an amount not exceeding the face amount of the Policy. If the substitute product is an annuity, the applicable period for surrender charges shall be considered to commence as of the Policy's issue date.

      3. If the highest score for any Claim Resolution Factor in Section V is "1", the Claimant shall be awarded remedial relief which appropriately responds to the nature of the asserted Claim. Such relief shall not be at a cost in excess of the cost to the Company of Basic Claim Relief.

      4. If the highest score for any Claim Resolution Factor in Section V is "0", the Claimant shall not be awarded relief.

VI.   ALLOCATION OF ADDITIONAL REMEDIATION AMOUNT

      A. The additional amounts for distribution made available through the Settlement pursuant to the Stipulation ("Additional Remediation Amount") will be distributed subsequent to all Claimants' final notification to the Company of their acceptance and selection of relief, which shall be after any and all Hearings or Rehearings pursuant to APCOM Review (the "ADR Process Completion"). After the ADR Process Completion, the Court shall determine, at a hearing upon notice, the method and allocation of the distribution of the Additional Remediation Amount among Claimants receiving relief in the ADR Process. The Regulatory Oversight Staff shall have the opportunity to make a presentation through its representative at such hearing. Such hearing will be subject to published notice as shall be approved by the Court. In making such determination, the Court in its sole discretion shall distribute the Additional Remediation Amount among the Claimants attaining scores of "3" and "2", with appropriate weighting concerning Claims receiving such scores, unless, after consideration of the following factors, the Court determines that a different distribution is warranted to achieve equity among all remediated Claimants:

            (i)   the aggregate number of Claims submitted to the ADR Process;

            (ii)  the distribution of Claims among Claim Categories;

            (iii) the aggregate number of Claims receiving relief under the ADR
                  Process;

            (ix)  the distribution of Claims among all the scores set forth in
                  Section I.D. hereof; and

            (v) within each Claim Category, the average cost per Claim receiving relief, for each of the scores set forth in Section I.D. hereof.

                                   SCHEDULE A

                             DESIGNATED NEW POLICIES

A. The Designated Policy if a Policyholder's Policy was a Traditional Whole-Life Policy will be the following:

================================================================================
     FACE AMOUNT              ISSUE AGE (0-75)              ISSUE AGE (76-85)
--------------------------------------------------------------------------------
    Below $25,000                Life at 85                      Life at 90
--------------------------------------------------------------------------------
  $25,000 and above              Life at 85                Estate 25 Whole Life
================================================================================

B. The Designated Policy if a Policyholder's Policy was a VAL/AL Policy will be the Policyholder's choice of the applicable Policy listed in Section A. above, or the following:

================================================================================
                FACE AMOUNT                        ALL ISSUE AGES
--------------------------------------------------------------------------------
                All Amounts                            VAL(1)
================================================================================

                               DESIGNATED ANNUITY

       Flexible Premium Deferred Annuity: Prudential's Fixed Interest Plan

----------
(1) In the event the Policyholder's Policy was an AL Policy, and the Company is unable as a result of differences in Policy type between AL and VAL to issue a VAL as the Designated Policy under applicable federal or state suitability requirements, the Designated Policy shall be an AL.

                                    EXHIBIT 1

                           STATE INSURANCE DEPARTMENTS

Alabama                                                 Montana
Alaska                                                  Nebraska
Arizona                                                 Nevada
Arkansas                                                New Hampshire
Colorado                                                New Jersey
Connecticut                                             New Mexico
Delaware                                                New York
District of Columbia                                    North Carolina
Georgia                                                 North Dakota
Hawaii                                                  Ohio
Idaho                                                   Oklahoma
Illinois                                                Oregon
Indiana                                                 Pennsylvania
Iowa                                                    Rhode Island
Kansas                                                  South Carolina
Kentucky                                                South Dakota
Maine                                                   Tennessee
Maryland                                                Utah
Michigan                                                Vermont
Minnesota                                               West Virginia
Mississippi                                             Wisconsin
Missouri                                                Wyoming

                                   EXHIBIT C

                           MANUAL OF PROCEDURES FOR
                       RESOLVING CLAIMS UNDER PRUDENTIAL
                   ALTERNATIVE DISPUTE RESOLUTION GUIDELINES

                               TABLE OF CONTENTS


                                                                         Page
                                                                         ----

I.     INTRODUCTION .....................................................   1
       A.  General ......................................................   1
       B.  Overview of Process ..........................................   1
       C.  Promulgation .................................................   2
       D.  Definitions ..................................................   2
       E.  Grace Period .................................................   3

II.    CLAIM PROCESSING AND REVIEW ......................................   4
       A.  Post-Settlement Notice .......................................   4
       B.  Election Form Receipt ........................................   4
       C.  Election Form Processing .....................................   4
       D.  Claimant Support Team ........................................   4
       E.  Claim Form Receipt ...........................................   5
       F.  Claim File Assembly ..........................................   5
       G.  Factual Investigation ........................................   6
           1.     Policy Information ....................................   6
           2.     Agent-Related Information .............................   6
           3.     Communication with Claimant ...........................   7
       H.  Claim File Retention .........................................   8
       I.  Claim Evaluation .............................................   8
           1.     Preliminary Review ....................................   8
           2.     Preliminary Notification ..............................   8
                  a.     Acknowledgement ................................   8
                  b.     Return or Rejection ............................   9
                         (i)    Timeliness ..............................   9
                         (ii)   Completeness ............................   9
                         (iii)  Excluded Or Ineligible Claimants ........   9
                         (iv)   Company Discretion ......................  10
                         (v)    Review of Claim Evaluation Staff
                                Preliminary Determinations ..............  10
           3.     Review ................................................  10
           4.     Scoring ...............................................  10
           5.     Determination as to Relief ............................  10
           6.     Other Actions .........................................  11
           7.     Prompt Resolution/Time Frame ..........................  11
           8.     Report of Claim Determination .........................  11

       J.  Independent Claim Evaluation .................................  11


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

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            Page
                                                                            ----

        K.      Claim Review and Analysis ..................................  12

III.    COMMUNICATIONS, NOTIFICATION AND IMPLEMENTATION OF RELIEF ..........  12
                A.      Claimant Assistance ................................  12
                B.      Notification .......................................  13
                C.      Acceptance of Relief/Demand for APCOM Review .......  13

IV.     CLAIMANT REPRESENTATIVE, REGULATORY OVERSIGHT STAFF AND
        COMPANY STEERING COMMITTEE .........................................  13
        A       Claimant Representative ....................................  13
        B.      Regulatory Oversight Staff .................................  14
        C.      Company Steering Committee .................................  17
        D.      Independent Audit ..........................................  17

V.      APPEALS PROCEDURES .................................................  18
        A.      Selection of Appeals Committee .............................  18
                1.      Appointment ........................................  18
                2.      Termination ........................................  18
                3.      Operation of the APCOM .............................  19
        B.      Commencement of APCOM Review ...............................  19
                1.      Notification and Appointment of APCOM Reviewer .....  19
                2.      Representation of Claimant .........................  19
                3.      Access to File .....................................  20
                4.      Authority of the APCOM Reviewer ....................  20
        C.      APCOM Review Procedures ....................................  21
                1.      Mediation Prior to Hearing .........................  21
                2.      Hearing ............................................  21
                3.      Scoring and Relief .................................  21
                4.      Notification .......................................  21
                5.      Rehearing Procedures ...............................  22
                6.      Binding Nature of Decisions ........................  22


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

                            MANUAL OF PROCEDURES FOR
                       RESOLVING CLAIMS UNDER PRUDENTIAL
                    ALTERNATIVE DISPUTE RESOLUTION GUIDELINES

I.    INTRODUCTION

      A. GENERAL. The procedures set forth in this Manual of Procedures for Resolving Claims under the Prudential Alternative Dispute Resolution Guidelines (as amended or modified from time to time, this "Manual") generally will provide guidance for the prompt and fair processing and resolution of all Claims submitted by eligible Policyholders pursuant to the Stipulation of Settlement to be entered into between Plaintiffs and the Defendants (the "Stipulation") and pursuant to consent orders and agreements, and all amendments thereto, issued by the State Insurance Departments identified in Exhibit 1 to the ADR Guidelines ("Consent Orders"). Claims pursued through the ADR Process will be administered in accordance with the provisions set forth in this Manual.

      B. OVERVIEW OF PROCESS. The procedures described in this Manual provide a comprehensive plan for the efficient and effective processing, administration and resolution of Claims. Section II describes the process for the preparation and submission of Claims by Claimants, with the assistance of independent claim advisors, and the processing, administering, evaluating, scoring and remedying of Claims by the Company's Claim Evaluation Staff. Sections II and III specifically provide for the establishment of (A) the Independent Claim Evaluation Team, which will re-evaluate all Claims initially receiving less than the highest score from the Claim Evaluation Staff and (B) the Claim Review Staff, which will perform an oversight function by (i) handling communications from Claimants, including inquiries concerning the ADR Process generally and awards received, via the establishment of a toll-free telephone hot-line (subject to monitoring from time to time by Lead Counsel and the Regulatory Oversight Staff of the training and telephone calls of those persons responding to Claimants' inquiries), (ii) randomly selecting for additional review and re-evaluation a percentage of Claims previously evaluated and scored by the Claim Evaluation Staff, prior to any Claimant notification of the decision with respect to those randomly selected Claims, (iii) processing Claimant requests for review by an appeals committee, (iv) administering award determinations, and (v) collating and synthesizing the data derived from the Claims re-evaluated, and recommending to the Steering Committee modifications and enhancements in the procedures set forth in this Manual. To ensure the integrity of the ADR Process, Section IV provides for (a) the appointment by Lead Counsel of the Claimant Representative, and the designation of the Regulatory Oversight Staff by the Department, both of which are to be responsible for monitoring and oversight of the ADR Process, (b) the appointment of a Company multi-disciplinary Steering Committee to aid in implementing improvements in the procedures set forth herein based on the recommendations of the Claim Review Staff, Lead Counsel and the Regulatory Oversight Staff, and to communicate with each of the Claim Evaluation Staff, the Claim Review Staff, the Independent Claim Evaluation Team, the Department, the Regulatory Oversight Staff, Lead Counsel and the Claimant Representative, and (c) the retention of independent auditors to assess the consistent application of the ADR Guidelines (as defined below).
Section V provides for an appeals process in establishing an appeals committee to resolve Claimants' objections to the determinations of their Claims by the Claim Evaluation Staff and/or the Claim Review Staff.

      C. PROMULGATION. In order to comply with the terms of the Stipulation, the Consent Orders and the ADR Guidelines, the Company shall resolve all Claims submitted in the ADR Process in conformance with the provisions set forth in this Manual. The Company, Lead Counsel or the Department may propose modifications or revisions of the procedures set forth in this Manual in order to continue to effectuate the common objectives of the Department. Lead Counsel and the Company as circumstances arise and situations change through the normal course of the Company's business; provided, however, that (i) all such modifications or revisions of these procedures shall continue to be consistent with the terms of the Stipulation, the Consent Orders and the objectives and policies put forth by this Manual on this date, and (ii) the Claimant's relief is not diminished by such modification or revision. Any such proposed modifications or revisions proposed by one party shall be forwarded to the other parties for their approval. Additionally, the Company is authorized to adopt all necessary and/or additional internal Company operating policies, processes or documents not in violation of the terms or provisions of either of the Stipulation, the Consent Orders or the ADR Guidelines, in order to carry out the objectives described by the Stipulation, the Consent Orders, the ADR Guidelines and this Manual.

      D. DEFINITIONS. Capitalized terms used in this Manual and not otherwise defined herein shall have the same meanings ascribed thereto in the Prudential Alternative Dispute Resolution Guidelines (the "ADR Guidelines").

      For purposes of this Manual, the following terms shall have the following respective meanings:

            1. "Agent Statement" shall mean the written statement of the Agent(s) who sold and/or serviced the Policy, validly executed and made with a Declaration.

            2. "Claim Evaluation Staff" shall mean the qualified professional and administrative staffs established by the Company, wholly independent from the Company's marketing or sales functions, composed solely to perform the evaluation of Claims, and to score and determine the level of relief of all Claims. The administrative staff shall consist of persons adequately trained or experienced to perform the functions required herein and to assist the professional staff. The professional staff shall consist of persons from the Company's Policyowner Relations, Compliance, Individual Insurance and/or Law Departments, none of whom shall have acted as a licensed agent for the Company or shall have directly supported, or acted in the field supervision of the Company's licensed agents.

            3. "Claim Review Staff" shall mean the qualified professional and administrative staffs established by the Company, wholly independent from the Company's marketing or sales functions, composed to perform the functions more specifically described in Sections II and III hereof. The administrative staff shall consist of persons adequately trained or experienced to perform the functions required herein and to assist the professional staff. The professional staff shall consist of certain of the Company's senior complaint handlers from the Policyowner Relations Department, attorneys from the Company's Law Department and/or experienced members of the Company's Compliance Department, none of whom shall have acted as a licensed agent for the Company or shall have directly supported, or acted in the field supervision of the Company's licensed agents.

            4. "Claimant Group" shall mean all Policyholders, taken as a whole.

            5. "Claimant Group Administrator" shall mean any third party, agent or administrator, including Boston Financial Data Services, Inc., which may be retained by the Company and must be approved by Lead Counsel and the Regulatory Oversight Staff, to help implement the ADR Process and Basic Claim Relief.

            6. "Claimant Representative" shall mean that person, and his or her two assistants, selected by Lead Counsel to act as a monitor on behalf of the Claimants as described herein.

            7. "Claimant Support Team" shall mean that wholly independent entity designated and retained by the Company, and approved by Lead Counsel and the Regulatory Oversight Staff, to provide administrative assistance to Claimants in the preparation of their respective Claims, including providing aid in completing Claim Forms and responding to inquiries respecting the ADR Process during the time prior to the submission of the Claim Form. Lead Counsel and the Regulatory Oversight Staff shall monitor from time to time the Claimant Support Team's training and telephone calls.

            8. "Declaration" shall mean a written declaration, subject to the penalties of perjury, in accordance with 28 U.S.C. Section 1746, using the language in Section 1746(1) thereof.

            9. "Defendants' Counsel" shall mean the law firm of Sonnenschein Nath & Rosenthal.

            10. "Regulatory Oversight Staff" shall mean those persons, appointed or designated by the Department assembled to provide oversight of these programs.

      E. GRACE PERIOD. With respect to any submissions by a Policyholder which are required to be provided within an express period of time hereunder, the Company will automatically grant a 1O-day "grace period" from the expiration of the applicable period of time in order to accept an otherwise untimely submission as timely.

II.   CLAIM PROCESSING AND REVIEW

      A. POST-SETTLEMENT NOTICE. Within 30 days of the date of the entry of the Final Order and Judgment, the Company, through the Claimant Group Administrator, will distribute to all Policyholders the Post-Settlement Notice which will (i) inform Policyholders about the Settlement in the Action, and that the Consent Orders have been signed and are effective, and (ii) advise Policyholders of the existence of a toll-free telephone hot-line for any inquiries concerning the Post-Settlement Notice, the Election Form and their Claims. Enclosed with the Post-Settlement Notice will be one or more Election Forms (one for each Policy owned by the Policyholder) to be completed by the Policyholder. The Election Form enables a Policyholder to choose to either submit his, her, or its Claim for evaluation in the ADR Process or to receive Basic Claim Relief.

      B. ELECTION FORM RECEIPT. All Election Forms which allow a Claimant to select either Basic Claim Relief or participation in the ADR Process will be addressed to and received by the Claimant Group Administrator. Within 75 days of receiving an Election Form from a Policyholder, the Claimant Group Administrator will transmit either (i) an acknowledgement of receipt of the Election Form and information regarding the implementation of Basic Claim Relief, or (ii) a Claim Form and covering letter to the Claimant if the ADR Process is selected. A copy of the Election Form will also be forwarded to the Claim Evaluation Staff.

      C. ELECTION FORM PROCESSING. The Claim Evaluation Staff will receive and record all Election Forms received from the Claimant Group Administrator and will assign a separate Claim number to each Claim.

      D. CLAIMANT SUPPORT TEAM. The Claimant Support Team will provide administrative assistance to Claimants in making their election on the Election Form and in the preparation of their respective Claims. The Claimant Support Team will perform the following functions:

            1. Respond to any Claimant inquiries, via a toll-free telephone hot-line, respecting their election on the Election Form, their preparation of the Claim Form, the ADR Process and the review by the APCOM;

            2.    Assist Claimants in the completing of the Claim Form; and

            3. Advise Claimants with respect to the collection of documents for submission to the Claim Evaluation Staff for inclusion in the File.

The Claimant Support Team will not participate in the evaluation of any Claims.

      E. CLAIM FORM RECEIPT. The Claim Evaluation Staff will receive and record all Claim Forms received by the Company from Claimants, and, to the extent the Claim has not previously been assigned a Claim number, will assign a separate Claim number to each such Claim. The Claim Evaluation Staff will also fill out the Claim Summary Form by recording the information, as received, on a computerized storage and retrieval system that is designed to permit efficient recovery of the information, in written form, by appropriate topic.

      F. CLAIM FILE ASSEMBLY. As soon as reasonably practicable after receipt and recording of a Claim Form, the Claim Evaluation Staff will establish a separate File for each Claim. The Claim Evaluation Staff will assemble the File from Company sources and those documents submitted by the Claimant with the Claim Form. The File for a particular Claim will contain copies of all documents transmitted to, or prepared or obtained by, the Claim Evaluation Staff with respect to the Claim, including, without limitation, to the extent available in the Company's records (including the non-privileged Company documents such as agent complaint histories held by Defendants' Counsel), the following materials:

            1. documents that were furnished to the Claimant in connection with the sale of the Policy(ies) including, the Policy(ies), illustrations and sales materials;

            2.    documents contained in the files of the Agent(s);

            3. documentation and data concerning the Policy(ies) from the Agent's sales office(s);

            4.    correspondence concerning the Policy(ies);

            5. records maintained by the Company including the Claimant's application file (including the application and change and disbursement requests);

            6. relevant portions of the electronic records relating to the Policy, including, without limitation, the master record and the policy history;

            7. prior complaint correspondence from or at the direction of the Claimant concerning the Policy(ies) and related data received from or concerning the Agent(s);

            8. data or documents relating to the Complaint History, internal discipline, or regulatory sanction of the Agent(s) who sold and/or serviced the Policy(ies) (in summary form only, the foregoing notwithstanding);

            9. any other information or document relevant to the Claim which pertains to the Claim Resolution Factors or evidentiary considerations under the ADR Guidelines;

            10. the Claim Form and all documents furnished with or attached to the Claim Form (including any third-party affidavits);

            11.   the Claim Summary Form;

            12.   correspondence concerning the Claim;

            13. the written statement of the Agent(s), validly executed and notarized, who sold and/or serviced the Policy (the "Agent Statement"); and

            14. the written statement of supervising manager(s) of the Agent(s) in respect of the Claim.

      G. FACTUAL INVESTIGATION. Concurrent with the assembly of the File as described in Section II.F. hereof, the Claim Evaluation Staff will, to the extent practicable, conduct a reasonable investigation of relevant facts, including (but not necessarily limited to) the following:

            1. Policy Information. The Claim Evaluation Staff will retrieve and review the relevant files relating to the Claimant's Policy or Policies, including, to the extent pertinent, any application files, premium- and loan-history records, disbursement and withdrawal records, master record, replacement forms and complaint files.

            2. Agent-Related Information. The Claim Evaluation Staff will identify the Agent or Agents who sold the Policy or Policies, and generally will:

                  a. determine the status of the Agent (e.g., active, retired, deceased, terminated, etc.) and, if known, the Agent's current address or business unit and office affiliation;

                  b. contact the Agent concerning the Claim and request the Agent to furnish an Agent Statement concerning the Claim and to provide any other facts or documents, including sales materials, illustrations and correspondence, that might be relevant in assessing the Claim, including whether the Agent knows, based on personal knowledge, whether any documents originally created or kept by the Agent or in the agency office specifically pertaining to the Claim have been destroyed, and the circumstances of such destruction, and whether copies of such documents cannot be located. In the event (i) the Claim involves a complaint previously received and processed by the Company and (ii) the Company, in processing the complaint, obtained from the Agent any statements and/or relevant documents from the Agent's file, the Claim Evaluation Staff may rely on the previously submitted statements and/or documents without contacting the Agent again, (however, any such earlier statement will be returned to the Agent with a request that the Agent have the statement converted to an Agent Statement, which process includes the provision of a Declaration). Where an Agent, without cause, unreasonably fails or refuses to furnish the Claim Evaluation Staff with information or a statement which such staff believes is important, the Claim Evaluation Staff will document such failure or refusal. Additionally, any statement of the Agent prepared on or after the Final Settlement Date which is not executed and does not contain a Declaration will be deemed not to be Available Evidence;

                  c. advise the Agent in writing in connection with the above contacts that the Company will not take disciplinary action against any Agent solely based on any truthful representations he or she might make in the Agent Statement in connection with the ADR Process; provided, however, that disciplinary action may be taken based on any other evidence regardless of source;

                  d. retrieve and review any relevant files in respect of the Claim, including complaint and replacement history;

                  e. to facilitate the ADR Process and to minimize inconvenience to Agents and office personnel, the Company may appoint one or more persons to be available, at the request of an Agent, to assist Agents in fully responding to Company requested information. Where the Claim Evaluation Staff is unable after reasonable efforts to contact the Agent, or where the Agent is not available and the Agent's office may be able to provide the necessary information, the Claim Evaluation Staff, in lieu of contacting the Agent, may contact the appropriate sales management and may consider as Available Evidence the information provided by such sales management to the extent sales management personnel were present at the time of the sale; and

                  f. contact the office with which the Agent was affiliated at the time of the sale(s) of the Policy or Policies to request that the office assist in furnishing any documents that may be relevant in assessing the Claim.

            3. Communication with Claimant. The Claim Evaluation Staff may communicate with the Claimant concerning the Claim and may seek additional information or documents from the Claimant in order to assist the Claim Evaluation Staff in assessing, scoring and determining the Claim. All communications with the Claimant will be appropriately documented. Where a Claimant unreasonably fails or refuses to furnish the Claim

Evaluation Staff with information or a statement which could materially affect the review of the Claim, the Claim Evaluation Staff will document such failure or refusal.

      H. CLAIM FILE RETENTION. The Company will retain the Claim File for no less than five (5) years from the mailing of the Post-Settlement Notice in paper, electronic or other media to permit the use, copying and retention of the Claim File for the purposes of the ADR Process.

      I. CLAIM EVALUATION.

            1. Preliminary Review. Promptly upon receipt of a Claim Form, the Claim Evaluation Staff will perform a preliminary review of the Claim to ensure that, as to the Policy in question:

                  a. the Claim Form has been submitted in a timely manner;

                  b. the Claim Form is complete, has been signed by each owner of the Policy, and has been made with a Declaration;

                  c. the representations and agreements in the Claim Form have not been deleted or modified;

                  d. the Claimant has not previously signed an agreement, while represented by counsel, pursuant to a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released the Company from any further claims concerning the Policy; and

                  e. the Claimant has not been excluded from the Claimant Group with respect to the Policy in question. Although the Claimant Group Administrator will not transmit Claim Forms to persons or entities who have been excluded from the Claimant Group. it is possible that such persons or entities may obtain Claim Forms and submit them to the Company. As a result, in conducting its preliminary review of each Claim, the Claim Evaluation Staff also needs to determine whether the person or entity has previously been excluded from the Claimant Group.

            2. Preliminary Notification. Upon completing its preliminary review of a Claim, the Claim Evaluation Staff will transmit one of the following letters to the Claimant:

                  a. Acknowledgement. When the Claim Evaluation Staff determines that the Claim Form is complete and has been submitted in a timely manner by a Claimant who is eligible to submit a Claim, the Claim Evaluation Staff will send the Claimant a letter (i) acknowledging receipt of the Claim Form, (ii) informing the Claimant of the Claim number assigned to the Claim, (iii) advising the

      Claimant that the Claim is being processed, and (iv) advising the Claimant of the availability of the toll-free telephone hot-line for inquiries regarding the ADR Process.

                  b. Return or Rejection. When the Claim Evaluation Staff determines that the Claim Form has not been submitted in a timely manner, is not complete, signed or made with a Declaration, or has been submitted by an ineligible Claimant or a Claimant who has been excluded from the Claimant Group, the Claim Evaluation Staff will make reasonable efforts
      (i) to contact the Claimant in order to resolve any defects in the Claim Form, or (ii) return the Claim Form to the Claimant for correction with a letter of explanation, retaining a copy of the Claim Form in the Claim Evaluation Staff's files. The letter from the Claim Evaluation Staff will identify the Claim by Claim number and, in the event the Claim Form is deemed not to be complete, will advise the Claimant of the availability of the Claimant Support Team to assist him or her.

                        (i) Timeliness. A Claim will be deemed to be submitted in a timely manner only if the Company has (a) received from the Claimant the appropriate Election Form within 75 days after transmittal of the Post-Settlement Notice to each such Claimant, and, in addition, (b) received the appropriate Claim Form within 90 days after transmittal of the Claim Form by the Claimant Group Administrator. If the Claim Evaluation Staff determines that a Claim has not been submitted in a timely manner, the Claim Evaluation Staff will inform the Claimant that the Claim was not submitted in a timely manner.

                        (ii) Completeness. If the Claim Evaluation Staff determines that the Claim Form is not complete, has not been executed with a Declaration, or has been modified as to representations and agreements, it will return the Claim Form to the Claimant and will request that the defect be corrected and be received by the Company within 30 days of its transmittal. If not corrected in a timely manner, the Claim Evaluation Staff may reject the Claim. The Claim Evaluation Staff may return a Claim Form as incomplete only in the following instances: (a) the Claimant has failed to sign the Claim Form, (b) the Claimant has failed to have the Claim Form made with a Declaration, or (c) the Claimant has deleted, modified or otherwise refused to agree to make the representations contained in the Claim Form.

                        (iii) Excluded Or Ineligible Claimants. If the Claim Evaluation Staff determines that the Claimant submitting the Claim has been excluded from the Claimant Group or is otherwise not eligible to submit a Claim, the Claim Evaluation Staff will return the Claim Form to the Claimant advising the Claimant that he or she is not entitled to participate in the ADR Process.

                        (iv) Company Discretion. The Company will have the right (after giving effect to the grace period described in Section I.E.) to (a) process an untimely or incomplete Claim Form as if the Claim Form was timely or complete, (b) permit a Claimant to withdraw a prior election for Basic Claim Relief and to participate in the ADR Process, or a prior election for the ADR Process and to participate in Basic Claim Relief, as if the respective prior election had not been made, or (c) reject the Claim as untimely.

                        (v) Review of Claim Evaluation Staff Preliminary Determinations. In the event that a Claimant objects to a determination made by the Claim Evaluation Staff during its preliminary review, as set forth in a transmittal letter contemplated by Section II.I.2, the objection will be referred to the Independent Claim Evaluation Team (as defined in Section II.J.) to review the objection and make a recommendation to the Claim Review Staff. Irrespective of whether the Independent Claim Evaluation Team chooses to make any such recommendation, the Claim Review Staff will have the authority to affirm, modify or reverse the Claim Evaluation Staff's determination. The Company will notify the Claimant of any decision made under Section II.I.2. A Claimant will not have the right to appeal a Claim rejected or returned because the Claim was incomplete or untimely or because the Claim was submitted by a Claimant who had been excluded from the Claimant Group or was not a member of the Claimant Group.

            3. Review. After assembling the File and completing the factual investigation described in Section II.G., the Claim Evaluation Staff will review the File in connection with a particular Claim in light of the Claim Resolution Factors and evidentiary considerations set forth in the ADR Guidelines.

            4. Scoring. The Claim Evaluation Staff will score each Claim using the Claim-Resolution Factors, evidentiary considerations (specific and non-specific), and guidelines established in the ADR Guidelines. After determining which Claim-Resolution Factors apply to the Claim, the Claim Evaluation Staff will score those factors as required by the relevant subpart of the ADR Guidelines.

            5. Determination as to Relief. Based on its scoring of a Claim, the Claim Evaluation Staff, using the criteria, guidelines and remedies established in the ADR Guidelines, will determine what relief or choice of relief, if any, will be awarded to the Claimant by way of resolution of the Claim, including the provision of a type of relief available to any lower score with respect to the particular Claim Category of the Claim if requested by the Claimant in writing. In scoring or determining a Claim, the Claim Evaluation Staff may take into consideration the failure or refusal of the Claimant, the Agent or the sales management to provide the Claim Evaluation Staff with information or a statement requested by the Claim Evaluation Staff as provided in Sections I.F.1.d. and I.F.2.b., respectively, of the ADR Guidelines.

            6. Other Actions. The Claim Evaluation Staff will take whatever additional actions are reasonably necessary to carry out its responsibilities as described herein.

            7. Prompt Resolution/Time Frame. Where it is not reasonably practicable for the Claim Evaluation Staff to complete its investigation, evaluation and scoring of the Claim within 180 days of the date of acknowledgement of a Claim Form under Section II.I.2.a. because of the volume of Claims received or because of delays in obtaining information requested from other persons, the Claim Evaluation Staff will notify the Claimant concerning the status of the Claim, and use its reasonable best efforts to complete its investigation of such a Claim as soon as practicable, including, where appropriate, expanding the size of the Claim Evaluation Staff.

            8. Report of Claim Determination. The Claim Evaluation Staff shall promptly issue a report, in writing, to the Claim Review Staff upon completion concerning the scoring, relief awarded, if any, and other pertinent conclusions concerning the determination of the Claim.

      J. INDEPENDENT CLAIM EVALUATION. In the event that a Claim receives a score less than "3", the Claim will be reviewed by a member of the Independent Claim Evaluation Team. The "Independent Claim Evaluation Team" or the "ICET" shall be comprised of qualified individuals wholly independent of the Company. The Company will identify and submit one or more candidates to serve the ICET function to the Regulatory Oversight Staff and Lead Counsel for their approval. The Independent Claim Evaluation Team will be paid at the Company's expense, in an aggregate amount not to exceed ten million dollars, for all such activities performed and expenses incurred in connection with the Settlement and all other similar settlements with other states or jurisdictions; provided, however, such aggregate fee shall be an amount greater than ten million dollars in the event that Lead Counsel, the Regulatory Oversight Staff and the Company mutually agree that such larger amount shall be necessary in order to retain an appropriate Independent Claim Evaluation Team or to address the volume of Claims. The ICET will be provided the workspace and the facilities necessary to perform this function.

            The Independent Claim Evaluation Team shall follow the criteria, guidelines and remedies established in the ADR Guidelines and in this Manual of Procedures in reviewing Claims. In the event the Independent Claim Evaluation Team concurs with the determination of the Claim Evaluation Staff, the Claim will be forwarded to the Claim Review Staff for notification, processing or sampling in accordance with Sections III.B. and II.K., respectively. In the event the Independent Claim Evaluation Team concludes the score should be different from the score assigned by the Claim Evaluation Staff, the Claim will be forwarded to the Claim Review Staff for re-evaluation, re-scoring and assessment on a de novo basis, and pursuant to the procedures for Claim review by the Claim Evaluation Staff. In the event the Claim Review Staff assigns a preliminary score different from the score recommended by the Independent Claim Evaluation Team, the independent claim evaluator from the Independent Claim Evaluation Team who reviewed the Claim shall be afforded an opportunity to explain the basis of his/her recommendation and advocate the application of that recommendation to the member of the Claim Review Staff handling the Claim. This presentation shall not exceed 15 minutes. Thereafter, the Claim Review Staff will decide, using the criteria, guidelines and remedies established in the ADR Guidelines and in this Manual of Procedures which relief or choice of relief, if any, to offer to the Claimant submitting the Claim. Such determination shall supersede any determination of the Claim Evaluation Staff or recommendation of the Independent Claim Evaluation Team, and shall be binding on the Company.

      K. CLAIM REVIEW AND ANALYSIS. The Claim Review Staff will re-evaluate, rescore and assess, on a de novo basis, and pursuant to the procedures for Claim review by the Claim Evaluation Staff, as described in Section II herein, a statistically significant sample of all Claims submitted in each Claim-Specific Category for consideration pursuant to the ADR Process, and evaluated by the Claim Evaluation Staff. Where the Claim Review Staff discerns any pattern of inconsistencies in scoring or award determinations among those Claims reviewed by the Claim Evaluation Staff, the Claim Review Staff shall recommend changes in instruction or administration of the Claim Evaluation Staff as may be warranted to better ensure consistent handling and results. The Claim Review Staff will decide, using the criteria, guidelines and remedies established in the ADR Guidelines and in this Manual of Procedures what relief or choice of relief, if any, to offer to the Claimants submitting these Claims (such determination to supersede any determination of the Claim Evaluation Staff). The Claim Review Staff will also synthesize the results of its re-evaluations and make recommendations to the Steering Committee (as described in Section IV), which in turn shall forward such recommendations to Lead Counsel and the Regulatory Oversight Staff, with the objectives of maintaining consistent application of the procedures described herein, and efficient and effective implementation thereof based on its analysis of such results. The Claim Review Staff shall develop information concerning the ADR Process as a whole sufficient to prepare a final report. Determinations of Claims by the Claim Evaluation Staff, or of the Claim Review Staff in the event it has re-evaluated a Claim, are binding on the Company.

III.  COMMUNICATIONS, NOTIFICATION AND IMPLEMENTATION OF RELIEF

      A. CLAIMANT ASSISTANCE. Inquiries from Claimants subsequent to the submission of their Claims will be answered by the Claim Review Staff. The Claim Review Staff will respond to inquiries from Claimants about the ADR Process and advise Claimants on the processing and administering of their Claims. To this end, the Company will establish a toll-free telephone hot-line which Claimants may call for information, advice and assistance. This toll-free telephone hot-line will be separate from and in addition to any other toll-free numbers the Company may establish for purposes of responding to inquiries, and is subject to monitoring from time to time by Lead Counsel.

      B. NOTIFICATION. Once a Claim has been completely reviewed, and a determination as to relief has been made, the Claim Review Staff will promptly notify, in writing, the Claimant concerning the determination. The notification sent to the Claimant will (i) provide a written basis for the determination of the Claim being made, (ii) describe the relief being offered to the Claimant,
(iii) indicate whether the relief awarded is the greatest relief for such a Claim under the ADR Guidelines, and (iv) notify the Claimant that he or she has the right to either (a) accept and select the determined relief, or (b) obtain review by the APCOM of either a denial of relief or the nature of the relief awarded, and will describe the procedures for seeking this review by the APCOM (as described in Section V.A.). Additionally, the Company's Individual Insurance Group's Compliance Department will be notified concerning any Claim determinations involving any Claim alleging a Misstatement by an Agent which scores a "2" or "3" in the ADR Process.

      C. ACCEPTANCE OF RELIEF/DEMAND FOR APCOM REVIEW. The Company must receive the notification submitted by a Claimant of his or her acceptance and selection of relief determined pursuant to the ADR Process within 45 days of the transmittal of notice of the Claim determination by the Claim Review Staff. Upon receipt of the Claimant's acceptance and selection of relief, the Claim Review Staff will notify the appropriate Company representatives necessary to implement the appropriate relief. A Claimant who wishes to obtain de novo review by the APCOM of the final determination of his or her Claim must notify the Claim Review Staff in writing (the "APCOM Review Demand") of his or her desire to obtain such review (the "APCOM Review"). The APCOM Review Demand must be submitted by the Claimant and received by the Company within 45 days of the transmittal of such notice from the Claim Review Staff. In the event that a Claim (i) receives a score of "0" as set forth in the notification to the Claimant contemplated by Section III.B. hereof, (ii) is not re-scored higher than "0" by the APCOM Reviewer (as hereinafter defined), and (iii) is determined by the APCOM Reviewer to be frivolous, an administrative fee of $50 may be assessed by the Company upon the decision of the APCOM Reviewer as contemplated in Section V.C. hereof. The Company may waive the fee in the event that the Claimant reasonably demonstrates a "financial hardship" which makes such payment impractical.

IV. CLAIMANT REPRESENTATIVE, REGULATORY OVERSIGHT STAFF AND COMPANY STEERING COMMITTEE

      A.    CLAIMANT REPRESENTATIVE.

      Lead Counsel will appoint an individual, experienced in commercial dispute resolution and/or the life insurance industry to act as a monitor on behalf of Claimants during the ADR Process (the "Claimant Representative") as described herein. The Claimant Representative shall be entitled to retain two assistants in order to adequately perform the functions specified herein. The Claimant Representative, and his or her assistants, will be compensated on an hourly basis at a rate of $300 and $150 per hour respectively, or on a fixed fee basis as agreed to by Lead Counsel, the Regulatory Oversight Staff and the Company. The Company will provide the Claimant Representative with office space and support for any centralized functions and reasonable travel expense reimbursement where travel is associated with the APCOM review process. The Claimant Representative will be provided copies of all the materials in the File used to evaluate a Claim and will perform the following functions:

            1. in accordance with the standards, guidelines and rules set forth in the ADR Guidelines and this Manual, discuss individual Claims with, and make recommendations to, the ICET, the Claim Review Staff and/or the Representatives (as described herein);

            2. monitor the results of Claim sampling and ongoing ADR Process operations, including the APCOM review process; and

            3. consider and provide comment on the ongoing administration of the ADR Process to Lead Counsel and the Steering Committee.

      The Claimant Representative may consult with Lead Counsel concerning individual Claims at any time during the ADR Process; provided, however, that Lead Counsel shall not enter an appearance for or act on behalf of the Claimant, the Claimant Representative or otherwise, in connection with the processing, investigation, scoring, determination or review of a Claim.

      In the event that the Company concludes the Claimant Representative has failed materially and repeatedly to comply with the standards, guidelines and rules in the ADR Guidelines and this Manual, or to appropriately perform the duties of the Claimant Representative as set forth in this Manual, the Company shall have the right to request Lead Counsel to replace the Claimant Representative. If Lead Counsel elects not to replace the Claimant Representative, the Company shall have the right to apply to the Court for an order directing that the Claimant Representative be replaced. The same procedure may be invoked with regard to the assistants and representatives who are retained by the Claimant Representative.

      B. REGULATORY OVERSIGHT STAFF.

      The Department and other state insurance departments participating in policyholder remediation programs of the type set forth in the ADR Guidelines will appoint a staff or a designated group independent of the Company designated as the Regulatory Oversight Staff. The costs of the Regulatory Oversight Staff will be reimbursed by the Company, including the retention of such personnel to adequately perform the function specified herein. In so doing, the Company will apply the requirements and regulations of the respective participating state insurance departments used in connection with the examination of life insurers regarding the reimbursement of the reasonable expense of employees and those retained as independent contractors. The Regulatory Oversight Staff will perform the following functions:

            1. monitor and provide oversight concerning the satisfactory performance of the Claimant Support Team in providing appropriate administrative assistance to Claimants in the preparation of their Election and Claims Forms;

            2. monitor and provide oversight concerning the quality of the composition and the performance of the Claim Evaluation Staff and the Claim Review Staff;

            3. monitor and provide oversight concerning the satisfactory performance of the ICET;

            4. monitor and provide oversight concerning the Company's performance in providing documents and further information requested by the Claim Evaluation Staff to assemble the Files (in part, through feedback provided by the APCOM as to the quality and adequacy of those documents contained in the Files);

            5. monitor and provide oversight concerning (i) the preliminary determination of Claims and review thereof, and (ii) the results of Claim sampling and ongoing ADR Process operations;

            6.    provide for the assignment of appeals to APCOM Reviewers;

            7. monitor and provide oversight of the Claim review appeals process;

            8. based on the performance of each of the functions described immediately above, the Regulatory Oversight Staff, or its appropriate designees, will timely report to the Steering Committee any material deficiencies in the implementation or execution of the ADR Process and, accordingly, any Claims adversely determined as a result of such deficiencies will be remanded to the Claim Evaluation Staff or the Claim Review Staff for de novo evaluation;

            9. receive and respond to the questions, comments or concerns of the Department and/or other state insurance departments participating in policyholder remediation programs of the type set forth in the ADR Guidelines;

            10. consider and comment on the ongoing administration of the ADR Process in light of the information provided and the documents furnished pursuant to this Section IV.A.; and

            11. perform any and all other functions which the Regulatory Oversight Staff or its designee deems to be appropriate.

      In connection with performing the above enumerated functions:

            1. Any and all information reasonably necessary to carry out its functions from the inception to the close of the ADR Process will be made available to the Regulatory Oversight Staff in a manner satisfactory to the Regulatory Oversight Staff to fulfill the specific purpose of its request.

            2. The Regulatory Oversight Staff shall be furnished the following documents:

                  a. reports setting forth results of the claim-sampling performed by the Claim Review Staff;

                  b. reports of the Company setting forth results concerning the ADR Process, including aggregate results (scores) from the Claim Evaluation Staff, the ICET and the Claim Review Staff, and Basic Claim Relief for Policyholders;

                  c. recommendations for the improvement of the procedures set forth in this Manual;

                  d.    final report of the Claim Review Staff contemplated in
                        Section II.K. hereof;

                  e. audit result findings and recommendations and regular reports from the independent auditor as contemplated in
                        Section IV.C. hereof and written responses thereto from the Company; and

                  f. upon the request of the Regulatory Oversight Staff, individual Claim Files and other documents as necessary for the Regulatory Oversight Staff to review specific Claims filed under the ADR Process.

                  The Claimant Representative shall be furnished with the documents set forth in subsections (a) through (f) above.

            3. The Regulatory Oversight Staff shall operate in a manner consistent with the standard procedures and methods generally employed in the examination of life insurance companies by state insurance departments.

            4. The Department may conduct such other investigations and examinations as are necessary, among other things, to ensure the integrity of the ADR Process and the accuracy of the scoring of the Claims.

      C. COMPANY STEERING COMMITTEE.

      The Company will appoint a multi-disciplinary Steering Committee, the members of which will be composed of senior-level management of the Company (the "Steering Committee"). The Company will be responsible for the satisfactory performance of the ADR Process as well as persons and entities retained by the Company in discharging its obligations hereunder. The Steering Committee will
(i) evaluate the recommendations of the Claim Review Staff, the Regulatory Oversight Staff, the ICET, the Claimant Representative, and Lead Counsel; (ii) make proposals for the improvement of the procedures set forth herein to the Senior Vice President of the Company's Policyowner Relations Department, who has responsibility for the overall administration of the ADR Process, and (iii) communicate with each of the Claim Evaluation Staff, the Claim Review Staff, the ICET, the Department, the Regulatory Oversight Staff and the Claimant Representative. In this light, the Steering Committee will be the principal organization within the Company which will interface with, and be responsible for all communications with, Lead Counsel, the Department and the Regulatory Oversight Staff with regard to the ADR Process and will receive the questions, comments or concerns, regulatory or otherwise, of Lead Counsel, the Regulatory Oversight Staff and the Department concerning the ADR Process.

      D. INDEPENDENT AUDIT.

      Subject to the approval of the Regulatory Oversight Staff and Lead Counsel, the Company will select and retain either (i) one of the "Big Six" firms of independent public accountants or (ii) such other firm of independent public accountants of recognized national standing selected by the Company and approved by the Regulatory Oversight Staff, as independent auditors to assess the consistent application of the ADR Guidelines. These independent auditors will perform audit assessments of the ADR Process on, at a minimum, a quarterly basis and would address, among other items, whether:

            1. the ADR Guidelines are being given appropriate effect in the evaluation of Claims;

            2.    Files are being assembled as provided for in the ADR
                  Procedures;

            3. the ADR Process is yielding consistent results in scoring for like Claims; and

            4.    Claims are being resolved in a timely manner.

      To achieve this, the audit process would employ appropriate criteria, sampling and other audit techniques. Audit result findings and recommendations will be addressed promptly by the Company and a written response outlining actions proposed and taken, as well as regular reports, will be provided to the Regulatory Oversight Staff, the Steering Committee and the Policyowner Relations Department.

V.    APPEALS PROCEDURES

      A.    SELECTION OF APPEALS COMMITTEE.

            1. Appointment. As soon as reasonably practicable after the Final Settlement Date, the Department, Lead Counsel and the Company will select either the American Arbitration Association, the CPR Institute for Dispute Resolution or such other dispute resolution entity as may be mutually agreed upon. Such entity shall prepare one or more lists composed of individuals with experience either (i) with the life insurance industry or life insurance products, (ii) with the resolution of insurance-related complaints, or (iii) as arbitrators or other adjudicators so as to have the appropriate expertise to serve as members of the Appeals Committee (as described herein). The persons on such list(s) must be satisfactory to each of the Regulatory Oversight Staff, Lead Counsel, and the Company. Lead Counsel and the Regulatory Oversight Staff will select 50 persons (or such greater number as mutually agreed upon the by Regulatory Oversight Staff, Lead Counsel and the Company) from the approved list(s) described immediately above to review Claimants, objections to ADR Process determinations. These persons selected shall constitute the Appeals Committee (the "APCOM"). Upon the appointment of any APCOM member, such member will agree, in writing, to be bound by the terms of the ADR Guidelines and this Manual of Procedures, and will agree to confidentiality provisions acceptable to the Department, Lead Counsel and the Company.

            2. Termination. Any APCOM member may be terminated, with or without cause, upon the concurrence of any two of the following parties: (i) the Regulatory

Oversight Staff or the Department, (ii) Lead Counsel, and (iii) the Company. Termination may be based upon, but is not limited to: the breach or violation of any of the ADR Guidelines, ADR Procedures, the APCOM Procedures (as described below) or the confidentiality provisions described above; the failure to maintain appropriate conduct during the APCOM review process; the rendering of awards scored disproportionately higher or lower than that being experienced in appeals in the ADR Process; or any other reason to be mutually agreed upon by the Department, Lead Counsel and the Company. Notwithstanding the foregoing, in the event that any of (i) the Regulatory Oversight Staff or the Department, (ii) Lead Counsel, and (iii) the Company disagrees with the decision to terminate a given APCOM member made by the concurrence of two of the above parties, that party will have the right to seek judicial review. If an APCOM member resigns, is terminated or is unable to continue serving on the APCOM, a new member shall be selected by the same method used to select such members generally.

            3. Operation of the APCOM. Each of the 50 APCOM members will be assigned to a state. All expenses directly incurred in connection with the APCOM will be paid by the Company. The procedural guidelines pertaining to the APCOM (the "APCOM Procedures") shall be in such form satisfactory to the Regulatory Oversight Staff, Lead Counsel and the Company. The assignment of individual appeals to APCOM Reviewers (as described below) will be determined by the Regulatory Oversight Staff.

      B. COMMENCEMENT OF APCOM REVIEW.

            1. Notification and Appointment of APCOM Reviewer. Promptly upon receipt of the APCOM Review Demand (as described in Section III.C above), the Claim Review Staff will send copies of the APCOM Review Demand and the File to the APCOM. Upon receipt of its copy of the APCOM Review Demand, the APCOM will assign the case to an APCOM member in accordance with the APCOM Procedures (the "APCOM Reviewer"). Promptly after assigning a case to the APCOM Reviewer, the APCOM will notify the Claimant and the Company as to the name, address and telephone number of the APCOM Reviewer.

            2. Representation of Claimant. Lead Counsel shall select one or more qualified professionals familiar with the life insurance industry and/or alternative dispute resolution procedures to serve as representatives on behalf of the Claimants in the APCOM review process, at no cost to the Claimant (each such professional, a "Representative"), subject to approval by the Regulatory Oversight Staff. The Representative will (i) assist the Claimant in preparing for the APCOM Review, and (ii) if requested by the Claimant, appear in person or by telephone at the Hearing contemplated in Section V.C.2. below to represent the Claimant. The amount to be paid for all such Representatives, at the Company's expense, shall be as follows: (i) for each of the first 1,000 Claims, an average of $500 per Claim (including any training or other activities related to serving as a Representative); (i) for each of the Claims after the first 1,000 and up to and including Claim number

10,000, a fixed $250 amount; and (iii) for each of the Claims after Claim number 10,000, a fixed $200 amount, for all activities performed and expenses incurred by the Representatives in connection with this Settlement and all other similar settlements with other states or jurisdictions. In lieu of having a Representative, the Claimant may, at his or her own expense, retain legal counsel of his or her own choosing to appear with and/or represent him or her at the Hearing (as described in Section V.C. below) in the APCOM Review.

            3. Access to File. To assist in preparing for the APCOM Review, the Claimant and the Representative will be provided copies of all of the materials in the File used to evaluate the Claim.

            4. Authority of the APCOM Reviewer. Subject to the terms of the Settlement and the provisions of this Manual, the APCOM Reviewer will have the following authority:

                  a. Upon consultation with the Claimant and the Company, the APCOM Reviewer will select the time and place for the Hearing, and may determine that the Hearing be conducted by telephone or by personal attendance of the parties; provided, however, that if the Claimant requests to appear in person at the Hearing (at the Claimant's own expense) or that the Hearing be concluded by telephone, such request will be accommodated.

                  b. The APCOM Reviewer will be the judge of the relevance and materiality of the evidence contained in the File, and conformity to legal rules of evidence will not be necessary; provided, however, that the APCOM Reviewer will be required to follow and apply the standards, guidelines and rules set forth in the ADR Guidelines and this Manual and does not have authority, and is not empowered, to award or grant any relief to any Claimant that is not specifically provided for and permitted by the ADR Guidelines.

                  c. The APCOM Reviewer may maintain the privacy of the Hearing by excluding from such Hearing any person not having a direct interest in the outcome of the APCOM Review.

                  d. The APCOM Reviewer for good cause shown may postpone the Hearing upon the request of a party or upon the APCOM Reviewer's own initiative; provided, however, that no such postponement will ordinarily exceed 10 days unless the parties agree to a longer postponement.

                  e. In deciding a Claim, the APCOM Reviewer may take into consideration the failure or refusal of the Claimant, the Agent or Company sales management to provide the Claim Evaluation Staff with information or a statement requested by the Claim Evaluation Staff as provided in Sections I.F.1.d. and I.F.2.b., respectively, of the ADR Guidelines.

      C. APCOM REVIEW PROCEDURES.

            1. Mediation Prior to Hearing. Following assignment of a Claim to a APCOM Reviewer, the APCOM Reviewer will meet or otherwise communicate with the Claimant, the Representative (if any) and the Company to try to resolve the differences between the parties. The only materials before the APCOM Reviewer at this time will be those contained in the File. Additional materials will not be accepted or considered.

            2. Hearing. If the APCOM Reviewer determines that a Claim cannot be resolved by mediation and agreement, the APCOM Reviewer will convene a hearing (the "Hearing") to be held within 60 days after the receipt of the APCOM Review Demand. Not later than 15 days before the Hearing, the Claimant must notify the APCOM Reviewer if the Claimant intends to appear at the proceedings, wishes to participate by telephone, or if his or her legal counsel or Representative will be appearing on behalf of the Claimant or participating by telephone in the proceedings (at the Claimant's expense). The same rules will apply to the Company; provided, however, that the Company, by written notice to the APCOM Reviewer, may appoint one or more designees who will represent the Company. Not later than 15 days before the Hearing, a Claimant may submit a written statement not exceeding five pages in support of the Claim. The Company may submit a response not exceeding five pages no later than five days before the Hearing. No further written statements will be accepted or considered unless requested by the APCOM Reviewer. At the Hearing, oral presentations will be limited to 10 minutes for each party.

            3. Scoring and Relief. In determining the Claim, and subject to the provisions of Section V.B.4.c. above, the APCOM Reviewer will review and decide the Claim de novo, re-scoring the Claim and deciding what relief or choice of relief, if any, should be awarded in accordance with the scoring/relief system established in the ADR Guidelines. The Claim may receive a score higher or lower than that obtained upon evaluation by the Claim Evaluation Staff or Claim Review Staff. The APCOM Reviewer does not have jurisdiction or authority to make findings or award relief except as provided in the ADR Guidelines. Once the APCOM Reviewer has assessed and scored the Claim in accordance with the ADR Guidelines, the APCOM Reviewer may award only the relief prescribed for that particular score in the ADR Guidelines. No other relief will be available; provided, however, that the Claimant may choose a type of relief available to any lower score with respect to that particular category.

            4. Notification. The APCOM Reviewer will render his or her decision within 30 days of the end of mediation and/or the Hearing (or the Rehearing, as the case may be (as defined below)), unless cause for a longer time period is shown to the APCOM and granted by it. Once the APCOM Reviewer has rendered a decision, the APCOM

Reviewer will send written notice of the decision to the Claimant, the Policyholder and the Representative, and to the Company. The APCOM Reviewer's decision will be in writing, will set forth the bases for the decision in not more than two pages, and will be signed by the APCOM Reviewer.

            5. Rehearing Procedures. If within 30 days of the transmittal of the notice of the APCOM Reviewer's decision with respect to the Claim, the APCOM receives written notice that (i) the Claimant has asked the Claimant Representative to determine whether the APCOM Reviewer's decision operates as a manifest injustice on the Claimant and the Claimant Representative has determined that the Claimant should be entitled to a Rehearing due to such manifest injustice, or (ii) the Company believes that the relief awarded by the APCOM Reviewer is not provided for in the ADR Guidelines, the APCOM will grant the Claimant an opportunity to appear before another APCOM Reviewer, with the assistance of another Representative, for the purpose of another hearing (a "Rehearing"). Upon receipt of such request for a Rehearing, the APCOM will convene a Rehearing to be held no more than 30 days later, unless the parties agree to a longer time period. At the Rehearing, the Claimant and his or her Representative or legal counsel and the Company will each have an opportunity to make an oral presentation not to exceed 10 minutes. The record before the APCOM Reviewer at the Rehearing will consist solely of those materials that were before the APCOM Reviewer at the Hearing which preceded the original decision.

            6. Binding Nature of Decisions. The decision of the APCOM Reviewer shall be final and conclusive. Neither party shall institute any action or proceeding against the other in any court with respect to any claim, controversy, or dispute which is or could be subject to the Settlement nor will either party interpose any objection to the procedures set forth herein or contest or otherwise seek directly or indirectly to challenge either the application thereof to any such claim, controversy or dispute, or any decision thereunder, in any court.

                                    EXHIBIT D

                            GUIDELINES FOR PRUDENTIAL
                               BASIC CLAIM RELIEF

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.      INTRODUCTION ......................................................    1
        A.      Overview ..................................................    1
        B.      Definitions ...............................................    1

II.     OPTIONAL PREMIUM LOAN .............................................    3
        A.      Description ...............................................    3
        B.      Eligibility ...............................................    3

III.    ENHANCED VALUE POLICIES ...........................................    5
        A.      Description ...............................................    5
        B.      Eligibility ...............................................    5
        C.      Obtaining Enhanced Value Policies .........................    6

IV.     ENHANCED VALUE ANNUITIES ..........................................    6
        A.      Description ...............................................    6
        B.      Eligibility ...............................................    7
        C.      Obtaining Enhanced Value Annuities ........................    8

V.      MUTUAL FUND ENHANCEMENT ...........................................    8
        A.      Description ...............................................    8
        B.      Eligibility ...............................................    9
        C.      Obtaining a  Mutual Fund Enhancement ......................   1O

                            GUIDELINES FOR PRUDENTIAL
                               BASIC CLAIM RELIEF

I.    INTRODUCTION

      A.    OVERVIEW

            Pursuant to the Stipulation of Settlement entered into between Plaintiffs and the Defendants (the "Stipulation") and pursuant to the consent orders and agreements, and all amendments thereto, issued by the State Insurance Departments identified in Schedule 1 to the ADR Guidelines ("Consent Orders"), the Company will make available to eligible Policyholders two alternative types of relief. Policyholders may elect to automatically receive Basic Claim Relief, as set forth in these Guidelines for Prudential Basic Claim Relief (these "Guidelines"). Alternatively, Policyholders who do not wish to automatically receive Basic Claim Relief may, in their discretion, elect the individual relief that may be provided via the Alternative Dispute Resolution ("ADR") Process, as more fully described in the Prudential Alternative Dispute Resolution Guidelines (the "ADR Guidelines").

            Basic Claim Relief may take the form of (i) an Optional Premium Loan, (ii) an Enhanced Value Policy, (iii) an Enhanced Value Annuity and/or (iv) a Mutual Fund Enhancement. The economic benefits made available through the provision of Basic Claim Relief reflect the willingness and resolve to address and overcome Policyholder difficulties associated with any increasing cost of maintaining life insurance coverage and to provide enhanced benefits. In short, this Basic Claim Relief is provided in order to mitigate the disappointments of Policyholders with the performance of products which they previously purchased from the Company.

      B.    DEFINITIONS

            Capitalized terms used in these Guidelines and not otherwise defined herein shall have the same meanings ascribed thereto in the ADR Guidelines. The following capitalized terms shall have the following meanings:

            1. "Access Period" means the period after the Final Settlement Date through December 31, 2010, inclusive of those dates.

            2. "Annual Premium Loan" means a loan in an amount less than or equal to the Annual Policy Premium due on the next Policy anniversary, or the last Policy anniversary if the Company receives the loan request within 31 days after the last Policy anniversary, at the Loan-Interest Rate at the applicable annual premium due date, subject to the terms and conditions of these Guidelines. Annual Premium Loans can be used only to pay all or part of one or more of the specified number of Annual Policy Premiums that come due during the Access Period. (See definition of Optional Premium Loan below.)

            3. "Annual Policy Premium" means (i) for a traditional whole-life Policy, the amount equal to the annualized base policy premium for a Policy plus the premiums for all riders other than PUA Riders and any other riders that do not have required premiums; and (ii) for a VAL/AL Policy, the amount equal to the annualized initial scheduled premium plus the premiums for all riders other than riders that do not have required premiums.

            4. "Eligibility Date" means the last day of the calendar quarter next preceding the month in which the Notice Date occurred, but in any event not less than 30 days before the Notice Date, as specified by the Company.

            5. "Enhanced Value Annuity" or "EVA" means those designated annuity products within the Company's portfolio of annuity products available on the date of the award as set forth on Schedule A hereto and as further described in Section IV hereof; provided that such Schedule may be modified and supplemented by notice to and approval by the Regulatory Oversight Staff (as defined in the Manual of Procedures).

            6. "Enhanced Value Policy" or "EVP" means those designated whole-life insurance policies within the Company's portfolio of individual permanent life insurance policies available on the date of the award as set forth on Schedule A hereto and as further described in Section III hereof; provided that such Schedule may be modified and supplemented by notice to and approval by the Regulatory Oversight Staff.

            7. "Loan-Interest Rate" means the interest rate for the Annual Premium Loans. The Loan-Interest Rate will be a short-term, variable rate set by the Company on a calendar quarterly basis from the Final Settlement Date and will be equal to a rate representative of the Company's unsecured short-term cost of borrowing.

            8. "Mutual Fund Enhancement" means the financial contribution by the Company with respect to the additional shares purchased in those mutual funds set forth on Schedule B hereto and made available pursuant to the terms and conditions set forth in Section V hereof; provided that such Schedule may be modified and supplemented by notice to and approval by the Regulatory Oversight Staff and Lead Counsel.

            9. "Mutual Fund Shares" or "MFS" means those shares, available pursuant to these Guidelines, in any of the mutual funds set forth on Schedule B hereto.

            10. "Notice Date" means the date when the Post-Settlement Notice is first mailed to Policyholders.

            11. "Optional Premium Loan" means all of the Annual Premium Loans offered to Policyholders. A Policyholder's maximum Optional Premium Loan for each Policy making the Policyholder eligible for such relief will be the sum of the maximum Annual Premium Loans which the Policyholder is permitted to request in accordance with the following:

            Issue Year of Policy                Number of Annual Premium Loans
            --------------------                ------------------------------

            1982 through 1984                                  2

            1985 through 1988                                  6

            1989 through 1991                                  5

            1992 through 1995                                  2

            12. "PUA Rider" means a Paid-Up Additional Insurance rider.

II.   OPTIONAL PREMIUM LOAN

      A.    DESCRIPTION

            The Company will offer an eligible Policyholder the right to obtain an Optional Premium Loan at the Loan-Interest Rate during the Access Period, subject to the conditions of eligibility set forth below. The purpose of an Optional Premium Loan is to assist an eligible Policyholder in making additional out-of-pocket premium payments.

      B.    ELIGIBILITY

            A Policyholder will be eligible for one or more Annual Premium Loans with respect to any Policy in force as of the Eligibility Date, provided that
(i) the Policyholder does not elect to participate in the ADR Process with respect to that Policy, and (ii) the Policyholder satisfies the conditions described in this subsection.

            1. A Policyholder may receive an Annual Premium Loan only on a Policy anniversary occurring during the Access Period. The maximum number of Annual Premium Loans an eligible Policyholder may request is specified in Section I.B.11. hereto, which prescribes the number of Annual Premium Loans available to Policyholders. The Company reserves the right, upon advance written notice to those persons affected, to reduce the numbers set forth in Section I.B.11. for some or all issue years of Policies solely to reflect any actual future increases in dividend scales. A Policyholder may elect to take fewer than the maximum number or amount of Annual Premium Loans specified in Section I.B.11.

            2. The Policy to which the Annual Premium Loan is to be applied must have, as of the Policy anniversary, on which the Annual Premium Loan is made, a cash surrender value sufficient to secure the full amount of (i) any Annual Premium Loans outstanding. (ii) the amount of the Annual Premium Loan being requested, (iii) existing Policy loans and other instruments outstanding, and (iv) one year's interest on the aggregate of the respective obligations described in the foregoing clauses.

            3. The Policy's cash value or death benefit may not be otherwise pledged, assigned or encumbered, unless all parties to any such pledge, assignment or encumbrance expressly agree in writing that their interests in the Policy shall be subordinated, in all respects, to the Company's interests.

            4. Each Annual Premium Loan can be used only to pay all or a portion of the Annual Policy Premium due under the Policy making the Policyholder eligible for the Optional Premium Loan.

            5. Any portion of Policy cash value pledged as security for an Annual Premium Loan will be unavailable for future Policy loans.

            6. Any eligible Policyholder who wishes to take an Optional Premium Loan must enter into an agreement in which the Policyholder agrees to, among other things:

                  a. not reduce the Policy's cash surrender value below the full amount of all of the outstanding Annual Premium Loan(s);

                  b. not withdraw any cash surrender values if the Policy's cash surrender value (with respect to a traditional whole-life Policy) or loan value (with respect to a VAL/AL Policy) is insufficient to secure the amounts set forth in Section II.B.2.;

                  c. use the Policy's dividends to purchase paid-up additional insurance for the entire period in which any Annual Premium Loans are outstanding;

                  d. grant the Company a perfected first-priority security interest in the Policy to secure any outstanding Annual Premium Loans, plus accrued interest, by means of a collateral assignment of the cash surrender value and the death benefit of the Policy; and

                  e. repay each Annual Premium Loan in five annual payments commencing on the next Policy anniversary following the date on which the Annual Premium Loan is made. Each payment will consist of accrued interest due plus one-fifth of the Annual Premium Loan. Policyholders must agree that, unless such payments are made, the Company will charge any amount not paid when due as a regular Policy loan against the Policy, at the rate of interest specified by the Policy.

            7. Any outstanding Annual Premium Loans, including any accrued loan interest, will be deducted from any cash surrender value or death benefit payable on or after the date of any loan.

III.  ENHANCED VALUE POLICIES

      A.    DESCRIPTION

            The Company will offer eligible Policyholders the right to apply for Enhanced Value Policies, subject to the conditions of eligibility set forth below. An Enhanced Value Policy shall (i) have a face amount not exceeding the face amount on the date of issue of the Policy making the Policyholder eligible for relief nor less than $5,000 and in no event shall the Enhanced Value Policy have a face amount in excess of $1,000,000 nor shall such face amount exceed the Company's standard retention limit, (ii) have the same insured and Policyholder(s) as the Policy with respect to which the election is made, (iii) include payments by the Company into a paid-up additional insurance rider, to purchase additional insurance coverage, of an amount equal to 50%, 25%, 25%, and 15% respectively, of the Enhanced Value Policy's first-year Annual Policy Premium as of the date of issue after each of the first, third, fifth, and seventh annual premiums, respectively, have been paid in such years, and (iv) be subject to liberalized underwriting requirements.

      B.    ELIGIBILITY

            A Policyholder is eligible for an Enhanced Value Policy only with respect to each of the Policies described in this subsection, provided that the Policyholder does not elect to participate in the ADR Process with respect to such Policy.

            1. A Policyholder who has an in-force Policy as of the Eligibility Date will be eligible for an Enhanced Value Policy if, as of the Eligibility Date, any outstanding policy loans for such Policy equal or exceed both (a) three Annual Policy Premiums and (b) 75% of the Policy's total cash surrender value and, provided that the Policyholder does not elect to apply for an Enhanced Value Annuity or a Mutual Fund Enhancement with respect to such Policy. In addition to an Enhanced Value Policy, a Policyholder who meets the foregoing criteria may also request an Optional Premium Loan as to such in-force traditional whole-life Policy, subject to the conditions set forth in Section II.B. above.

            2. A Policyholder whose Policy has terminated without payment of death benefit or lapsed may elect to apply for an Enhanced Value Policy provided that such

      Policyholder does not elect to apply for an Enhanced Value Annuity or a Mutual Fund Enhancement with respect to such Policy.

      C.    OBTAINING ENHANCED VALUE POLICIES

            To obtain an Enhanced Value Policy:

            I. the insured must be under (i) age 85 for Enhanced Value Policies having a face amount of $25,000 or more, and (ii) age 85 for Enhanced Value Policies having a face amount of less than $25,000, and provide evidence of insurability satisfactory to the Company;

            2. the Policyholder must pay the first Annual Policy Premium for the Enhanced Value Policy in cash or, alternatively, the Policyholder may select a semiannual, quarterly or monthly mode of payment, provided that the Annual Policy Premium is paid during the first policy year. If a Policyholder selects an alternate mode of premium payment, the contribution of the Company to the policy will be equal to 50% of the Annual Policy Premium and will be made once the premium paid by the Policyholder first equals or exceeds the Annual Policy Premium, provided that this amount is paid during the first policy year; and

            3. a Policyholder must make the initial payment with money from a source other than a surrender of, or a policy loan against, or withdrawal of the values of, any existing life insurance or annuity product issued by the Company. The owner and insured must be the same as the owner and insured on the Policy for which the Policyholder is eligible to participate in Basic Claim Relief under these Guidelines. No money from a tax-qualified plan or product will be accepted as payment for an Enhanced Value Policy and the Enhanced Value Policy will not be issued on a tax-qualified basis. If a Policyholder obtains an Enhanced Value Policy but surrenders or assigns the policy during the first year. his or her policy will not be credited with an enhancement by the Company.

IV.   ENHANCED VALUE ANNUITIES

      A.    DESCRIPTION

            The Company will offer eligible Policyholders the right to obtain Enhanced Value Annuities, subject to the conditions of eligibility set forth below. Enhanced Value Annuities will be currently issued, designated, non-qualified deferred annuities:

            1. that have an initial premium equal to at least $1,000, but no greater than the applicable maximum amount specified as follows:

            POLICYHOLDERS' POLICY                           MAXIMUM POLICYHOLDER
                 FACE AMOUNT                                     EVA PAYMENT
                 -----------                                     -----------

            Less than $100,000                                     $10,000
            From $100,000 to $249,999                              $20,000
            From $250,000 to $999,999                              $30,000
            $1 million or over                                     $50,000

            For any Policy making the Policyholder eligible for the Enhanced Value Annuity, the Policyholder may not pay an aggregate amount for any Enhanced Value Annuity and/or Mutual Fund Enhancement in excess of the applicable Maximum Policyholder EVA Payment set forth above.

            2. for which the Company, as part of this agreement, credits a payment at the end of the first, second, and third policy years equal to:

                                   FIRST POLICY YEAR                SECOND POLICY YEAR                THIRD POLICY YEAR
  INITIAL PREMIUM                  PAYMENT CREDITED                 PAYMENT CREDITED                  PAYMENT CREDITED
  ---------------                  ----------------                 ----------------                  ----------------
  Less than $25,000                2% of the Initial Premium        2% of the Initial Premium         1% of the Initial Premium
  $25,000 to $50,000               3% of the Initial Premium        2% of the Initial Premium         1% of the Initial Premium

            3. for which any applicable surrender charges are waived beginning on the later of (a) the date the Policyholder reaches age 59 1/2 and (b) the date the Enhanced Value Annuity has been in force four years.

      B.    ELIGIBILITY

            A Policyholder is eligible for an Enhanced Value Annuity only with respect to each of the Policies described in this subsection, provided that the Policyholder does not elect to participate in the ADR Process with respect to such Policy.

            1. Policyholders with in-force traditional whole-life Policies, other than those described in Section IV.B.2. below, may apply for an Enhanced Value Annuity with respect to each such Policy, provided that they have not applied for an Enhanced Value Policy as to such Policy. In addition, such Policyholders may also apply for an Optional Premium Loan or a Mutual Fund Enhancement with respect to such Policy.

            2. Policyholders with Policies, as described in Section III.B.1. above, may apply for an Enhanced Value Annuity as to such Policy, provided that they have not applied for an Enhanced Value Policy as to such Policy. In addition, such Policyholders may also apply for an Optional Premium Loan or a Mutual Fund Enhancement with respect to such Policy.

            3. Policyholders with in-force VAL/AL Policies may apply for an Enhanced Value Annuity with respect to each such Policy, provided that they have not applied for an Enhanced Value Policy as to such Policy. In addition, such Policyholders may also apply for an Optional Premium Loan or a Mutual Fund Enhancement with respect to such Policy.

            4. Policyholders with terminated, lapsed or surrendered Policies may apply for an Enhanced Value Annuity with respect to each such Policy, provided that they have not applied for an Enhanced Value Policy as to such terminated, lapsed or surrendered Policy.

      C.    OBTAINING ENHANCED VALUE ANNUITIES

            To obtain an Enhanced Value Annuity, a Policyholder must make the initial payment with money from a source other than a surrender of, or a policy loan against or withdrawal of the values of, any existing life insurance or annuity product issued by the Company. The owner of an Enhanced Value Annuity must be the same as the owner of the Policy for which the Policyholder is eligible to participate in Basic Claim Relief under these guidelines. The annuitant must be the owner, or one of the owners, of the Policy with respect to which the election is made. If the Policy is solely owned by a non natural entity, then the annuitant will be the Insured under the Policy. The annuitant for the Enhanced Value Annuity must be under such maximum age for issuance of annuities as required by applicable state law or regulation, and in no event older than age 85. No money from a tax-qualified plan or product will be accepted as payment for an Enhanced Value Annuity, and the Enhanced Value Annuity will not be issued on a tax-qualified basis. If a Policyholder obtains an Enhanced Value Annuity but surrenders or assigns the annuity during the first three years, his or her annuity will not be credited with any subsequent payment by the Company.

V.    MUTUAL FUND ENHANCEMENT

      A.    DESCRIPTION

            The Company will offer eligible Policyholders the right to obtain a Mutual Fund Enhancement, subject to the conditions of eligibility set forth below. The Mutual Fund Enhancement will be a financial contribution by the Company for purchase of certain Mutual Fund Shares in addition to the initial purchase amount for such Mutual Fund Shares made by the Policyholder. The Mutual Fund Shares will be those shares in certain mutual funds set forth on Schedule B hereto and currently distributed by Prudential Securities, Inc., a subsidiary of Prudential (the "Designated Mutual Funds"). This document does not constitute an offer to purchase any Mutual Fund Shares. Prior to receiving any Mutual Fund Shares, the Policyholder will be provided a prospectus (or prospectuses) that describes in detail the expenses, charges, and risks associated with such Mutual Fund Shares.

            The shares (the "Class B Shares") in the Designated Mutual Funds available to Policyholders for the Mutual Fund Enhancement are described in greater detail in the prospectus for each Designated Mutual Fund. The Class B Shares will be offered subject to a contingent deferred sales charge, as described in the relevant prospectus, that generally begins at 5% and decreases to zero over a period of approximately six years. An initial purchase of Class B Shares in any such Designated Mutual Fund must be no less than $1,000, or such other amount as set forth in the applicable prospectus and the amount entitled to receive the enhancement described below is subject to the following limits:

                                                      MAXIMUM POLICYHOLDER
      POLICYHOLDER'S                                INITIAL PURCHASE AMOUNT
      POLICY FACE AMOUNT                            ENTITLED TO ENHANCEMENT
      ------------------                            -----------------------

      Less than $100,000                                   $10,000
      From $100,000 to $249,999                            $20,000
      From $250,000 to $999,999                            $30,000
      $1 million or over                                   $50,000

For any Policy making the Policyholder eligible for the Mutual Fund Enhancement, the Policyholder may not pay an aggregate amount for any Mutual Fund Enhancement and/or Enhanced Value Annuity in excess of the applicable Maximum Policyholder Initial Purchase Amount Entitled to Enhancement set forth above.

Concurrent with the initial purchase of Class B Shares, the Company will purchase additional Class B Shares for the purchaser's account in an amount equal to 4% of the amount of the initial purchase amount.

      B.    ELIGIBILITY

            A Policyholder is eligible for a Mutual Fund Enhancement only with respect to each of the Policies described in this subsection, provided that the Policyholder does not elect to participate in the ADR Process with respect to such Policy.

            1. Policyholders with in-force traditional whole-life Policies, other than those described in Section V.B.2. below, may apply for Mutual Fund Enhancements with respect to each such Policy, provided that they have not applied for an Enhanced

      Value Policy as to such Policy. In addition, such Policyholders may also apply for an Optional Premium Loan or Enhanced Value Annuity with respect to such Policy.

            2. Policyholders with Policies, as described in Section III.B.1. above, may apply for Mutual Fund Enhancements as to such Policy, provided that they have not applied for an Enhanced Value Policy as to such Policy. In addition, such Policyholders may also apply for an Optional Premium Loan or Enhanced Value Annuity with respect to such Policy.

            3. Policyholders with in-force VAL/AL Policies may apply for Mutual Fund Enhancements with respect to each such Policy, provided that they have not applied for an Enhanced Value Policy as to such Policy. In addition, such Policyholders may also apply for an Optional Premium Loan or Enhanced Value Annuity with respect to such Policy.

            4. Policyholders with terminated, lapsed or surrendered Policies may apply for Mutual Fund Enhancements with respect to each such Policy, provided that they have not applied for an Enhanced Value Policy as to such terminated, lapsed or surrendered Policy.

C.    OBTAINING A MUTUAL FUND ENHANCEMENT

            To obtain a Mutual Fund Enhancement, a Policyholder must make the initial payment with money from a source other than a surrender of, or a policy loan against or withdrawal of the values of any existing life insurance or annuity product issued by the Company. The purchaser must be the owner of the Policy with respect to which the election is made. No money from a tax-qualified plan or product will be accepted as payment for Mutual Fund Shares, and the MFS will not be issued and sold to individual retirement accounts or to qualified employee benefit plans on a tax-qualified basis.

                                   SCHEDULE A

                        DESIGNATED ENHANCED VALUE ANNUITY

PRUDENTIAL'S FIXED INTEREST PLAN; PRUDENTIAL'S VARIABLE INVESTMENT PLAN

                        DESIGNATED ENHANCED VALUE POLICY

================================================================================
        FACE AMOUNT          ISSUE AGES (0-75)             ISSUE AGES (76-85)
        -----------          -----------------             ------------------
--------------------------------------------------------------------------------
     $5,000 - $24,999           Life at 85                     Life at 90
--------------------------------------------------------------------------------
     $25,000 and above          Life at 85                 Estate 25 Whole Life
================================================================================

      Where the Policy making the Policyholder eligible for relief is a Survivorship Policy and both insureds are alive, the Designated Enhanced Value Policy shall be a Survivorship policy with a face amount not exceeding $2,000,000. Where an insured under a Survivorship Policy is deceased, the above table shall apply with respect to the Designated Enhanced Value Policy on the life of the remaining surviving insured, which Enhanced Value Policy shall have a face amount not exceeding $1,000,000.

      Where the Policy making the Policyholder eligible for relief is a Joint Whole Life Policy, a separate Designated Enhanced Value Policy as set forth on the above table shall apply with respect to the life of each insured; each such Designated Enhanced Value Policy shall have a face amount not to exceed one-half of the face amount of the Joint Whole Life Policy making the Policyholder eligible for relief; and both Designated Enhanced Value Policies together shall have an aggregate face amount not exceeding $1,000,000.

                                   SCHEDULE B

                                  MUTUAL FUNDS

The Prudential Equity Fund
The Prudential Equity Income Fund
The Prudential Allocation Fund/Balanced Portfolio
The Prudential World Fund/Global Series
The Prudential Diversified Bond Fund
The Prudential Municipal Bond Fund/Intermediate Term Series
The Prudential National Municipal Fund

                           EXHIBIT E -- HEARING ORDER

                          UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY

------------------------------
                               :       MASTER DOCKET NO. 95-4704 (AMW)
IN RE THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA             :       MDL NO. 1061
SALES PRACTICES LITIGATION
                               :
------------------------------
                               :
THIS DOCUMENT RELATES TO:
ALL ACTIONS LISTED ON          :
EXHIBIT A
                               :
------------------------------

            ORDER CONDITIONALLY CERTIFYING CLASS FOR SETTLEMENT PURPOSES, DESIGNATING CLASS COUNSEL AND CLASS REPRESENTATIVES, STAYING PENDING MOTIONS, DIRECTING ISSUANCE OF NOTICE, ISSUING INJUNCTION AND SCHEDULING SETTLEMENT HEARING

      Numerous actions that have been filed against defendant The Prudential Insurance Company of America ("Prudential") and certain employees, officers and directors of the foregoing (the "Individual Defendants," collectively, the "Defendants") have been centralized by the Judicial Panel on Multidistrict Litigation in this Court (the "Actions," as identified in Exhibit A hereto). The Consolidated Complaint, as amended on September 20, 1996 (the "Consolidated Complaint"), asserts claims relating to the Defendants' sales practices and contains allegations, among other things, involving misrepresentations concerning: (i) the use of an existing policy's cash value or dividend or interest stream to purchase or maintain a new policy or other policy by means of a surrender, withdrawal or loan; (ii) the number of out-of-pocket cash premium payments required to be paid for a policy and/or the benefits to be realized or paid based on a particular number of cash premium payments; and (iii) that the product being sold was solely or predominantly an investment or savings vehicle rather than a life insurance policy.

      Shortly after this litigation was initiated, the New Jersey Commissioner of Insurance headed a Multi-State Life Insurance Task Force (the "Task Force") to examine sales and marketing practices in the life insurance industry, beginning with a market conduct examination of Prudential, the largest life insurer in the United States. After the Task Force had concluded an extensive review, the Task Force and Prudential each announced a remediation plan which the Task Force and Prudential agreed provided fair and appropriate relief to policyholders who may have been harmed by misrepresentations made in the sale of their policies (the "Task Force Plan"). Forty-three states and the District of Columbia have executed agreements directing Prudential to implement the Task Force Plan.

      Before Prudential had begun to implement the Task Force Plan, the parties and their attorneys in the Actions entered into a Stipulation of Settlement (including the exhibits annexed thereto), dated October 28, 1996 (the "Stipulation"), in which the parties agreed upon a plan for settling the Actions subject to the approval and determination of the Court as to the fairness, reasonableness and adequacy of the settlement, which, if approved, is to be in full and final discharge of all claims and matters that have been alleged or might be raised in connection with the allegations raised in the Actions. The parties' proposed settlement expands upon the Task Force Plan.

      Upon reviewing the Stipulation, the Consolidated Complaint, the pleadings and other papers submitted in the Actions and all prior proceedings held herein, and the parties having requested that the Court enter an Order: (i) conditionally certifying the Class solely for the purpose of seeking a settlement of the Actions and for no other purpose and without an adjudication of the merits, the parties having preserved all of their legal rights, defenses and remedies; (ii) designating class counsel and class representatives for settlement purposes; (iii) staying all pending motions in the Actions; (iv) directing the issuance of a Class notice; (v) issuing an injunction: and (vi) scheduling a hearing on the fairness, reasonableness and adequacy of the proposed settlement, and after due deliberation having been had thereon:

      It is on this ___ day of October, 1996

      ORDERED, ADJUDGED AND DECREED as follows:

      1. Class Certification for Settlement Purposes Only. Pursuant to the procedures set forth in Rule 23 of the Federal Rules of Civil Procedure, based on the record, including the class action allegations in the Consolidated Complaint, the Court conditionally, certifies, for settlement purposes only, the parties having preserved all of their legal rights, defenses and remedies, a class that consists of all persons who own or owned at termination an individual permanent whole life insurance policy issued by Prudential or any of its United States Life insurance subsidiaries during the Class Period of January 1, 1982 through December 31, 1995 (the "Policy" or "Policies"), except as specifically described below ("Policyholders"), and do not timely exclude themselves from participating in the settlement ("Class Members" or the "Class").

      The Policyholders do not include the following persons or entities (unless such persons or entities are Policyholders by virtue of their ownership interest in other Policies):

(i) policyowners who were represented by counsel at the time they executed a document in connection with a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released Prudential with respect to such Policies; (ii) policyowners that are corporations, banks, trusts or non-natural entities, which purchased Policies as corporate- or trust-owned life insurance under which either (a) there are 50 or more separate insured individuals or (b) the aggregate premium paid over an eight (8) year period, ending with the close of 1996, exceeds one million dollars; or (iii) policyowners who were issued Policies in 1995 by Prudential Select Life Insurance Company of America.

      2. Lead Counsel Designated. The law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.
("Lead Counsel") shall continue as lead counsel for the Class, solely for the purpose of settling the Actions.

      3. Additional Counsel Designated. The following firms are designated as additional counsel for the Class ("Additional Counsel"), solely for the purpose of settling the Actions: Arnzen, Parry & Wentz, P.S.C.; Hopkins Goldenberg, P.C.; and Perry & Windels (who are Executive Committee Members); and Goldstein, Till & Lite; Bonnet, Fairbourn, Friedman, Hienton, Miner & Fry, P.C.; Cantilo, Maisel & Hubbard, LLP.; DeFalice & Coleman, P.C.; Law Offices of Douglas B. Thayer; Drubner, Hartley, O'Connor and Mengacci; Law Office of Jay R. Tomerlin; Specter Law Offices; Ziegler, Ziegler & Altman; Heins, Mills & Olson, P.L.C.; Giebel, Gilbert & Mandel; Levin, Fishbein, Sedran & Berman; Allen, Lippes & Shonn; Zwerling, Schachter, Zwerling & Koppell, L.L.P.; Goodkind, Labaton, Rudoff & Sucharow, L.L.P.; The Law Offices of Eric D. Freed and Hagens and Berman.

      4. Class Representatives Designated. The named plaintiffs in the Consolidated Complaint are designated as Class Representatives, solely for the purpose of seeking a settlement of the Actions.

      5. Motions Stayed. All pending motions in the Actions are stayed.

      6. Findings Regarding Proposed Settlement. The Court finds that (a) the proposed settlement resulted from extensive arm's-length negotiations and was concluded only after counsel for plaintiffs had conducted extensive discovery (including the review of hundreds of thousands of pages of documents and the taking of numerous depositions of present and former agents, officers, and employees of Prudential) and had consulted independent experts about the fairness, reasonableness and adequacy of the proposed settlement; and (b) the proposed settlement evidenced by the Stipulation is sufficient to warrant (i) notice thereof to Policyholders and (ii) a full hearing on the settlement.

      7. Settlement Hearing. A hearing (the "Settlement Hearing") will be held before this Court at 10:00 a.m. on January 21, 1997, at the Martin Luther King, Jr. Federal Courthouse, 50 Walnut Street, Newark, New Jersey, to consider the fairness, reasonableness and adequacy of the proposed settlement and the terms and provisions of the Stipulation, including the award of attorneys' fees and expenses to plaintiffs' counsel, and to determine whether the proposed settlement and the Stipulation should be finally approved by the Court.

      8. Pre-Hearing Notices.

      (a) Notice by Mail. Notice substantially in the form annexed to the Stipulation as Exhibit F-2 (the "Class Notice") shall be mailed, at Prudential's expense, by first class mail, postage prepaid, no later than 60 days before the Settlement Hearing, to the last known addresses of all Policyholders. The Class Notice will (i) contain a short, plain statement of the background of the Actions, the conditional Class certification and the proposed settlement, (ii) describe the proposed forms of relief, (iii) explain the procedures for receiving or participating in the proposed forms of relief, (iv) explain Class Members' rights of exclusion, objection and appeal and (v) state that any relief to Class Members is contingent on the Court's final approval of the proposed settlement.

            The Class Notice will include, to the extent practicable, (i) each Policyholder's name and the mailing address with respect to each Policy, as reflected in Prudential's records, (ii) the policy number of each Policy in which the Policyholder has or had an ownership interest, (iii) a notation as to the form(s) of relief for which the Policyholder may be eligible and (iv) the identity of any co-owners of the Policies, as reflected in Prudential's records.

            (b) Notice by Publication. In addition to mailing the Class Notice to Policyholders, Prudential will publish a summary notice of the proposed settlement, the Settlement Hearing and Class Members' exclusion, objection and appeal rights in the national editions of the New York Times (business section) and The Wall Street Journal, in USA Today, The Star Ledger and in such other newspapers and/or periodicals and on such dates as are determined by Prudential in consultation with Lead Counsel and subject to this Court's approval as to the form and dates of such notice. Notice will be published at least once in each of the above-named publications no later than 50 days before the Settlement Hearing.

            (c) Remailing and Additional Notice. Prudential, or the Claimant Group Administrator, as defined in the Stipulation, (whose job it is, inter alia, to help implement the terms of the proposed settlement) shall (i) remail any notices returned by the United States Postal Service (the "Postal Service") with a forwarding address that are received by

Prudential or the Claimant Group Administrator at least 30 days, if practicable, before the Settlement Hearing, (ii) retain an address research firm to research any returned notices that do not include a forwarding address and (iii) provide copies of and returned notices to the address research firm as soon as practicable following receipt. The address research firm will return to Prudential or the Claimant Group Administrator, promptly after receipt of a returned notice, either an updated address or a statement that, following due research, it has not been possible to update the address. Prudential or the Claimant Group Administrator will remail notice to any Policyholder for whom the address research firm provides an updated address, so long as the updated address is provided to Prudential or the Claimant Group Administrator at least 30 days before the Settlement Hearing.

            (d) Proof of Mailing. At or before the Settlement Hearing, Prudential shall file a proof of mailing of the Class Notice and proof of publication of the Publication Notice.

      9. Findings Concerning Notice. Having considered, among other factors, (i) the cost of giving notice by various methods. (ii) the resources of the parties,
(iii) the stake of each Policyholder, and (iv) the likelihood that significant numbers of Policyholders might desire to exclude themselves from the Class or appear individually, the Court finds that notice given in the form and manner provided in paragraph 8 of this Order is the best practicable notice and is reasonably calculated, under all the circumstances, to apprise Policyholders of the pendency of this class action and of their right to object to or exclude themselves from the proposed settlement. The Court further finds that such notice is reasonable, that it constitutes due, adequate and sufficient notice to all persons entitled to receive notice, and that it meets the requirements of due process.

      10. Communications with Policyholders. Defendants, including their agents, sales representatives and any other retained personnel, are authorized to communicate with Class Members and other present or former Policyholders about the class action and the terms of the proposed settlement, subject to monitoring by Lead Counsel and the Regulatory Oversight Staff (consisting of state regulators), and to engage in any other communications within the normal course of Prudential's business.

      11. Administration. The Court authorizes Prudential to retain the Claimant Group Administrator to help administer the terms of the settlement and authorizes Prudential to establish the means necessary to administer the settlement relief, process election forms and implement the ADR process, subject to monitoring from time to time by Lead Counsel and the Regulatory Oversight Staff. Defendants or the Claimant Group Administrator shall rent a post-office box in the name of the Clerk of the Court, to be used for receiving requests for exclusion, objections and any other communications, providing that, other than the Court or the Clerk of the Court, only Prudential, Lead Counsel and their designated agents shall have access to this post-office box.

      12. Exclusion from Class. Each Policyholder who wishes to exclude himself or herself from the Class must do so by sending a written request for exclusion in care of the post-office box rented for that purpose, by first-class mail, postage prepaid. Exclusion requests must be postmarked no later than December 19, 1996. The original requests for exclusion shall be filed with the Court by Lead Counsel at or before the Settlement Hearing. If the proposed settlement is approved, any and all Policyholders who have not submitted a timely, written request for exclusion from the Class shall be bound by all proceedings, orders and judgments in the Actions, even if those persons have previously initiated or subsequently initiate individual litigation or other proceedings against the Defendants (or any of them) relating to the policies and claims released in the Actions.

      13. Objections and Appearances.

            (a) Written Objections. Any Policyholder who has not filed a written request for exclusion with respect to all of his or her Policies, and is thus a Class Member, may object to the fairness, reasonableness or adequacy of the Stipulation or proposed settlement or the award of attorneys' fees and expenses. Class Members may do so either on their own or through an attorney hired at their own expense. Any Class Member who wishes to object to the proposed settlement must file and serve a written statement of objection, along with all other support, papers or briefs that he or she wishes the Court to consider, on each of the following:

                       Clerk of the Court
                       United States District Court
                       District of New Jersey
                       P.O. Box [ILLEGIBLE]
                       Newark, New Jersey [ILLEGIBLE]

                       Melvyn I. Weiss, Esq.
                       Milberg Weiss Bershad Hynes & Lerach, LLP
                       One Pennsylvania Plaza
                       New York, New York 10119-0165

                                 and

                       Michael B. Hyman, Esq.
                       Much Shelist Freed Denenberg
                        Ament Bell & Rubenstein, P.C.
                       200 North LaSalle Street
                       Suite 2100
                       Chicago, Illinois 60601

                       Co-Lead Counsel for Plaintiffs and the Class

                        Reid L. Ashinoff, Esq.
                        Sonnenschein Nath & Rosenthal
                        1221 Avenue of the Americas
                        New York, New York 10020

                        Counsel for Prudential

Objections must be received by the Court and the above counsel no later than December 19, 1996. Any objection that is not timely made shall be forever barred. Any attorney hired by a Class Member, at that Class Member's expense, for the purpose of objecting to the proposed settlement, must file with the Clerk of the Court, and serve on Lead Counsel and Prudential's Counsel, a notice of appearance, no later than December 19, 1996.

            (b) Appearance at Settlement Hearing. Any Class Member who files and serves a timely written objection may also appear at the Settlement Hearing either in person or through personal counsel hired at the Class Member's expense, to object to the fairness, reasonableness or adequacy of the Stipulation or the proposed settlement. Class Members or their attorneys intending to appear at the Settlement Hearing must serve on Lead Counsel and Prudential's Counsel and file with the Court, no later than December 19, 1996, a notice of intention to appear, setting forth the name, address and telephone number of the Class Member (and, if applicable, the name, address and telephone number of the Class Member's attorney) and setting forth the objection, including all papers in support thereof. Any Class Member who does not timely file and serve a written objection and a notice of intention to appear by December 19, 1996 shall not be permitted to object or appear, except for good cause shown, and shall be deemed to have waived and forfeited, and shall be foreclosed from raising, any objection to the settlement, and shall be bound by all the terms of the Stipulation and by all proceedings, orders and judgments in the Actions.

      14. Access to Disclosure Materials. Policyholders may obtain access, at their own expense, to the deposition transcripts and attached exhibits as well as to all other documents generated in this lawsuit by entering into the Stipulation of Confidentiality governing these documents. These documents will be made available at the offices of Milberg Weiss Bershad Hynes & Lerach, LLP at One Pennsylvania Plaza, New York, New York 10019-0165 and at 600 West Broadway, 1800 One America Plaza, San Diego, California 92101-5050, and at the offices of Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., 200 North LaSalle Street, Suite 2100, Chicago, Illinois 60601.

      15. Preliminary Injunction. Pursuant to the All-Writs Act, 28 U.S.C. ss. 1651(a), and the Anti-Injunction Act, 28 U.S.C. ss. 2283, the Court is empowered to enter an injunction necessary in aid of its jurisdiction in order to effectuate the proposed settlement. In connection with seeking approval of the proposed settlement, the Court's attention has been directed to the potential for conflicting rulings that may occur if actions related to this lawsuit which purport to be filed on behalf of a Class Member or Class Members, are allowed to go forward in other jurisdictions. In addition, such actions could create confusion among Policyholders who remain in the Class and may interfere with the operation of notice under the proposed settlement. Prudential has proffered evidence showing the existence of multiple class actions which could act to seriously impair this Court's ability to oversee the orderly and efficient management of the proposed nationwide class action settlement, and have demonstrated that without preliminary injunctive relief, many similar actions could proceed. Based on its familiarity with the issues in this lawsuit and the complexity of the proposed settlement, the Court finds that such actions may substantially impair the ability of this Court and the parties to implement the proposed settlement. The Court further finds that judicial economy and the interests of justice will be served by issuing a preliminary injunction. Therefore, based on the record, including the legal and factual support for an injunction submitted by Prudential, this Court finds that an injunction is necessary to protect its jurisdiction, and hereby issues the following injunction, effective upon the mailing of the Class Notice, with Policyholders having thus been afforded the opportunity to exclude themselves from the Class:

      No Policyholder, or any person acting on behalf of or in concert or participation with that Policyholder, may include any other Policyholder from the Class. All Policyholders and all persons acting on behalf of or in concert or participation with any Policyholder, are hereby enjoined from filing, commencing, prosecuting, continuing, litigating, intervening in or participating as class members in, any lawsuit in any jurisdiction based on or relating to the facts and circumstances underlying the claims and causes of action in this lawsuit, unless and until such Policyholder has timely excluded herself or himself from the Class. All persons receiving notice of this Order, including all Policyholders, are hereby enjoined from bringing a class action on behalf of Class Members, or seeking to certify a class which includes Class Members, in any lawsuit, in any jurisdiction, based on or relating to the facts and circumstances underlying the claims and causes of action in this lawsuit.

      16. Service of Papers. Prudential and Lead Counsel shall serve on each other and on all other parties who have filed notices of appearance, at or before the Settlement Hearing, any further documents in support of the proposed settlement, including responses to any papers filed by Class Members. Prudential and Lead Counsel shall promptly furnish to each other any and all objections or written requests for exclusion that may come into their possession and shall file such objections or requests for exclusion with the Court on or before January 21, 1997.

      17. Termination of Settlement. This Order shall become null and void, and shall be without prejudice to the rights of the parties, all of whom shall be restored to their respective positions existing immediately before the parties entered into the proposed settlement, as per the terms of the Stipulation, if
(a) the proposed settlement is not finally approved by the Court, or does not become final, pursuant to the terms of the Stipulation; or (b) the proposed settlement is terminated or does not become effective pursuant to the terms of the Stipulation. In such event, the proposed settlement and Stipulation shall become null and void and of no further force and effect, and neither the Stipulation nor the Court's prior orders, including this Order, shall be used or referred to for any purpose whatsoever.

      18. Use of Order. This Order shall not be construed or used as an admission, concession or declaration by or against Prudential of any fault, wrongdoing, breach or liability, or by or against plaintiffs or the Class that their claims lack merit or that the relief requested in the Amended Complaint is inappropriate, improper or unavailable; nor shall this Order be construed or used to show that certification of one or more classes would or would not be appropriate if these Actions were to be litigated rather than settled.

      19. Adjournment of Hearing. The Court reserves the right to adjourn the Settlement Hearing without further written notice.


                                                 ----------------------------
                                                 ALFRED M. WOLIN, U.S.D.J.

                  EXHIBIT F-1 -- COVER LETTER TO CLASS NOTICE

To Our Valued Policyholders:

      Throughout its history, Prudential has sought -- above all else -- to earn the trust of its policyholders. To demonstrate to you that Prudential deserves the trust and confidence you have placed in us, we are creating a comprehensive program to resolve policyholder concerns about life insurance sales practices. This program is the result of the efforts of Prudential, many of its regulators, and lawyers for a large group or class of Prudential policyholders to address customer concerns and to resolve claims in a fair and efficient manner.

OUTLINE OF THE PROGRAM

      The comprehensive program will allow policyholders who believe they were misled regarding the sale of their Prudential policies to submit claims for relief to a no cost, user-friendly dispute resolution process instead of bringing lawsuits in court. This process provides our policyholders an opportunity to obtain individual relief tailored to their claims, based on the evidence available to support those claims. Your possible remedies may include returning policy values improperly used, cancelling unwanted policies and receiving a refund of premiums, or reducing the number of out-of-pocket premium payments. As an alternative, you can obtain Basic Claim Relief, without showing any wrongdoing by Prudential. Although not as great as the relief above, Basic Claim Relief includes loans at favorable interest rates, and life insurance, annuity contracts and mutual funds available for purchase with enhancements at Prudential's expense. If you do not want to participate, you can choose to exclude yourself from the class, which will allow you to file your own lawsuit.

CLASS ACTION SETTLEMENT

      The program outlined above is a part of a proposed settlement of a nationwide class action lawsuit against Prudential. The suit was brought on behalf of Prudential policyholders who purchased permanent life insurance policies from January 1, 1982 through December 31, 1995. We believe you are part of this class. The proposed settlement must be approved by the court.

      The class action settlement expands upon a remediation plan that was accepted in July by a Multi-State Life Insurance Task Force of state insurance regulators. That plan has already been accepted by 43 states and the District of Columbia. The proposed class action settlement provides additional remedies and procedural safeguards. Some of these remedies may result in additional cash payments to some policyholders.

      We anticipate that the states that accepted the initial plan will allow Prudential to defer the offer of a remediation plan to February 1, 1997 in order to leave time for a court hearing on the class action settlement. If the class action settlement is approved by that date, one mailing will be sent to you offering a program that incorporates the terms of the plan accepted by the states plus additional remedies and procedural safeguards that are contained in the proposed class action settlement. If there is no Court approval by February 1 and you live in one of the states which has accepted the Task Force Plan, you will then be notified of your eligibility to participate in a remediation program, which includes some of the remedies from the class action settlement. If you reside in any other state, you will not receive any notification regarding the settlement unless it receives Court approval.

HOW DO I LEARN MORE ABOUT THE PROPOSED SETTLEMENT?

      Accompanying this letter is the court-ordered notice to you of the class action settlement. This notice explains the proposed settlement in more detail. We believe the settlement is fair and equitable to Prudential policyholders. It fulfills our pledge to resolve all legitimate policyholder claims, and provides an objective and efficient means to do so without the costs and delays of litigation.

      YOU DO NOT NEED TO TAKE ANY ACTION NOW TO RECEIVE RELIEF UNDER THE CLASS ACTION SETTLEMENT. HOWEVER, YOU MUST ACT NOW IF YOU WISH TO OBJECT TO OR BE EXCLUDED FROM PARTICIPATING IN THE CLASS ACTION SETTLEMENT. IF YOU EXCLUDE YOURSELF FROM THE CLASS, YOU WILL RETAIN THE ABILITY TO BRING YOUR OWN LAWSUIT AGAINST THE COMPANY, BUT YOU WILL NOT BE ELIGIBLE FOR RELIEF PROVIDED BY THE CLASS ACTION SETTLEMENT. IF YOU REMAIN A MEMBER OF THE CLASS, YOU CANNOT BRING YOUR OWN LAWSUIT AGAINST PRUDENTIAL FOR MISLEADING SALES PRACTICES.

      PLEASE READ THE ENCLOSED MATERIALS CAREFULLY SO THAT YOU ARE AWARE OF
YOUR RIGHTS. If you have questions after reviewing the enclosed information, you can reach us at a special toll-free number we have established to answer your questions, 1-800-736-8913.

WHAT HAPPENS NEXT?

      The court hearing the class action lawsuit has scheduled a final hearing to approve the settlement for January 21, 1997. If you don't ask to be excluded, you will receive a further mailing from us providing you the opportunity to elect the relief to which you may be entitled.

                                      * * *

      Please read the enclosed materials carefully. I hope the program they describe, together with other measures Prudential has been undertaking to provide the best possible service for our policyholders, will fully address policyholder concerns and reinforce to you how much Prudential values its relationship with you.

Sincerely,

Arthur F. Ryan

            SUMMARY OF RELIEF AVAILABLE UNDER THE PROPOSED SETTLEMENT

      Unless you ask to be excluded from the class, you will have a choice between two categories of settlement relief: an alternative dispute resolution process ("ADR Process") or Basic Claim Relief. Following is a brief summary of the relief available. A more complete description is included in the enclosed Class Notice and the Questions and Answers brochure that follow the Notice.

                                   ADR PROCESS

      Any eligible policyholder who believes that he or she was misled regarding the sale of his or her policy can submit a claim under a no-cost, efficient alternative dispute resolution process. This Process includes, among other measures to protect policyholders, the ability to have the Company's claim determinations reviewed by an independent, final decision-maker with a Policyholder Representative who will be available, at no cost, to represent claimants that appeal, and the involvement in the process of a Claimant Representative selected by the attorneys for the class. The entire process will be overseen by a group of state insurance regulators and attorneys for the class.

Types of Claims Eligible for Relief

      Claims in the ADR Process may be based on instances in which you believe you were misled about:

      (i) Financed Insurance, which generally involves the use of loans, dividends or other values of existing policies to pay premiums on new policies (sometimes referred to as "twisting" or "churning");

      (ii) Abbreviated Payment, which generally involves the use of a policy's dividends or other values to pay premiums on the same policy (sometimes referred to as "vanishing premium");

      (iii) Whether you were sold a life insurance policy, rather than an investment, savings or retirement product, and you did not know you were buying a life insurance policy; and/or

      (ix)  any other improper sales practices.

Range of Relief Available

      The range of relief available through the ADR Process depends on the type of claim and the available evidence concerning it. Remedies can include the return of policy values improperly used, allowing a policyholder to cancel an unwanted policy and receive a refund of some or all of the premiums paid, to Prudential agreeing that the policyholder need not make future out-of-pocket payments for some or all premiums due. Certain additional remediation amounts and various financial guarantees and minimum payment obligations will only be available as part of the ADR Process if and when the class action settlement has been finally approved after the conclusion of appeals in court.

      THERE IS NO GUARANTEE THAT THE ADR PROCESS WILL RESULT IN A DETERMINATION IN THE POLICYHOLDER'S FAVOR. A DETERMINATION AGAINST THE POLICYHOLDER WILL NOT PRODUCE ANY FORM OF RELIEF. FURTHER, IF YOU CHOOSE THIS PROCESS, THE GUARANTEED RIGHT TO TAKE ADVANTAGE OF BASIC CLAIM RELIEF (AS DESCRIBED BELOW) WILL NOT BE AVAILABLE.

                               Basic Claim Relief

      If a policyholder does not wish to file a claim under the ADR Process, he or she may consider the options available under Basic Claim Relief. To obtain Basic Claim Relief, the policyholder need not claim that he or she was misled or harmed in any way, or that any improper sales practices occurred. The options available under Basic Claim Relief, each of which has particular eligibility requirements, include:

      (i) Optional Premium Loans - low interest loans to help policyholders make required out-of-pocket premium payments;

      (ii) An Enhanced Value Policy - the purchase by the policyholder of a whole life insurance policy subject to liberalized underwriting requirements, which is enhanced by Prudential providing a certain amount of additional insurance coverage without charge;

      (iii) An Enhanced Value Annuity - the purchase by the policyholder of a deferred annuity which is enhanced by contributions from Prudential and in which surrender charges may be waived in certain circumstances; or

      (iv) A Mutual Fund Enhancement - the purchase by the policyholder of shares in selected mutual funds with Prudential contributing additional shares of such funds.

The Mutual Fund Enhancement and certain additional contributions to the Enhanced Value Policy and the Enhanced Value Annuity will only be available after the class action settlement is finally approved on appeal.

      ADDITIONAL INFORMATION ABOUT THE ADR PROCESS AND BASIC CLAIM RELIEF CAN BE FOUND IN THE ENCLOSED CLASS ACTION NOTICE AND THE QUESTIONS AND ANSWERS BROCHURE THAT FOLLOW THE NOTICE.

                          Choices You Need To Make Now

      At this point in the settlement process, you have the following choices which we urge you to consider carefully:

      o You may remain in the Class and be eligible to apply for relief under the proposed settlement. If this is what you want to do, you need not take any action at this time. A second notice offering you an opportunity to choose relief will be sent to you later.

      o You may remain in the Class but file with the Court a written objection, postmarked not later than December 19, 1996, to any aspect of the proposed settlement. To do so, you must comply with the requirements described in Section 9 of the enclosed Notice.

      o You may exclude yourself from the Class. To do so, you must file a written request for exclusion from the Class, postmarked not later than December 19, 1996, and comply with the requirements described in Section 9 of the enclosed Class Action Notice. If you exclude yourself from the class, you will retain the ability to bring your own lawsuit against the Company, but you will not be eligible for relief provided by the proposed settlement.

As explained in the enclosed Class Action Notice and the Questions and Answers brochure, regardless of whether the Court approves the class action settlement, Prudential anticipates that the 43 states and the District of Columbia accepting the Task Force plan will agree to allow Prudential to defer the offer of the plan until February 1, 1997, to allow time for the Court to hold a hearing on the Class action settlement. Even if you exclude yourself from the Class, you may still be eligible to participate in the Task Force plan, in the event the proposed Class action settlement does not go forward. You will be required to provide Prudential with a release to participate in that plan.

      IF YOU HAVE ANY QUESTIONS, PLEASE CALL THE CLAIMANT SUPPORT TEAM AT 800-736-8913 (FOR TELECOMMUNICATION DEVICE FOR THE DEAF, CALL 800-782-1863).

                            STATEMENT OF ELIGIBILITY

John Doe
Jane Doe                                                       Additional Owners
P O Box 123                                      [Note: If more than two owners,
Route 34                                                 list other names here.]
Anytown, NJ 01234
USA

Our records indicate that you may be a member of a group or class of policyholders of the Prudential Insurance Company of America ("Prudential") who purchased permanent individual whole life insurance and on whose benefit a lawsuit has been brought against Prudential. The lawsuit, and a proposed settlement of the lawsuit, are described in detail in the enclosed notice (and accompanying explanatory materials). PLEASE READ THE ENTIRE NOTICE CAREFULLY.

You may be entitled to one or more forms of relief, depending on eligibility, for each Policy issued during the period from January 1, 1982 through December 31, 1995, in which you now have, or previously had, ownership rights as described in the notice. If ownership is shared, all those with ownership rights must jointly exercise rights provided by the settlement.

If you believe that any of the policy information provided below is incorrect, or if your address is incorrect, please immediately notify us of any necessary corrections. Call the Claimant Support Team at 800-736-8913 (for
Telecommunications Device for the Deaf, call 800-782-1863). Telephone representatives will be available 24 hours a day on weekdays (beginning Monday at 8 a.m.) and Saturdays from 9 a.m. to 3 p.m, your local time.

The proposed settlement offers you a choice of two forms of relief: Basic Claim Relief or an Alternative Dispute Resolution Process ("ADR Process"). The Basic Claim Relief for which you are eligible is subject to certain eligibility restrictions. Basic Claim Relief and the ADR Process are described in detail in the notice.

If you believe you were misled in connection with Prudential's sale of your permanent whole life insurance policy, you may choose to participate in the ADR Process. As an alternative to participating in the ADR Process, you can elect to receive Basic Claim Relief. You do not have to choose at this time whether to participate in the ADR Process or the Basic Claim Relief. A subsequent notice will be sent to you that will tell you when you need to make that election. If you decide to obtain Basic Claim Relief, our records indicate that you will be eligible for the following types:

 Policy Number        Policy Status                  Available Basic Claim Relief (for those not electing the ADR Process)
 -------------        -------------                  ---------------------------------------------------------------------
 12 345 678           Active                         Optional Premium Loan, Enhanced Value Annuity

 23 456 789           Not active                     Enhanced Value Policy

 45 678 901           Active                         Optional Premium Loan, Enhanced Value Policy, Enhanced Value Annuity

                                   EXHIBIT F-2
                  NOTICE OF CLASS ACTION, PROPOSED SETTLEMENT,
                     SETTLEMENT HEARING AND RIGHT TO APPEAR

                              IMPORTANT NOTICE TO:

ALL PERSONS WHO PURCHASED CERTAIN LIFE INSURANCE POLICIES FROM PRUDENTIAL FROM JANUARY 1, 1982 THROUGH DECEMBER 31, 1995

                          UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY

------------------------------
                                :      MASTER DOCKET NO. 95-4704 (AMW)
IN RE THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA              :      MDL NO. 1061
SALES PRACTICES LITIGATION
                                :
------------------------------
                                :
THIS DOCUMENT RELATES TO:
ALL ACTIONS LISTED ON           :
EXHIBIT A
                                :
------------------------------

                  NOTICE OF CLASS ACTION, PROPOSED SETTLEMENT,
                     SETTLEMENT HEARING AND RIGHT TO APPEAR

        THIS IS AN OFFICIAL NOTICE FROM THE UNITED STATES DISTRICT COURT
            FOR THE DISTRICT OF NEW JERSEY TO INFORM ALL PERSONS WHO
        PURCHASED CERTAIN LIFE INSURANCE POLICIES FROM PRUDENTIAL FROM
             JANUARY 1, 1982 THROUGH DECEMBER 31, 1995 OF A PROPOSED
                    SETTLEMENT IN THIS CLASS ACTION LAWSUIT.

      YOU SHOULD READ THIS NOTICE CAREFULLY BECAUSE IF YOU ARE A
MEMBER OF THE CLASS, IT WILL AFFECT YOUR LEGAL RIGHTS AND WILL
         BE LEGALLY BINDING UPON YOU IN THE FUTURE. HOWEVER, YOU DO NOT
           HAVE TO DO ANYTHING AT THIS TIME TO OBTAIN RELIEF UNDER THE
                              PROPOSED SETTLEMENT.

1.    PURPOSE OF THE NOTICE

            You have been sent this Notice because you may be eligible for certain relief to be provided as part of the proposed settlement of a consolidated class action lawsuit. The lawsuit was brought on behalf of a class of policyholders against The Prudential Insurance Company of America ("Prudential"). The lawsuit alleges a variety of claims relating to the manner in which Prudential sold life insurance policies. The class generally includes all persons who purchased individual permanent (whole life) insurance policies issued by Prudential during the period from January 1, 1982 through December 31, 1995 (the "Class Period").

            A proposed settlement has been reached between Prudential and the Plaintiffs in the lawsuit. The Court has conditionally certified the Class for settlement purposes and determined that the settlement was sufficient to justify sending you this Notice. The Court will hold a hearing regarding the fairness, reasonableness and adequacy of the proposed settlement before deciding whether final approval will be granted. Unless you exclude yourself from the class, you will be bound by the terms of the settlement, if final approval is granted.
That means you could not pursue your own lawsuit against Prudential for claims covered by this class action.

            This Notice contains the following important information:

      o     A description of those persons who are included in the Class;

      o     A description of the lawsuit;

      o A description of state insurance department and Multi-State Life Insurance Task Force examination of Prudential and the policyholder remediation plan that 43 states and the District of Columbia accepted. The interaction of the Multi-State Task Force remediation plan with the proposed class action settlement is also described;

      o     A detailed discussion of the relief being made available to Class
            Members;

      o A description of the release of claims which Class Members will give Prudential; and

      o An explanation of how you can request to be excluded from the Class, or object to the settlement.

2.    SUMMARY OF THE PROPOSED SETTLEMENT RELIEF

            If you are a Class Member, the settlement offers you two alternative forms of relief in exchange for resolving all of your claims involving the sale, servicing or operation of your whole life policies (as set forth in the Release and Waiver Section below). (A detailed description of the relief offered under the settlement is contained in Section 6.)

            First, you may elect to participate in an Alternative Dispute Resolution Process (the "ADR Process"). The ADR Process is offered at no cost to Class Members and provides a simplified means for Class Members who believe that they may have been misled regarding the sale of their policies to have their claims resolved without having to go to court. The ADR Process provides Class Members an opportunity to obtain relief without the delays and expense of traditional litigation and without being subject to certain legal defenses, such as statutes of limitation, which Prudential could raise to possibly defeat claims in a court proceeding. The relief awarded in the ADR Process will depend on the type of claim and the available evidence. You may also be eligible to receive a portion of the Additional Remediation Amount (as described below). There is no guarantee, however, that you will receive any relief in the ADR Process, and by electing to file an ADR claim you will not be able to seek Basic Claim Relief. For further explanation see "Description of the Proposed Settlement -- Alternative Dispute Resolution Process" below.

            Second, as an alternative to the ADR Process, Class Members may obtain Basic Claim Relief. Basic Claim Relief requires no showing by the Class Member of any wrongdoing by Prudential. Depending on the circumstances, the relief can include loans at favorable interest rates to pay premiums and/or the opportunity for you to purchase life insurance policies or annuities with values enhanced at Prudential's expense, or to purchase shares of mutual funds with Prudential contributing additional shares of such funds. Each of these options is described in detail below.

3.    THE CLASS AND CHOICES YOU NEED TO MAKE NOW

            Judge Alfred M. Wolin of the United States District Court for the District of New Jersey has issued an Order conditionally certifying only for settlement purposes a class of all persons who own or owned at termination an individual permanent (whole life) insurance policy issued by Prudential or any of its United States life insurance subsidiaries during the Class Period of January 1, 1982 through December 31, 1995 (the "Policy" or "Policies"), except as specifically described below ("Policyholders"), and who do not timely exclude themselves from participating in the settlement ("Class Members" or the "Class").

            The Policyholders do not include the following persons or entities (unless such persons or entities are Policyholders by virtue of their ownership interest in other Policies): (i) policyowners who were represented by counsel at the time they executed a document in connection with a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released Prudential with respect to such Policies, (ii) policyowners that are corporations, banks, trusts or non-natural entities, which purchased Policies as corporate- or trust-owned life insurance and under which either (a) there are 50 or more separate insured individuals or (b) the aggregate premium paid over an eight (8) year period, ending with the close of 1996, exceeds one million dollars, or (iii) policyowners who were issued Policies in 1995 by Prudential Select Life Insurance Company of America.

            As you will see from reading this Notice, if you are an eligible Policyholder, you have the following choices with respect to each Policy issued during the Class Period in which you have an ownership interest:

      o YOU MAY REMAIN IN THE CLASS AND PARTICIPATE IN THE RELIEF OF THE PROPOSED SETTLEMENT. IF THIS IS WHAT YOU CHOOSE TO DO, YOU NEED NOT TAKE ANY ACTION AT THIS TIME. YOUR INTERESTS WILL BE REPRESENTED WITHOUT COST TO YOU BY LEAD COUNSEL, AS DEFINED HEREIN, FOR THE CLASS, AND IF YOU LIVE WITHIN ONE OF THE STATES OR THE DISTRICT OF COLUMBIA WHICH HAS ACCEPTED THE TASK FORCE REMEDIATION PLAN, BY A REGULATORY OVERSIGHT STAFF COMPOSED OF STATE INSURANCE REGULATORS. If the settlement is approved by the Court, you will be contacted again and will be asked which of the available relief, if any, you wish to elect. You should keep in mind that, if you remain in the Class, you will be bound by all orders and judgments entered in this case, including the release and waiver of claims which absolves Prudential of further liability to you in connection with the sale of your Policy. (See Section 8 below).

      o IF YOU REMAIN IN THE CLASS, YOU MAY FILE WITH THE COURT A WRITTEN OBJECTION TO ANY ASPECT OF THE PROPOSED SETTLEMENT. OBJECTIONS MUST BE RECEIVED BY THE COURT AND COUNSEL FOR THE PLAINTIFFS AND PRUDENTIAL, NO LATER THAN DECEMBER 19, 1996. To do so, you must comply with the requirements described below in Section 10. In addition, you (or an attorney acting on your behalf at your expense) may appear before the Court to voice your objection to the extent allowed by the Court. If the Court does not agree with your objection, you nevertheless will be bound by the orders and judgments in this case.

      o IF YOU DO NOT WISH TO REMAIN IN THE CLASS, YOU MAY EXCLUDE YOURSELF BY SENDING A FORMAL, WRITTEN REQUEST FOR EXCLUSION THAT COMPLIES WITH THE REQUIREMENTS DESCRIBED BELOW IN SECTION 9. SUCH REQUEST MUST BE SENT TO THE ADDRESS PROVIDED IN SECTION 9 BELOW AND POSTMARKED NO LATER THAN DECEMBER 19, 1996. If the proposed settlement is approved and you request exclusion, (i) you lose all rights to relief under the Class Action Settlement Program, as defined below, (ii) you may not file any objection to the proposed settlement, and (iii) you will not be bound by any orders or judgments in this case.

Please keep these three choices in mind as you read this Notice. Your decision will be affected by all the information in this Notice, including in particular the information about the release of Class Members' claims in Section 8, and about the interaction with the Multi-

State Task Force remediation plan in Section 11. YOU MAY MAKE A DIFFERENT CHOICE FOR EACH POLICY YOU OWN.

4.    DESCRIPTION OF THE LAWSUIT

            The class action proposed to be settled is consolidated from a number of lawsuits, which were filed beginning in February, 1995, and which were centralized by the Judicial Panel on Multi-district Litigation (the "Judicial Panel") in the United States District Court for the District of New Jersey as part of In re The Prudential Insurance Company of America Sales Practices Litigation, MDL Docket No. 1061 (the "Centralized Proceeding"). By order dated August 3, 1995, and in several subsequent transfer orders, the Judicial Panel consolidated these lawsuits for pretrial purposes. The Honorable Alfred M. Wolin is presiding over the Centralized Proceeding. The Court has approved the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. as Lead Counsel to represent the Class, in settlement of this action.

            On October 24, 1995, plaintiffs in several of the lawsuits joined together to file a Consolidated Amended Class Action Complaint in the Centralized Proceeding. Prudential subsequently moved to dismiss all of the claims in this complaint. By Order dated May 10, 1996 (as amended June 10,
1996), the Court dismissed only portions of that complaint, and plaintiffs were allowed to proceed with certain of their claims. Defendants' motion to stay the Centralized Proceeding was denied. Lead Counsel conducted formal and informal discovery as further described in "Description of Proposed Settlement -- Background to the Settlement," Section 6. On September 20, 1996, plaintiffs in eleven of the lawsuits in the Centralized Proceeding joined in the filing of a Consolidated Second Amended Class Action Complaint (the "Consolidated Complaint") naming Prudential and several of its former officers and directors as defendants.

            The Consolidated Complaint purports to be brought on behalf of a nationwide class of persons who purchased individual permanent life insurance policies from Prudential in the United States between the period January 1, 1982 and the present. The plaintiffs in the Consolidated Complaint make allegations, among other things, that Prudential engaged in a common course of conduct through which life insurance was improperly sold through misrepresentations concerning:

      (i) the use of an existing policy's cash value or dividend or interest stream to purchase or maintain a new policy or other policy by means of a surrender, withdrawal or loan (sometimes referred to as "twisting" or "churning");

      (ii) the number of out-of-pocket cash premium payments required to be paid for a policy and/or the benefits to be realized or paid based on a particular number of cash premium payments (sometimes referred to as "vanishing premiums"); and

      (iii) an assertion that the product being sold was solely or predominantly an investment or savings vehicle rather than a life insurance policy.

            Prudential has not admitted liability for any of the allegations made in the Consolidated Complaint. Prudential contends that the use of policy cash values or accumulated dividends to finance the purchase of insurance can at times be beneficial to Policyholders and it was the Company's policy at all times to conduct such sales only when appropriate, and when disclosed to the Policyholder. Prudential also takes the position that the Abbreviated Payment Plan, under which dividends are used to pay premiums on a whole life policy, can be beneficial to Policyholders by reducing the number of out-of-pocket cash premiums that have to be paid for life insurance coverage. Prudential also maintains that it never encouraged sales that failed to disclose that the product being offered was life insurance, and that Prudential policies and policy applications all fully disclosed that customers were purchasing life insurance. Prudential also believes that it has a number of legal defenses, including statute of limitations defenses, which it could assert in litigation to possibly defeat claims by Policyholders. Prudential is concerned, however, that some Policyholders may have been misled in the purchase of their policies and wants to provide Policyholders who were misled with an opportunity to obtain relief.

5.    THE MULTI-STATE LIFE INSURANCE TASK FORCE

            The proposed settlement reached in this lawsuit expands upon and adds to a remediation plan that Prudential and 43 states and the District of Columbia agreed to in July, 1996 to resolve legitimate Policyholder claims. The background of that remediation plan is as follows.

            On April 25, 1995, partially in response to allegations made in several lawsuits, the New Jersey Commissioner of Insurance formed a Multi-State Life Insurance Task Force (the "Task Force") to examine the sales and marketing practices in the life insurance industry. The Task Force began with a market conduct examination of Prudential, the largest life insurer in the United States. Thirty states joined the Task Force. In conducting its examination, the Task Force reviewed and analyzed documents and electronic databases consisting of millions of Prudential records. They also interviewed hundreds of Prudential agents and executives.

            On July 9, 1996, the Task Force issued a report setting forth the findings of its market conduct examination. The Task Force found that some Prudential policyholders had been misled in their life insurance purchases and that Prudential's efforts to prevent such abuses had been inadequate. In connection with the issuance of the Task Force report, the Task Force and Prudential each announced a remediation plan which the Task Force and Prudential agreed provided fair and appropriate relief to Policyholders who may have been harmed by misrepresentations made in the sale of their policies (the "Task Force Plan"). Forty-three states and the District of Columbia executed agreements adopting the Task Force report and directing Prudential to implement the Task Force Plan. The Policyholders in those States who are to be eligible to participate in the Task Force Plan are the same Policyholders who may also be Class Members in the proposed Class Action Settlement.

            Prior to implementing the Task Force Plan, Prudential reached a proposed settlement with the Class that includes a remediation plan that expands upon the Task Force Plan and, if approved by the Court and affirmed on appeal, would provide additional significant relief to Policyholders. In order to provide the increased relief to the residents of their jurisdictions and to avoid the possible confusion from multiple mailings of different proposals, it is anticipated that the states that accepted the Task Force Plan will agree to allow Prudential to defer until February 1, 1997, after the scheduled hearing for approval of this class action settlement, the mailing that will mark the implementation of the policyholder remediation program. The inter-relation of the Task Force Plan and this Class Action Settlement is described in detail in
Section 11.

6.    DESCRIPTION OF THE PROPOSED SETTLEMENT

      A.    BACKGROUND TO THE SETTLEMENT

            The proposed settlement resulted from more than one year of litigation, formal and informal discovery, and an intensive investigation of the relevant facts and law by Lead Counsel and other lawyers for the plaintiffs in the lawsuits combined in the Consolidated Complaint (the "Plaintiffs' Lawyers"). The investigation conducted by Plaintiffs' Lawyers included interviews with present and former policyholders, agents, and Prudential employees, as well as sworn depositions of numerous Prudential executives, senior management and other personnel. Plaintiffs' Lawyers were provided with all documentation, including millions of pieces of electronic data, and other information produced to the Task Force in connection with its examination and used in the development of its report. In addition, Plaintiffs' Lawyers reviewed approximately 800,000 pages of documents, 160 computer diskettes and cartridges, and 45 videotapes and audiotapes, concerning a wide variety of matters and business functions at Prudential. Plaintiffs' Lawyers and lawyers for Prudential then entered into extensive arms-length negotiations that resulted in the proposed settlement.

      B.    DETAILED DESCRIPTION OF THE SETTLEMENT RELIEF

            The proposed settlement would implement a policyholder remediation program which provides remedies and procedural safeguards in addition to those in the Task Force Plan (the "Class Action Settlement Program"). See "Interaction Between the Task Force Plan and the Class Action Settlement Program," Section 11 below. Prudential has pledged to resolve all claims of Policyholders who were misled in the purchase of their policies. Once the proposed settlement is approved by District Court Judge Wolin, Prudential and Lead Counsel for the Class have agreed that many components of the additional relief provided by the Class Action Settlement Program would be provided to Class Members. The additional relief is supplemental to that provided under the Task Force Plan. The Task Force Plan is not subject to the Court's approval. However, the Financial Guarantee, Additional Remediation Amount and Minimum Payment (each as described in Section 6.B.1.f. below) and the Basic Claim Relief Enhancements (as described in Section 11 below) in the Class Action Settlement Program will be made available only if the settlement is upheld by all appellate courts. If you have any questions as to the relief for which you may be eligible, please call 1-800-736-8913 (24 hours a day on weekdays (beginning Monday at 8 a.m.) and Saturdays from 9 a.m. to 3 p.m., your local time).

            The forms of relief which will be made available to Class Members under the proposed Class Action Settlement Program are as follows:

            1. ALTERNATIVE DISPUTE RESOLUTION PROCESS

            Any Class Member who believes that he or she was misled regarding the sale of his or her Policy may submit a claim to an alternative dispute resolution process (the "ADR Process"). The ADR Process is a streamlined and no-cost means for Class Members to have their claims resolved without having to go to court. In addition, in claims pursued through the ADR Process, Prudential will waive its right to raise certain legal defenses, such as statute of limitations defenses, which could be available to Prudential to possibly defeat such claims in contested litigation. The ADR Process also provides the opportunity for a Class Member to obtain individual relief tailored to his or her claim. However, there is no guarantee that this process will result in a determination in the Class Member's favor, and by choosing this process, the Class Member could lose the right to take advantage of an Optional Premium Loan, an Enhanced Value Policy, an Enhanced Value Annuity and/or a Mutual Fund Enhancement (when available) that otherwise may have been available if the Class Member had selected Basic Claim Relief.

            To file a claim under the ADR Process, a Class Member initially must submit a claim, form, which Prudential will provide by mail, in which the Class Member describes the misrepresentation made or other improper sales practice. The insurance regulators, the Plaintiffs' Lawyers and Prudential have agreed on the forms and procedures to be used, the nature of the evidence necessary and the type of relief that may be awarded.

                  A. SUBMISSION OF ADR CLAIM

                  Following a Class Member's election to participate in the ADR Process, a claim form will be forwarded. The claim form is designed to obtain information necessary for the evaluation of the claim, such as what the agent told and showed the Policyholder in connection with the sale, and what the Policyholder told the agent about his or her financial and other needs or objectives. With the Claim Form, the Class Member is requested to submit all documents and materials in the Class Member's possession concerning the claim. It is important that Class Members submit all information that they want to have considered.

                  B. ASSEMBLY OF CLAIM FILE

                  Prudential's Claim Evaluation Staff is required to gather all information and documentation from Prudential's files and provided by Class Members concerning a Policy and its sale. The Claim Evaluation Staff will be monitored by Lead Counsel, insurance regulators from various states accepting the remediation program (the "Regulatory Oversight Staff") and independent auditors. This information will include, among other things, sales practices complaints against the agent and disciplinary actions with respect to life insurance sales practices against the agent who sold the Policy. Prudential will also attempt to contact the agent who sold the Policy about the Class Member's claim.

                  C. EVALUATION OF CLAIMS

                  The ADR Process sets forth a detailed procedure, including objective criteria, to evaluate the claim presented by the Policyholder in the claim form, and the information gathered by Prudential to determine whether a Policyholder was misled in the purchase of his or her Policy. In addition to considering what the Policyholder was told by the agent and the documents received by the Policyholder, such as a policy illustration, other evidence, including sales practices complaints against the agent who sold the policy and, with respect to Financed Insurance claims, the extent to which the agent engaged in financed transactions, will be considered.

                  D. ADR CLAIM REVIEW PROCESS

                  First, Prudential's Claim Evaluation Staff will evaluate and score the claims. This Claim Evaluation Staff will not be comprised of persons who were involved in the sale of insurance.

                  Second, if the Claim Evaluation Staff does not award the highest score to a given claim, it will automatically be reviewed by the Independent Claim Evaluation Team ("ICET"). This team will be comprised of persons with no affiliation with Prudential. The ICET will not be bound by any determination made by the Claim Evaluation Staff and will follow the guidelines established under the settlement.

                  Third, if the ICET concludes that the claim should receive a higher score than awarded by the Claim Evaluation Staff, then the Prudential Claim Review Staff will re-evaluate the claim taking into consideration the recommendation of the ICET. The Claimant will receive a decision from the Claim Review Staff indicating the award. This Claim Review Staff will not be comprised of persons who were involved in the sale of insurance and will be monitored by Lead Counsel, the Regulatory Oversight Staff, and independent auditors.

                  Fourth, if the Claimant is dissatisfied with the award issued by the Claim Review Staff, then the claim, at no cost to the Claimant, will be reviewed by an impartial decision-maker. This reviewer will be a person with no affiliation with Prudential, with expertise in life insurance or insurance claim resolutions, and will be selected by Lead Counsel and the Regulatory Oversight Staff. Such impartial decision-makers are not bound by the relief awarded by the Claim Review Staff; rather, they are instructed to independently review the claim. The Policyholder is afforded the right to use a Representative, who is selected by Lead Counsel and approved by the Regulatory Oversight Staff, to assist the Policyholder during the review by the impartial decision-maker. The decision of the impartial decision-maker will be binding upon the Policyholder and Prudential unless the Claimant Representative, appointed by Lead Counsel to act as an advocate on behalf of all Class Members submitting claims to the ADR Process, determines, at the request of the Policyholder, that the decision operates as a "manifest injustice." In that event, there will be a rehearing.

                  E. TYPES OF RELIEF AVAILABLE IN THE ADR PROCESS

                  The type of relief available to Class Members through the ADR Process depends on the nature of the claim and the strength of the evidence. Relief may be available, under certain circumstances, even if the insured has died and death benefits have previously been paid on a Policy for which you are a successor in interest (i.e., executor, heir, etc.). Examples of available relief are as follows:

o Financed Insurance -- If evidence shows that you were misled in connection with a Financed Insurance sale (one that generally involves the use of loans, dividends or values of existing Policies to pay premiums on a new policy), your remedies may range from the return of policy values improperly used, to allowing you to cancel your Policy and receive a refund of some or all of the premiums you paid, including interest in some cases. Misrepresentations in connection with financed insurance sales are sometimes referred to as "twisting" or "churning."

o Abbreviated Payment -- If evidence shows that you were misled in connection with a sale involving Abbreviated Payment (one that generally involves the use of a policy's dividends or policy values to reduce the number of out-of-pocket premium payments on the same policy), you may not need to make out-of-pocket payments for some or all of the premiums otherwise due. Or, you may be allowed to cancel your Policy and receive a refund of some or all of the premiums you paid, including interest in some cases. You may be entitled to receive this relief even if you have not yet reached the last out-of-pocket premium payment you expected to make, and even if you have not been told that your Policy will require the out-of-pocket payment of premiums for longer than originally expected. These sales are sometimes referred to as "vanishing premium" sales.

o Investment Product -- If evidence shows that you were misled about whether you were purchasing life insurance rather than an investment, savings or retirement product, you may be allowed to cancel your unwanted Policy and receive a refund of some or all of the premiums you paid, including interest in some cases. Or, you may be able to exchange your Policy for an annuity to be purchased with the amount otherwise available for refund.

o Other Claims -- If evidence shows other improper life insurance sales practices, you may be remedied through the cancellation of your Policy with a refund of some or all of the premiums you paid, including interest in some cases, or the issuance of a substitute product purchased with the amount otherwise available for refund.

                  F. FINANCIAL GUARANTEE, MINIMUM PAYMENT, AND ADDITIONAL
                     REMEDIATION AMOUNT

                  Prudential has also agreed to make certain additional payments to eligible Class Members and to guarantee that its pre-tax cost for remedies will reach certain minimum levels, but only if the proposed settlement is both approved by Judge Wolin and upheld on any appeal, as follows:

o Financial Guarantee -- In addition to relief specified above, Prudential also has agreed to guarantee that the pre-tax cost for remedies in the ADR Process for each 110,000 claims receiving remedies will be approximately $260 million (the "Financial Guarantee"). If the actual expense is less than this amount, Prudential guarantees it will add the remaining amount of money (for up to a maximum number of 330,000 claims remedied) to the Additional Remediation Amount to be distributed to Class Members who receive remedies in the ADR Process, as described below.

o Minimum Payment -- Regardless of the number of claims that receive remedies, Prudential also has agreed to pay at least $410 million (the "Minimum Payment"), which is the same amount it would pay if 110,000 claims were remedied ($260 million of Financial Guarantee and $150 million of Additional Remediation Amount).

o Additional Remediation Amount -- In addition, Prudential will pay an additional remediation amount based on a sliding scale which will depend on the number of claims remedied in the ADR Process (the "Additional Remediation Amount"), as follows:

If 110,000 claims are remedied, the Additional Remediation Amount will be $150 million.
If 220,000 claims are remedied, the Additional Remediation Amount will be $250 million.
If 330,000 claims are remedied, the Additional Remediation Amount will be $300 million.
If 440,000 claims are remedied, the Additional Remediation Amount will be $250 million.
If 550,000 claims are remedied, the Additional Remediation Amount will be $150 million.
If 660,000 claims or more are remedied, the Additional Remediation Amount will be $50 million.

      The exact amount of the Additional Remediation Amount will be determined at the end of the ADR Process and is dependent on the total number of claims that are remedied. If the settlement is upheld on appeal, the Court will determine how the Additional Remediation Amount will be allocated and distributed after the completion of the ADR Process.

            2. BASIC CLAIM RELIEF

            All Class Members will be eligible for Basic Claim Relief. To obtain Basic Claim Relief, a Class Member does not have to show that he or she was misled in any way or that any improper sales practices occurred. However, the option of selecting Basic Claim Relief would not be available to Class Members who choose to participate in the ADR Process, and whose claims receive no award of relief.

            There are three forms of Basic Claim Relief which will be available to Class Members. You will be informed as to which options you are eligible to select when the remediation program is implemented. The types of Basic Claim Relief which Prudential will offer are as follows:

            (a) Optional Premium Loans. Class Members who have Policies in force that were issued during the Class Period have the right to obtain "Optional Premium Loans," which are loans made to you at a reduced interest rate, subject to certain conditions. These loans will be available to eligible Class Members solely to pay all or part of a specified number of annual premiums on the Class Member's Policy. (The specified number of annual premiums, anywhere from two to six, will depend on when the Policy was issued.) Optional Premium Loans will remain available to an eligible Class Member on his or her annual policy anniversary through December 31, 2010. The purpose of an Optional Premium Loan is to assist an eligible Class Member in making additional out-of-pocket premium payments.

                  Each Optional Premium Loan will be repaid by the policyholder over a period of five years commencing on the policy anniversary following the date on which the Optional Premium Loan is made. Each payment will consist of accrued interest due plus one-fifth of the original amount of the Optional Premium Loan outstanding.

                  Optional Premium Loans are not "policy loans" as described in your Policy. They must nevertheless be secured by an assignment of the Policy's cash value and the death benefit as collateral to cover the amount of the Optional Premium Loans (including the Optional Premium Loan being requested), existing policy loans and other instruments outstanding, plus one-year's interest on all such obligations (collectively, the "Outstanding Obligations").

                  The interest rate (reset quarterly) on the Optional Premium Loans offered to Class Members shall be representative of Prudential's unsecured short-term cost of borrowing. This rate may vary up or down depending on when the loan is taken and may also vary during the time the loan is outstanding.

                  In order for a Class Member to be eligible for the Optional Premium Loan, the Class Member's Policy must be in force and, following the Optional Premium Loan transaction, have a cash value sufficient to secure the full amount of all Outstanding Obligations.

            (b) Enhanced Value Policies. Class Members with Policies in force that are heavily loaned, or who owned Policies that have lapsed or terminated without death benefits being paid, will have the right to apply to purchase Enhanced Value Policies, subject to certain conditions summarized below.

                  An Enhanced Value Policy will be a designated whole life insurance policy within Prudential's portfolio of individual permanent life insurance policies available on the date of the award. The insured and the Policyholder(s) will be the same as on the Policy with respect to which the election is made. After the Class Member has paid the first year's annual premium, Prudential will "enhance" the policy by buying additional insurance coverage for the Class Member over the next five years, with Prudential paying an amount equal to 100 percent of the Class Member's first-year premium over that five-year period. In addition, in the event the proposed settlement is approved by the Court and upheld on appeal, Prudential will further enhance the policy by buying additional insurance coverage for the Class Member in the seventh year. Prudential will pay an additional amount in the seventh year equal to 15% of the Class Member's first year premium. These enhancements will increase the death benefit protection of the policy at no additional cost to the Class Member.

                  The insured will have to provide satisfactory evidence of insurability and be age 85 or less. However, the underwriting will be less rigorous than typically applies to the purchase of a new policy. The Class Member must make the initial payment for the Enhanced Value Policy with money from a source other than a surrender of, or a policy loan against, or withdrawal of the values of, any existing life insurance or annuity product issued by Prudential.

            (c) Enhanced Value Annuities. Every Class Member will be eligible to apply to purchase an "Enhanced Value Annuity."

                  An Enhanced Value Annuity is a non-qualified deferred annuity which Prudential, as part of this settlement, will "enhance" by crediting payments credited to the annuity at the end of the first and second contract years. Specifically, at the end of the first year after the Class Member has made his/her initial payment, Prudential will pay into the annuity an additional 2 percent of the Class Member's initial payment if the initial payment was under $25,000, or an additional 3 percent of the Class Member's initial payment if the initial payment was between $25,000 and $50,000. In either case, at the end of the second year, Prudential will also pay into the annuity an additional 2 percent of the initial payment. In addition, in the event that the proposed settlement is approved by the Court and upheld on appeal, Prudential will further enhance the annuity by paying into the annuity an additional 1 percent of the initial premium at the end of the third year. This enhancement will increase the value of this annuity at no additional cost to the Class Member.

                  Prudential will also waive the surrender charges with respect to the initial payment and the enhancements made by Prudential beginning on the later of (a) the date that the Class Member reaches the age of 59 1/2 or (b) the date on which the Enhanced Value Annuity has been in force for four years. The Enhanced Value Annuity is subject to a $1,000 minimum payment and a maximum payment based on the face amount of the Class Member's original Policy as provided below:

                  Class Member's                  Maximum Amount of Initial
                  Policy Face Amount              Payment Subject to Enhancement
                  ------------------              ------------------------------

                  Less Than $100,000                        $10,000
                  From $100,000 to $249,999                 $20,000
                  From $250,000 to $999,999                 $30,000
                  $1,000,000 or over                        $50,000

                  You may not pay an aggregate amount for any Enhanced Value Annuity and/or Mutual Fund Enhancement in excess of the applicable Maximum Amount of Initial Payment Subject to Enhancement set forth above. A Class Member must purchase an Enhanced Value Annuity with money that is not taken from the proceeds of the surrender of or withdrawal from, or a policy loan against, the values of any existing life insurance or annuity product issued by Prudential. No tax-qualified money will be accepted as payment for an Enhanced Value Annuity. The Enhanced Value Annuity will not be issued on a tax-qualified basis.

                  You must be age 85 or less to apply for an Enhanced Value Annuity. The owner and annuitant for the Enhanced Value Annuity will be the owner of the Policy with respect to which the election is made, provided that if the owner of the Policy with respect to which the election is made is a corporation, trust, or other entity, then the owner and annuitant may be the insured on the Policy with respect to which the election is made.

            (d) Mutual Fund Enhancement. Every Class Member will be eligible to purchase shares in certain designated mutual funds with Prudential contributing additional fund shares.

                  Although you will be able to select this form of Basic Claim Relief when you submit your Election form, this Mutual Fund Enhancement will only be available in the event the Class action settlement is approved by the Court and upheld on appeal. If the Class action settlement is rejected by the Court or not upheld on appeal, you will be notified that the Mutual Fund Enhancement will not be made available to you. In that case, if the Mutual Fund Enhancement were your only Basic Claim Relief selection, you may make another selection.

                  For each Class Member's purchase of shares in certain designated mutual funds currently distributed by Prudential Securities, Inc., Prudential will "enhance" the amount of the initial purchase with a financial contribution to purchase additional shares equal to 4% of the amount of such initial purchase. The mutual fund shares will be offered subject to a contingent deferred sales charge, as described in the relevant prospectus, that generally decreases to zero over a period of approximately six years. Your initial purchase of mutual fund shares must be no less than $1,000, or such other amount as set forth in the applicable prospectus, and the amount entitled to receive the enhancement described above is subject to the following limits:

                                                      Maximum Policyholder
                  Class Member's                     Initial Purchase Amount
                  Policy Face Amount                 Subject to Enhancement
                  ------------------                 ----------------------

                  Less than $100,000                         $10,000
                  From $100,000 to $249,999                  $20,000
                  From $250,000 to $999,999                  $30,000
                  $1 million or over                         $50,000

                  You may not pay an aggregate amount for any Mutual Fund Enhancement and/or Enhanced Value Annuity in excess of the applicable Maximum Policyholder Initial Purchase Amount Subject to Enhancement set forth above.

                  In addition to selecting either an Enhanced Value Policy, an Enhanced Value Annuity or a Mutual Fund Enhancement, a Class Member, if eligible, may also choose to obtain an Optional Premium Loan.

7.    INCOME TAX CONSEQUENCES

            Your receipt of the relief described above in either the ADR Process or in Basic Claim Relief could have tax consequences for you. Those tax consequences may vary, depending upon your individual circumstances. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF RELIEF IN YOUR PARTICULAR CIRCUMSTANCES.

            The following applies only to the selection of an Optional Premium Loan if you elect Basic Claim Relief. While unlikely, there is some risk that the Optional Premium Loan could be considered a below market rate loan for Federal income tax purposes. In such event, the difference between the Optional Premium Loan interest rate and a specified Federal short-term interest rate generally based on the average market yield of United States Treasury obligations with maturities of three years or less, if any, would reduce your cost basis for tax purposes in your Policy, or result in taxable income in the event there is no remaining cost basis in your Policy. Your cost basis in your Policy is important because it determines what portion of distributions under the Policy may be taxable. Moreover, as with any policy loan or pledge of your Policy, an Optional Premium Loan may be wholly or partially taxable to you if your Policy is a "Modified Endowment Contract" (as defined by the Internal Revenue Code) at the time you receive an Optional Premium Loan or, in some circumstances, if your Policy becomes a "Modified Endowment Contract" following your receipt of an Optional Premium Loan. You may also be subject to a 10% penalty tax on the taxable amount. You are particularly urged to consult your tax advisor if your Policy is a "Modified Endowment Contract" at the time you request any Optional Premium Loan, or if you consider making any material changes to your Policy after you receive an Optional Premium Loan.

8.    RELEASE OF CLASS MEMBERS' CLAIMS

            A.    CLASS RELEASE AND WAIVER

            IF THE PROPOSED SETTLEMENT IS APPROVED BY THE COURT, AND AFFIRMED ON APPEAL, THE LAWSUIT WILL BE DISMISSED WITH PREJUDICE, AND PRUDENTIAL WILL BE RELEASED FROM ALL CLAIMS THAT HAVE BEEN OR COULD HAVE BEEN ASSERTED BY CLASS MEMBERS. THE RELEASE ENCOMPASSES ANY MATTER RELATING TO THE MARKETING, SOLICITATION, APPLICATION, UNDERWRITING, ACCEPTANCE, SALE, PURCHASE, OPERATION, RETENTION, ADMINISTRATION, SERVICING, OR REPLACEMENT, BY MEANS OF SURRENDER, PARTIAL SURRENDER, LOANS RESPECTING WITHDRAWAL AND/OR TERMINATIONS OF POLICIES OR ANY INSURANCE POLICY OR ANNUITY SOLD IN CONNECTION WITH OR RELATING IN ANY WAY DIRECTLY OR INDIRECTLY TO THE SALE OR SOLICITATION OF, THE POLICIES. THE RELEASE IS INTENDED TO BE VERY BROAD. THE RELEASE IS A CRITICAL ELEMENT OF THE PROPOSED SETTLEMENT, AND ACCORDINGLY, THE ENTIRE TEXT HAS BEEN INCLUDED IN APPENDIX A TO THIS NOTICE (EXCEPT FOR CERTAIN DEFINED TERMS THAT APPEAR ELSEWHERE IN THIS NOTICE). BECAUSE IT WILL AFFECT YOUR RIGHTS IF YOU REMAIN IN THE CLASS, YOU SHOULD CAREFULLY READ THIS PARAGRAPH AND THE ENTIRE RELEASE.

            B.    RELEASE UPON ELECTION OF ADR PROCESS OR BASIC CLAIM RELIEF

            In addition, if you elect to participate in the ADR Process or to receive Basic Claim Relief, you will be required to sign a form of this release which will prevent you from bringing any lawsuit or participating in any other class action relating to the sale, servicing or operation of your Policy which may be brought against Prudential if the proposed settlement is not approved on appeal or otherwise.

HOWEVER, IF YOU ELECT TO PARTICIPATE IN THE ADR PROCESS, WITHIN 60 DAYS OF YOUR RECEIPT FROM PRUDENTIAL OF NOTICE THAT THE SETTLEMENT HAS EITHER NOT BEEN APPROVED BY THE COURT OR HAS BEEN REJECTED ON APPEAL, YOU WILL BE ALLOWED TO RESCIND YOUR RELEASE AND THE RELIEF YOU RECEIVED UNDER THE REMEDIATION PROGRAM AND THEREBY RETURN, TO THE EXTENT PRACTICABLE, TO THE POSITION YOU WERE IN BEFORE ENTERING THE PROGRAM. IF THE SETTLEMENT IS APPROVED BY THE COURT, AND AFFIRMED ON APPEAL, PRUDENTIAL WILL BE RELEASED FROM ALL CLAIMS, REGARDLESS OF WHETHER YOU ELECT TO SEEK RELIEF IN THE ADR PROCESS.

9.    EXCLUSION FROM THE CLASS

      If you wish to exclude yourself from the Class with respect to one or more Policies, you must comply with the requirements described in this Section. You must send a formal, written request for exclusion as to each such Policy to the following address:

                        Prudential Class Action Settlement
                        P.O. Box 9354
                        Boston, Massachusetts 02205-9354

YOUR WRITTEN REQUEST FOR EXCLUSION MUST BE POSTMARKED BY NO LATER THAN DECEMBER 19, 1996, OTHERWISE IT WILL BE UNTIMELY AND YOUR REQUEST FOR EXCLUSION WILL BE WAIVED AND YOU WILL BE BOUND BY THE SETTLEMENT AND ALL ORDERS AND JUDGMENTS IN THE ACTIONS.

            Your letter must (i) identify by policy number the Policy or Policies for which you are requesting exclusion (you can find your policy number on the materials enclosed with this Notice), (ii) state that you want to be excluded from the Class with respect to each such Policy or Policies, and (iii) include your name, your address, your telephone number, the name and caption of this lawsuit, and your signature. If you have an ownership interest in more than one Policy, you may choose to remain a Class Member with respect to some Policies, but to exclude yourself from the Class with respect to other Policies.

      IF TWO OR MORE INDIVIDUALS OR ENTITIES SHARE (OR SHARED AT THE TIME OF TERMINATION) OWNERSHIP IN ONE POLICY, ALL SUCH INDIVIDUALS OR ENTITIES MUST EXCLUDE THEMSELVES IN ORDER FOR ANY TO BE EXCLUDED WITH RESPECT TO THE POLICY.

      PLEASE BE SURE TO WRITE "EXCLUSION NOTICE" ON THE LOWER LEFT-HAND CORNER OF THE FRONT OF THE ENVELOPE.

            If you exclude yourself from the Class, you will not be permitted to object to or participate in the proposed settlement or to receive any relief under the Class Action Settlement Program if it is approved by the Court, but you may, under certain circumstances, be entitled to receive relief under the Task Force Plan. See "Interaction Between the Task Force Plan and the Class Action Settlement Program" below.

10. HEARING ON PROPOSED SETTLEMENT, RIGHT TO OBJECT TO PROPOSED SETTLEMENT AND RIGHT TO APPEAR

            The Court will hold a hearing to consider whether to approve the proposed settlement and to determine the amount of attorneys' fees and expenses to award to Plaintiffs' counsel. THE HEARING WILL BE HELD ON JANUARY 21, 1997, AT 10:00 A.M., IN THE COURTROOM OF JUDGE ALFRED M. WOLIN, LOCATED AT THE MARTIN LUTHER KING, JR. UNITED STATES COURTHOUSE, 50 WALNUT STREET, NEWARK, NEW JERSEY.

            If you choose to remain in the Class with respect to one or more Policies, you may file with the Court a written objection to any aspect of the proposed settlement.

            Any Policyholder who has not filed a written request for exclusion for all of his or her Policies, and who complies with the procedures described in this Section, may object to the fairness, reasonableness or adequacy of the proposed settlement or the award of attorneys' fees. Policyholders may do so either on their own or through an attorney hired at their own expense. If you hire an attorney to represent you at your own expense, your attorney must (i) file a Notice of Appearance with the Clerk of the Court and (ii) send a copy to counsel for Plaintiffs and Prudential at the addresses provided below.

            If you wish to submit written objections to the proposed settlement, you or your attorney must prepare and submit at least one document:

o A statement of the objections, as well as the specific reasons, if any, for each objection, including any legal support you wish to bring to the Court's attention and any evidence you wish to introduce in support of your objections.

Policyholders may obtain access, at their own expense, to the deposition transcripts and attached exhibits as well as to all other documents generated in this lawsuit by entering into the Stipulation of Confidentiality governing these documents. These documents will be made available at the offices of Milberg Weiss Bershad Hynes & Lerach LLP at One Pennsylvania Plaza, New York, New York 10119-0165 and at 600 West Broadway, 1800 One America Plaza, San Diego, California 92101-5050, and at the offices of Much Shelist Freed Denenberg Ament Belt & Rubenstein, P.C., 200 North LaSalle Street, Suite 2100, Chicago, Illinois 60601.

      YOU MUST FILE ANY PAPERS AND EVIDENCE WITH THE CLERK OF THE COURT AND SERVE THOSE PAPERS AND EVIDENCE ON THE ATTORNEYS FOR PLAINTIFFS AND PRUDENTIAL SO THAT THEY ACTUALLY RECEIVE SUCH PAPERS AND EVIDENCE NO LATER THAN DECEMBER 19, 1996.

            In addition, any Policyholder who submits written objections, as described above, may appear at the hearing, either in person or through personal counsel. Policyholders making an appearance will be heard to the extent allowed by the Court. The Court may adjourn the hearing on the proposed settlement to a new date and time without further notice to you or other Policyholders. Therefore, you (or your personal counsel) should check with the Clerk of the Court before appearing at the hearing.

            If you intend to request permission to address the Court at the hearing, you must prepare and submit a notice from you (or your counsel) requesting permission to address the Court at the hearing.

      IF YOU WISH TO RECEIVE COPIES OF THE PAPERS IN SUPPORT OF THE SETTLEMENT, YOU SHOULD FILE A NOTICE OF APPEARANCE ON OR BEFORE NOVEMBER 20, 1996, AND REQUEST THAT YOU BE PROVIDED WITH PAPERS IN SUPPORT OF THE SETTLEMENT.

            Objections received after December 19, 1996 will not be considered by the Court. You will remain a member of the Class and will be bound by the orders and judgments in this action regardless of how the Court rules on your objections.

            The papers to be filed with the Clerk of the Court (copies of which must also be served on counsel for Plaintiffs and Prudential, as set forth below) must be sent to the following addresses and must be received by the Court and all three of the undersigned Counsel by December 19, 1996:

                        (1)    Clerk of the Court
                               United States District Court
                               District of New Jersey
                               P.O. Box [ILLEGIBLE]
                               Newark, New Jersey [ILLEGIBLE]

                        (2)    Melvyn I. Weiss, Esq.
                               Milberg Weiss Bershad Hynes & Lerach, LLP
                               One Pennsylvania Plaza
                               New York, New York 10119-0165
                                           and

                        (3)    Michael B. Hyman, Esq.
                               Much Shelist Freed Denenberg
                               Ament Bell & Rubenstein, P.C.
                               200 North LaSalle Street
                               Suite 2100
                               Chicago, Illinois 60601

                                    Co-Lead Counsel for Plaintiffs and the Class

                        (4)    Reid L. Ashinoff, Esq.
                               Sonnenschein Nath & Rosenthal
                               1221 Avenue of the Americas
                               New York, New York 10020

                                    Counsel for Prudential

      YOU ARE NOT REQUIRED TO FILE ANY PAPERS WITH THE COURT OR TO APPEAR AT THE HEARING TO BE ENTITLED TO CHOOSE ONE OF THE FORMS OF RELIEF THAT WILL BE OFFERED TO CLASS MEMBERS IF THE PROPOSED SETTLEMENT IS APPROVED.

11. INTERACTION BETWEEN THE TASK FORCE PLAN AND THE CLASS ACTION SETTLEMENT PROGRAM

            As mentioned above, the proposed Class Action Settlement Program is based upon, but provides additional relief not included in, the Task Force Plan. The Policyholders eligible to participate in the proposed Class Action Settlement Program are generally the same Policyholders who are included in the Task Force Plan (except for Policyholders in states that have not accepted the Task Force Plan). Under the original Task Force Plan, announced in July of 1996, Prudential was to begin mailing, in October, 1996, notices to Policyholders in states that have accepted the Task Force Plan which would explain the relief being offered and providing forms to be used by Policyholders to elect to participate in the Task Force Plan. However, it is anticipated that the participating state insurance regulators will agree to delay the mailing until February 1, 1997, after the scheduled hearing regarding the fairness, reasonableness and adequacy of the proposed settlement, in order to provide certain additional relief under the proposed Class Action Settlement Program to the Policyholders residing in their states and to attempt to avoid the possibility of confusion from multiple mailings of different proposals.

            The material additions to the Task Force Plan proposed in the Class Action Settlement Program fall into three categories:

            (1) significant changes in favor of Policyholders to certain provisions governing the scoring of claims under the ADR Process and improved remedies for Policyholders under certain circumstances;

            (2) the inclusion of Lead Counsel and their designated representatives, including a Claimant Representative, in various monitoring and advocacy roles within the remediation process in addition to ongoing oversight roles to be played by state insurance regulators; and

            (3) the Financial Guarantee, Additional Remediation Amount and Minimum Payment to be paid by Prudential (as explained in Section 6.B. above), and certain additional contributions to the Enhanced Value Policy and Enhanced Value Annuities and the availability of the Mutual Fund Enhancement (the "Basic Claim Relief Enhancements").

            The Class Action Settlement Program, with all three categories of additions, will be offered if, and only if, the Court approves the proposed class action settlement, and in the event the approval is appealed, it is upheld in all material respects by higher courts on appeal. The Class Action Settlement Program, with the significant exception of the Financial Guarantee, Additional Remediation Amount and the Minimum Payment and the Basic Claim Relief Enhancements, will be offered if District Judge Wolin approves the settlement, even if an appeal is pending. However, if the proposed settlement is not approved, the Task Force Plan will be implemented in those states which have entered into Consent Orders with Prudential, subject to the modifications set forth in the following paragraph.

            The following explains when and what additional relief will be offered to Policyholders under the Task Force Plan and the Class Action Settlement Program:

            (a) If, by February 1, 1997, the Court approves the proposed class action settlement, Prudential will mail a notice to Policyholders offering the Class Action Settlement Program which will include the features of category 1 and category 2. The notice will also explain that Class Members will only be eligible to receive the relief available in category 3 if and when all appeals have been exhausted and the class action settlement is finally approved without any material modification.

            (b) If, by February 1, 1997, the Court has not yet approved the proposed class action settlement or if the Court rejects the proposed class action settlement, Prudential will mail a notice to Policyholders residing in states which accepted the Task Force Plan, offering the Task Force Plan, modified to include the additional features in category 1, but not including the category 2 or category 3 additions. However, in the event the Court has not approved the proposed class action settlement by February 1, 1997, the notice mailed pursuant to this paragraph (b) will further provide for Lead Counsel's involvement in monitoring the training and telephone calls of the Claimant Support Team.

            (c) If the Court approves the proposed class action settlement after the initial mailing offering the Task Force Plan set forth in (b) above, then Prudential will mail an additional notice to Class Members explaining that the features of category 2 are being offered, but that Class Members will only be eligible to receive the relief available in category 3 if and when all appeals have been exhausted and the class action settlement is finally approved without any material modification.

If you reside in a state that has entered into an agreement with Prudential, you will be notified in February, 1997 as to whether the proposed class action settlement has been approved and what relief is being offered in the remediation plan being implemented. If you reside in any other state, you will not receive any notification regarding the settlement unless it receives Court approval.

The principal goal of sending notices by February 1, 1997 permitting you to make your election to participate in either the ADR Process or Basic Claim Relief is to expedite your receipt of certain relief. Absent this procedure, if the Court approves the proposed settlement, and there is an appeal, all the relief could be postponed until the favorable resolution of the appeals. Under this procedure, however, certain relief can be received prior to Court approval and during the pendency of any appeal, and additional relief in the form of the Additional Remediation Amount, the Financial Guarantee, the Minimum Payment and the Basic Claim Relief Enhancements could be received upon the resolution of any appeal with respect to the settlement.

12.   COUNSEL FOR THE SETTLEMENT CLASS

            The Court has designated the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. as Lead Counsel for the Class for purposes of the settlement of this lawsuit, and Arnzen, Parry & Wentz, P.S.C.; Hopkins Goldenberg, P.C.; and Perry & Windels (who are Executive Committee Members), and Goldstein, Till & Lite; Bonnett, Fairbourn, Friedman, Hienton, Miner & Fry, P.C.; Cantilo, Maisel & Hubbard, LLP.; DeFalice & Coleman, P.C.; Law Offices of Douglas B. Thayer; Drubner, Hartley, O'Connor and Mengacci; Law Office of Jay R. Tomerlin; Specter Law Offices; Ziegler, Ziegler & Altman; Heins, Mills & Olson, P.L.C.; Giebel, Gilbert & Mandel; Levin, Fishbein, Sedran & Berman; Allen, Lippes & Shonn; Zwerling, Schachter, Zwerling & Koppell, L.L.P.; Goodkind, Labaton, Rudoff & Sucharow, L.L.P.; Hagens and Berman and The Law Office of Eric D. Freed, all as additional counsel for the Class. YOU WILL NOT BE CHARGED FOR THE SERVICES OF THESE OR ANY OTHER LAW FIRMS REPRESENTING THE CLASS IN THIS ACTION.

            You have the right to retain your own attorney to represent you in this matter. If you do so, however, you will be responsible for paying your own attorneys' fees and expenses. You also have the right to represent yourself before the Court without an attorney.

13.   ATTORNEYS' FEES AND EXPENSES

            At the hearing described above, or at such later time as the Court may direct, Lead Counsel for the Plaintiffs will apply to the Court for an award of attorneys' fees and expenses not to exceed $90 million, with one-half (50 percent) of the fees plus all reasonable and documented expenses incurred as of the date of the hearing on the proposed settlement to be paid within five business days of when the Court enters an order approving the settlement and the balance to be paid when the settlement is approved, on any and all appeals and other proceedings, and becomes final. At that time, plaintiffs may request, and Prudential will not oppose, an incentive award up to $10,000 to be mutually agreed upon by Lead Counsel and Prudential, for each named, representative plaintiff in the Actions. Lead Counsel will allocate and distribute this award of Attorneys' Fees and expenses among counsel for the Class and others providing services in support of the Actions. Plaintiffs will serve a brief in support of this fee application on or before the final hearing date. If the Court approves Lead Counsel's fee application, Prudential will pay the award.

            PAYMENT OF ATTORNEYS' FEES AND EXPENSES TO PLAINTIFFS' LAWYERS WILL NOT REDUCE ANY FUNDS OR RELIEF BEING MADE AVAILABLE TO CLASS MEMBERS UNDER THE PROPOSED SETTLEMENT. CLASS MEMBERS WILL NOT BE REQUIRED TO PAY ANY PORTION OF PLAINTIFFS' ATTORNEYS' FEES.

14.   TERMINATION OF PROPOSED SETTLEMENT

            Plaintiffs and Prudential generally have the right to terminate the proposed settlement if the Court does not approve it in full, without modification, or if any appellate court modifies or disapproves the terms of the Stipulation of Settlement or the Court's orders.

            THE PROPOSED SETTLEMENT ALSO CONTAINS CERTAIN OTHER CONDITIONS UNDER WHICH THE PARTIES MIGHT HAVE THE RIGHT TO TERMINATE THE PROPOSED SETTLEMENT. IF THE PROPOSED SETTLEMENT IS TERMINATED, ALL CLASS MEMBERS WHO HAVE ELECTED THE ADR PROCESS WILL HAVE THE RIGHT TO RESCIND ANY INDIVIDUAL RELEASE THEY HAVE GIVEN AND, TO THE EXTENT PRACTICABLE, BE RESTORED TO THE POSITIONS THEY OCCUPIED BEFORE THE PARTIES ENTERED INTO THE PROPOSED SETTLEMENT, AND THEIR RIGHTS WILL NOT BE AFFECTED IN ANY WAY BY THE PARTIES' ACTIONS IN CONNECTION WITH THE PROPOSED SETTLEMENT. IF THE PROPOSED SETTLEMENT IS APPROVED BY THE COURT, PRUDENTIAL WILL BE RELEASED FROM ALL CLAIMS REGARDLESS OF WHETHER YOU ELECT TO SEEK RELIEF IN THE ADR PROCESS.

            If the proposed Class action settlement is terminated, Prudential will implement (or continue to implement) the Task Force Plan and you will be notified of your eligibility to participate in that program.

15.   PRELIMINARY INJUNCTION

            Pursuant to the Court's Order: No Policyholder, or any person acting on behalf of or in concert or participation with that Policyholder, may exclude any other Policyholder from the Class. All Policyholders and all persons acting on behalf of or in concert or participation with any Policyholder, are hereby enjoined from filing, commencing, prosecuting, continuing, litigating, intervening in or participating as class members in, any lawsuit in any jurisdiction based on or relating to the facts and circumstances underlying the claims and causes of action in this lawsuit, unless and until such Policyholder has timely excluded herself or himself from the Class. All persons receiving notice of the Court's Order, including all Policyholders, are hereby enjoined from bringing a class action on behalf of Class Members, or seeking to certify a class which includes Class Members, in any lawsuit, in any jurisdiction, based on or relating to the facts and circumstances underlying the claims and causes of action in this lawsuit.

16.   ADDITIONAL INFORMATION

            This Notice is only a summary of the proposed settlement, which is set forth in a more detailed legal document. The full proposed Stipulation of Settlement is on file with the Clerk of the Court, and you may inspect it at the Clerk's Office at any time during normal business hours. For a more detailed statement of the matters involved in the Action, Plaintiffs and Prudential also refer you to the consolidated complaint in this case and to the other papers and court orders on file in the Clerk's Office, during normal business hours, Monday
- Friday 9:00 a.m. - 4:00 p.m. EST.

            Prudential, the Regulatory Oversight Staff and Lead Counsel have set up a toll-free telephone number where there are trained personnel available to answer any questions you may have about the settlement. If you have questions after you have read this Notice and the written Question and Answer brochure that is also being sent to you, please call 1-800-736-8913.

            You may also write to the Claimant Support Team:

                       Claimant Support Team
                       P.O. Box 9355
                       Boston, Massachusetts 02205-9355

PLEASE DO NOT CALL THE COURT OR THE CLERK OF THE COURT.

Dated: _____________, 1996

                                        -----------------------------------
                                                 Alfred M. Wolin
                                            United States District Judge

                                   APPENDIX A

                 IF THE SETTLEMENT IS APPROVED BY THE COURT, AND
              AFFIRMED ON APPEAL, PRUDENTIAL WILL BE RELEASED FROM
                     ALL OF THE MATTERS, AS DESCRIBED BELOW

                               RELEASE AND WAIVER

      1. Definitions. For purposes of the proposed release and waiver:

            A. "Abbreviated Payment" or "APP" shall mean a feature using a Policy's existing dividend credits for traditional whole life policies and contract fund amounts for VAL/AL policies to limit the number of cash or "out-of-pocket" payments required of the Policyholder to keep the Policy in force (referred to as "vanishing premium" in some circumstances).

            B. "Action(s) shall mean the Consolidated Complaint and the Consolidated Policyholders Class Actions in In re The Prudential Insurance Company of America Sales Practices Litigation, Master Docket No. 95-4704(AMW), MDL No. 1061, pending for pre-trial purposes in the United States District Court for the District of New Jersey.

            C. "Claimants" shall mean all such Policyholder(s) having, individually or together, a complete ownership interest in a Policy which is the subject of a Claim.

            D. "Class" and "Class Members" shall mean, individually or collectively, all persons or entities who (i) are Policyholders, as defined herein, and (ii) do not exclude themselves from the Class pursuant to Section 9 of the Class Notice.

            E. "Class Period" shall mean the period commencing January 1, 1982 and terminating on December 31, 1995.

            F. "Defendants" shall mean, individually or collectively, The Prudential Insurance Company of America, and in their official capacities as officers and/or directors of The Prudential Insurance Company of America, Robert
A. Beck, Ronald D. Barbaro and Robert C. Winters.

            G. "Lead Counsel" shall mean the law firms of Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C.

            H. "Plaintiffs" shall mean the named plaintiffs in the Actions.

            I. "Policy(ies)" shall mean one or more individual permanent life insurance policies issued in the United States by Prudential with an issue date during the Class Period.

            J. "Policyholders" shall mean all policyowners of one or more Policies issued during the Class Period, but do not include (unless such persons or entities are Policyholders by virtue of other Policies) (i) policyowners represented by counsel who executed a document in connection with a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released Prudential with respect to such Policies, (ii) policyowners which are corporations, banks, trusts or non-natural entities, which purchased Policies as corporate or trust-owned life insurance and under which either (a) there are 50 or more separate insured individuals or
(b) the aggregate premium paid over an eight (8) year period ending with the close of 1996 exceeds one million dollars, or (iii) policyowners who were issued Policies in 1995 by Prudential Select Life Insurance Company of America.

            K. "Prudential" shall mean The Prudential Insurance Company of America, a mutual insurance company domiciled in the State of New Jersey and each of its U.S. life insurance subsidiaries with respect to Policies issued by them.

            L. "Releasees" shall mean the Defendants, individually and collectively, and any other current, former and future parents, subsidiaries, affiliates, partners, predecessors, successors and assigns of Prudential, and each of their respective past, present and future officers, directors, employees, agents, independent contractors, brokers, representatives, attorneys, heirs, administrators, executors, predecessors, successors and assigns, or any of them.

            M. "Released Transactions" shall mean the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, servicing, or replacement by means of surrender, partial surrender, loans respecting, withdrawal and/or termination of the Policies or any insurance policy or annuity sold in connection with, or relating in any way directly or indirectly to the sale or solicitation of, the Policies, which include those matters described in Section II below.

            N. "Stipulation of Settlement" shall mean the stipulation of settlement, dated October 25, 1996, entered into by Plaintiffs and the Defendants, resolving the disputes in the Actions, and the attached Exhibits.

      II. Release.

            A. Plaintiffs and all Class Members hereby expressly agree that they shall not now or hereafter institute, maintain or assert against the Releasees, either directly or indirectly, on their own behalf, on behalf of the Class or any other person, and release and discharge the Releasees from, any and all causes of action, claims, damages, equitable, legal and administrative relief, interest, demands or rights, of any kind or nature whatsoever, whether based on federal, state or local statute or ordinance, regulation, contract, common law, or any other source, that have been, could have been, may be or could be alleged or asserted now or in the future by Plaintiffs or any Class Member against the Releasees in the Actions or in any other court action or before any administrative body (including any state Department of Insurance or other regulatory commission), tribunal or arbitration panel on the basis of, connected with, arising out of, or related to, in whole or in part, the Released Transactions and servicing relating to the Released Transactions, which include without limitation:

                  (i) any or all of the acts, omissions, facts, matters, transactions or occurrences that were directly or indirectly alleged, asserted, described, set forth or referred to in the Action;

                  (ii) any or all of the acts, omissions, facts, matters, transactions, occurrences, or any oral or written statements or representations allegedly made in connection with or directly or indirectly relating to the Released Transactions, including without limitation any acts, omissions, facts, matters, transactions, occurrences, or oral or written statements or representations relating to:

                        (a) the number of out-of-pocket payments that would need to be paid for the Policies;

                        (b) the ability to keep or not to keep a Policy in force based on a fixed number and/or amount of premium payments (less than the number and/or amount of payments required by the terms of such Policy), and/or the amount that would be realized or paid under a Policy based on a fixed number and/or amount of cash payments (less than the number and/or amount of payments required by the terms of such Policy), whether in the form of (x) cash value and/or (y) death, retirement or periodic payment benefits and/or (z) investment plan-type benefits;

                        (c)   the nature, characteristics, terms,
                              appropriateness, suitability, descriptions and operation of Policies;

                        (d) whether such Policies were, would operate or could function as investment, savings or retirement funding vehicles, or investment plans;

                        (e) the relationship between a Policy's cash surrender value and the cumulative amount of premiums paid;

                        (f) the fact that a part of the premiums paid would not be credited toward an investment or savings account or a Policies' cash value, but would be used to offset Prudential's commission, sales, administration and/or mortality expenses;

                        (g) the rate of return on premiums paid in terms of cash value or cash surrender value;

                        (h) the relative suitability or appropriateness of life insurance policies, versus other investment plans;

                        (i) the use of an existing policy's or Policy's cash value or cash surrender value by means of a surrender, withdrawal/partial surrender or loan to purchase or maintain a Policy;

                        (j) Prudential's dividend, interest crediting and cost of insurance and administrative charge policies; dividend scales; illustrations of dividend values, cash values or death benefits; or any other matters relating to dividends, interest crediting rates or illustrations, or cost of insurance and administrative charges;

                        (k) the adequacy of the description of those items in clause (j) above;

                        (l) the use of loans or contract values from existing policies or Policies to pay premiums on new policies, or any representations, promotions or advertising regarding such matters;

                        (m) the "Abbreviated Payment Plan" or "APP", or the use of a Policy's dividends or other contract values to pay premiums on the same policy, or any representations, promotions or advertising regarding such matters;

                        (n) the sale of Policies as investment, savings or retirement funding vehicles, or any representations, promotions or advertising regarding such matters;

                        (o) violations of the "twisting" or "churning" statutes or regulations under applicable state law;

                        (p) violations of the "replacement" statutes or regulations under applicable state law;

                        (q) the suitability of particular types of life insurance policies or products for particular types of Policy purchasers;

                        (r) any actual or alleged violation of any state statute or regulation relating to life insurance sales practices; and

            (iii) any or all acts, omissions, facts, matters, transactions, occurrences or oral or written statements or representations in connection with or directly or indirectly relating to the Stipulation of Settlement or the settlement of the Actions, except as provided in paragraph G. below.

            B. Plaintiffs and all Class Members expressly agree that this Release will be, and may be raised as, a complete defense to and will preclude any action or proceeding encompassed by the release of Defendants herein.

            C. Nothing in this Release shall be deemed to alter a Class Member's contractual rights (except to the extent that such rights are altered or affected by the election and award of relief under the Stipulation of Settlement) to make a claim for benefits that will become payable in the future pursuant to the express written terms of the policy form issued by Prudential; provided, however, that this provision shall not entitle a Class Member to assert claims which relate to the allegations contained in the Actions or to the matters described in paragraph II.A. above.

            D. Without in any way limiting the scope of the Release, this Release covers, without limitation, any and all claims for attorneys' fees, costs or disbursements incurred by Lead Counsel or any other counsel representing Plaintiffs or Class Members (including counsel to Claimants in the ADR Process), or by Plaintiffs or the Class Members, or any of them, in connection with or related in any manner to the Actions, the settlement of the Actions, the administration of such settlements and/or the Released Transactions except to the extent otherwise specified in the Stipulation of Settlement.

            E. Plaintiffs and Class Members expressly understand that Section 1542 of the Civil Code of the State of California provides that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor pertaining to the Defendants' insurance sales practices. To the extent that, notwithstanding the choice of law provisions in the Stipulation of Settlement, California or other law may be applicable, Plaintiffs and the Class Members hereby agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of any other jurisdiction (including, without limitation, North Dakota and South Dakota) which may be applicable herein, are hereby knowingly and voluntarily waived and relinquished by Plaintiffs and the Class Members with respect to the Defendants' insurance sales practices, and Plaintiffs and the Class Members hereby agree and acknowledge that this is an essential term of this Release.

            F. It is the intention of Plaintiffs and the Class Members in executing this Release fully, finally and forever to settle and release all matters, and all claims relating thereto, which exist, hereafter may exist, or might have existed pertaining to the Defendants' insurance sales practices (whether or not previously or currently asserted in any Actions) with regard to the Policies.

            G. Nothing in this Release shall preclude any action to enforce the terms of the Stipulation of Settlement, including participation in any of the processes detailed therein.

                      EXHIBIT F-3 -- QUESTIONS AND ANSWERS

                        ANSWERS TO QUESTIONS YOU MAY HAVE
                        ABOUT THE CLASS ACTION SETTLEMENT

PLEASE REVIEW THE FOLLOWING QUESTIONS AND ANSWERS FOR ADDITIONAL INFORMATION CONCERNING THE TERMS, RESTRICTIONS AND OPERATION OF, AND YOUR ELIGIBILITY FOR, THE DIFFERENT OPTIONS UNDER THIS PROGRAM. THE CLAIMANT SUPPORT TEAM IS AVAILABLE AT 800-736-8913 (FOR TELECOMMUNICATION DEVICE FOR THE DEAF, CALL 800-782-1863) TO ANSWER ANY QUESTIONS YOU MAY HAVE ABOUT THIS PROGRAM. DO NOT CALL THE CLERK OF THE COURT, OR THE COURT, WHERE THE CLASS ACTION IS PENDING.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

GENERAL FACTS ABOUT THE CLASS ACTION SETTLEMENT ............................   1

      1.    Why did I receive this Notice in the mail? .....................   1

      2.    What is a class action lawsuit? ................................   1

      3.    Does this mean that I have been sued? ..........................   1

      4.    What claims were made against Prudential in this lawsuit? ......   1

      5.    Why is this lawsuit being settled? .............................   1

      6.    What relief is available under the settlement? .................   2

      7.    Am I a policyholder eligible for relief under the
            settlement? ....................................................   2

      8.    Has the Court approved the class action settlement? ............   2

      9.    What other investigations were conducted regarding
            Prudential's life insurance sales practices? ...................   3

      10.   What was the result of the Task Force examination? .............   3

      11.   Will the state insurance departments play a role in the
            settlement? ....................................................   3

      12.   When can I obtain the relief from the settlement? ..............   4

      13.   If the Court rejects the class action settlement at any
            time, may I still obtain the relief provided in the
            settlement? ....................................................   4

      14.   If I have more than one policy, am I required to select
            the same type of relief for each policy? .......................   4

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

      15.   What is the difference between the ADR Process and Basic
            Claim Relief? ..................................................   5

      16.   If I am the insured or the beneficiary of a policy, but
            not the owner, am I eligible for the settlement relief? ........   5

      17.   If an eligible policyholder is deceased, can his or her
            legal representatives still participate in the settlement? .....   5

      18.   Am I required to remain a member of the Class and
            participate in the settlement? .................................   5

      19.   If I choose to participate in the settlement, will I have
            to pay attorneys' fees to the lawyers representing the
            Class? .........................................................   6

      20.   Will any fees and costs awarded to the attorneys
            representing the Class reduce, diminish or affect the
            remedies provided to policyholders under the settlement? .......   6

      21.   If I choose to be excluded from the Class may I still
            participate in the settlement? .................................   6

      22.   Will I still have the right to sue if I participate in the
            settlement? ....................................................   6

      23.   Do I have to choose now between participating in the ADR
            Process or selecting Basic Claim Relief? .......................   6

      24.   Will there be independent reviews of the remediation
            program and policyholder claims? ...............................   7

      25.   Will there be tax consequences if I participate in the
            settlement? ....................................................   7

      26.   Who can I call if I have questions about the settlement? .......   7

ALTERNATIVE DISPUTE RESOLUTION PROCESS .....................................   7

      27.   What is the Alternative Dispute Resolution Process? ............   7

      28.   What is the basis for relief under the ADR Process? ............   7

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

      29.   What is the range of relief available under the ADR
            Process if the evidence supports my claim? .....................   8

      30.   What evidence can I provide to support my claim? ...............   8

      31.   When do I have to file my claim? ...............................   9

      32.   How will claims submitted to the ADR Process be decided? .......   9

      33.   Who will evaluate my claim? ....................................   9

      34.   What can I do if I am not satisfied with Prudential's
            decision and want a new review by an independent reviewer? .....   9

      35.   Will I receive assistance with the review by the
            independent decision-maker? ....................................  10

      36.   Do I need to continue paying premiums on my policy while
            my claim is being evaluated? ...................................  10

BASIC CLAIM RELIEF .........................................................  11

      37.   What is Basic Claim Relief? ....................................  11

OPTIONAL PREMIUM LOANS .....................................................  11

      38.   What is an Optional Premium Loan? ..............................  11

      39.   What are the requirements to receive an Optional Premium
            Loan? ..........................................................  11

      40.   How do I repay my Optional Premium Loan? .......................  12

      41.   What happens if I do not repay my loan? ........................  12

      42.   Are there limits to the use of an Optional Premium Loan? .......  12

      43.   Are there tax consequences regarding an Optional Premium
            Loan? ..........................................................  12

ENHANCED VALUE POLICY ......................................................  13

      44.   What is an Enhanced Value Policy? ..............................  13

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----

      45.   Am I eligible to apply for an Enhanced Value Policy? ...........  13

      46.   How do I pay the premium on my Enhanced Value Policy? ..........  14

      47.   How much insurance can I buy with an Enhanced Value
            Policy? ........................................................  14

      48.   Will there be any underwriting prior to the issuing of my
            Enhanced Value Policy? .........................................  14

      49.   If I am in poor health will my Enhanced Value Policy be
            affected? ......................................................  14

      50.   What if I am found not to qualify for the Enhanced Value
            Policy or I decide not to accept the Enhanced Value
            Policy? ........................................................  14

ENHANCED VALUE ANNUITIES ...................................................  15

      51.   What is an Enhanced Value Annuity? .............................  15

      52.   Am I eligible to elect an Enhanced Value Annuity ...............  16

MUTUAL FUND ENHANCEMENTS ...................................................  16

      53.   What is the Mutual Fund Enhancement? ...........................  16

      54.   Am I eligible to elect a Mutual Fund Enhancement ...............  17

      55.   If I elect the Mutual Fund Enhancement, when will it
            become available? ..............................................  17

PAYMENT AND ELIGIBILITY FOR BASIC CLAIM RELIEF .............................  17

      56.   Can I use money in my existing policies to buy an Enhanced
            Value Policy, an Enhanced Value Annuity or a Mutual Fund
            Enhancement (when available)? ..................................  17

      57.   What if it is determined that I am not eligible for the
            election that I have made? .....................................  17

           General Facts About the Class Action Settlement

1. WHY DID I RECEIVE THIS NOTICE IN THE MAIL?

Our records indicate that you currently own or have owned in the past a permanent (whole life) insurance policy or policies issued from January 1, 1982 through December 31, 1995 by Prudential. Policyholders who bought these policies may be eligible to receive relief under the terms of a settlement of a class action lawsuit and under agreements reached with 43 states and the District of Columbia.

2. WHAT IS A CLASS ACTION LAWSUIT?

A class action lawsuit is a suit brought by one or more individuals who are representative of all others, known as members of the class, who may have similar claims.

3. DOES THIS MEAN THAT I HAVE BEEN SUED?

No, you are not being sued. Because you own or owned a permanent (whole life) policy issued during the period January 1, 1982 through December 31, 1995, you are a member of the class which is bringing the lawsuit against Prudential (the "Class") in the United States District Court for the District of New Jersey (the "Court").

4. WHAT CLAIMS WERE MADE AGAINST PRUDENTIAL IN THIS LAWSUIT?

The lawsuit makes several claims about how certain whole life insurance policies were sold. Generally the lawsuit alleges misrepresentations in the sale of such life insurance policies concerning, among other things:

      (i) the use of an existing policy's cash value or dividend or interest stream to pay for any other policy (sometimes referred to when misrepresented as "twisting" or "churning");

      (ii) in an abbreviated payment plan sale, the number of out-of-pocket cash premium payments required to be paid for a new policy (sometimes referred to as "vanishing premium");

      (iii) the benefits that will be available upon payment of a specified number of cash premium payments; and

      (iv) that the product being sold was solely an investment or savings vehicle rather than a life insurance policy.

5. WHY IS THIS LAWSUIT BEING SETTLED?

The parties involved -- the plaintiffs and Prudential -- are settling this lawsuit because they believe that the relief provided under the terms of the settlement is in the best interest of Prudential's policyholders.

6. WHAT RELIEF IS AVAILABLE UNDER THE SETTLEMENT?

The settlement offers to eligible policyholders either (a) an Alternative Dispute Resolution ("ADR") Process or (b) Basic Claim Relief. The ADR Process allows policyholders who believe the available evidence will show they were misled about the sale or operation of their policies to pursue a claim for relief by submitting their evidence to an impartial decision-maker who will evaluate the claim based upon objective standards, all without cost to the policyholder. Alternatively, Basic Claim Relief, for eligible policyholders, consists of loans at reduced interest rates to pay premiums ("Optional Premium Loans"), Enhanced Value Policies, Enhanced Value Annuity contracts and Mutual Fund Enhancement (when available), without requiring policyholders to claim or show they were misled about the sale or operation of their policies. The ADR Process and each of these Basic Claim Relief options is described in detail in these Questions and Answers, as well as in the Summary of Relief Available Under the Proposed Settlement.

7. AM I A POLICYHOLDER ELIGIBLE FOR RELIEF UNDER THE SETTLEMENT?

You are eligible for relief under the settlement provided that you have, or had at the time of your policy's termination, an ownership interest in a Prudential individual whole life insurance policy issued in the United States from January 1, 1982 through December 31, 1995. However, the following policyholders will not be eligible:

      (a) Those who previously made complaints to Prudential and signed a release while represented by an attorney when their claims were settled;

      (b) Those who exclude themselves from the Class pursuant to Section 9 of the Class Notice;

      (c) Those corporations, banks, trusts or non-natural entities that purchased multiple policies as part of corporate or trust-owned life insurance arrangements and under which either (i) there are 50 or more separate insured individuals, or (ii) the aggregate premiums paid in the eight years prior to the close of 1996, exceed $1 million; and

      (d) Those who were issued policies in 1995 by Prudential Select Life Insurance Company of America.

8. HAS THE COURT APPROVED THE CLASS ACTION SETTLEMENT?

No. The class action settlement will be the subject of a Court hearing tentatively scheduled for January 21, 1997 to determine whether it is fair and reasonable and should be approved.

9. WHAT OTHER INVESTIGATIONS WERE CONDUCTED REGARDING PRUDENTIAL'S LIFE INSURANCE SALES PRACTICES?

In April 1995, in part in response to allegations made in the class action lawsuits, a Multi-State Life Insurance Task Force (the "Task Force"), composed of insurance regulators from across the country, was formed to conduct a broad review of past and current sales practices in the life insurance industry, including those of Prudential.

In July, 1996, the Task Force issued a report of its examination of Prudential (the "Task Force Report"). The Task Force Report concluded, in part, that some Prudential life insurance sales had been made using improper sales practices. Particularly highlighted were possible misleading sales involving the use of funds from an older policy to pay premiums on a new policy, or possible misstatements concerning the number of years premiums would be due or would have to be paid "out of pocket" on a new policy.

10. WHAT WAS THE RESULT OF THE TASK FORCE EXAMINATION?

Along with the Task Force Report, Prudential and the Task Force agreed that Prudential would offer a remediation plan to provide relief for all Prudential policyholders with legitimate claims about their life insurance purchases (the "Task Force Plan"). The Task Force Plan established the foundation for the remediation plan agreed to by the plaintiffs and Prudential in the settlement of this class-action lawsuit. The lawyers representing the Class and Prudential then agreed to provide, among other modifications to the Task Force Plan, additional provisions governing the scoring of claims and additional remedies for policyholders under certain circumstances, as part of the class-action settlement. In order to provide the increased relief to the residents of their states and to avoid any possible confusion from multiple mailings of different programs, it is anticipated that the states that accepted the Task Force Plan will agree to allow Prudential to wait until February 1, 1997 -- after the scheduled Court hearing on the settlement -- to start to implement a remediation plan. If the Court rejects or has not approved the settlement by February 1, 1997, Prudential will begin to implement the Task Force Plan in those states that have accepted it, which includes some but not all of the relief of the class action settlement. See Answer No. 12.

11. WILL THE STATE INSURANCE DEPARTMENTS PLAY A ROLE IN THE SETTLEMENT?

The Departments of Insurance of 43 states and the District of Columbia that accepted the Task Force Plan will continue their involvement in the remediation program, even if it is part of the class action settlement, through representatives who will monitor and provide oversight to the ADR Process as members of a Regulatory Oversight Staff.

12. WHEN CAN I OBTAIN THE RELIEF FROM THE SETTLEMENT?

Prudential and the plaintiffs have agreed to make most of the provisions of the settlement available to Policyholders as soon as the settlement receives Court approval, even if there is an appeal. However, certain additional remediation amounts and various financial guarantees and minimum payment obligations will only be available as part of the ADR Process if and when the settlement has been finally approved on appeal. For example, Prudential guarantees as part of the class action settlement that it will spend at least $410 million on the remedies to be provided in the ADR Process. The Mutual Fund Enhancement and certain additional contributions to the Enhanced Value Policy and the Enhanced Value Annuity will also not be available until appellate approval.

If the Court has not ruled on the settlement by February 1, 1997, Prudential has agreed with the states to start to implement the Task Force Plan in those states that have accepted the Plan. This plan will include the additional provisions governing claims scoring and remedies from the class action settlement. But (absent subsequent Court approval), the Plan will not include the provisions concerning the monitoring role in the remediation process of the lawyers representing the Class and the claimant representative, the Basic Claim Relief enhancements (described in preceding paragraph), or the additional remediation amounts, financial guarantees or the minimum payment obligation contained in the Class action settlement. This additional relief and these procedural safeguards depend on Court approval followed by appellate approval.

13. IF THE COURT REJECTS THE CLASS ACTION SETTLEMENT AT ANY TIME, MAY I STILL OBTAIN THE RELIEF PROVIDED IN THE SETTLEMENT?

If the Court rejects the settlement, but the department of insurance in the state or district where you reside has accepted the Task Force Plan (described in Answer No. 10), you will be able to obtain the benefits of the revised Task Force Plan described in the previous Answer No. 12, but you will not obtain the benefit of the monitoring and advocacy by lawyers for the Class and the claimant representative, and the additional remediation amounts, financial guarantees, the minimum payment obligation and the Basic Claim Relief enhancements (described in Answer No. 12) in the class action settlement.

14. IF I HAVE MORE THAN ONE POLICY, AM I REQUIRED TO SELECT THE SAME TYPE OF RELIEF FOR EACH POLICY?

No. If you have more than one policy, you are not required to elect the same type of relief for each policy or to accept relief on one or all of the policies you own.

15. WHAT IS THE DIFFERENCE BETWEEN THE ADR PROCESS AND BASIC CLAIM RELIEF?

The ADR Process requires that you submit a claim that you were misled in connection with the sale or operation of your policy. In addition, it may provide greater relief than is provided by Basic Claim Relief if the available evidence supports the claim. The scope of the relief available through the ADR Process is more fully described in Answer No. 29. If the available evidence does not establish that you were misled, there is no guarantee that you will receive any relief in the ADR Process. On the other hand, if you wish to receive Basic Claim Relief, i.e., an Optional Premium Loan, an Enhanced Value Policy, an Enhanced Value Annuity or Mutual Fund Enhancement (when available), you do not have to claim or show any evidence of wrongdoing.

16. IF I AM THE INSURED OR THE BENEFICIARY OF A POLICY, BUT NOT THE OWNER, AM I ELIGIBLE FOR THE SETTLEMENT RELIEF?

No. Only the owner(s) of a policy is eligible for relief under the program. However, if you have, or had at the time of your policy's termination, an ownership interest in a policy, you may be eligible for relief, whether or not you are also the insured or beneficiary of the policy.

17. IF AN ELIGIBLE POLICYHOLDER IS DECEASED, CAN HIS OR HER LEGAL
    REPRESENTATIVES STILL PARTICIPATE IN THE SETTLEMENT?

Yes. If a policyholder is eligible (as described in Answer Nos. 10 and 16) but is deceased, a claim can be made in the ADR Process by the person or entity currently representing the legal interest of the deceased policyholder. Depending on the circumstances, this may be the deceased policyholder's executor or authorized personal representative in connection with an estate or other administration of the deceased policyholder's property.

18. AM I REQUIRED TO REMAIN A MEMBER OF THE CLASS AND PARTICIPATE IN THE SETTLEMENT?

No. You may exclude yourself from the Class if you do not wish to be a member of the Class and do not wish to receive the relief provided by the settlement. If you want to exclude yourself from the Class for one or all of your policies, you must follow the procedures described in Section 9 of the Class Notice. The procedures require you to submit your exclusion request to the Court in writing. It must be postmarked by December 19, 1996. Please be sure to follow all the procedures carefully or your decision to exclude yourself will not be effective.

19. IF I CHOOSE TO PARTICIPATE IN THE SETTLEMENT, WILL I HAVE TO PAY ATTORNEYS' FEES TO THE LAWYERS REPRESENTING THE CLASS?

No. As part of the settlement, Prudential has agreed to pay the attorney's fees to the lawyers representing the Class.

20. WILL ANY FEES AND COSTS AWARDED TO THE ATTORNEYS REPRESENTING THE CLASS REDUCE, DIMINISH OR AFFECT THE REMEDIES PROVIDED TO POLICYHOLDERS UNDER THE SETTLEMENT?

No. Any attorneys' fees and costs awarded by the Court to the attorneys representing the Class will be paid by Prudential, and will not reduce, diminish or affect any remedies provided to such persons under the settlement.

21. IF I CHOOSE TO BE EXCLUDED FROM THE CLASS MAY I STILL PARTICIPATE IN THE SETTLEMENT?

No. If you choose to be excluded from the Class you cannot participate in the settlement described in these materials. However, in the event the class action settlement is rejected by the Court and you reside in a state in which the Task Force Plan has been accepted by your state's department of insurance, you may be eligible to participate in the Task Force Plan.

22. WILL I STILL HAVE THE RIGHT TO SUE IF I PARTICIPATE IN THE SETTLEMENT?

No. Unless you exclude yourself from the Class pursuant to Section 9 of the Class Notice, you will be automatically prevented from bringing your own lawsuit or other action against Prudential based upon the sale, servicing or operation of your policy. If you want to participate in the settlement, you should not exclude yourself from the Class. If you want to sue Prudential separately, you should exclude yourself from the Class.

23. DO I HAVE TO CHOOSE NOW BETWEEN PARTICIPATING IN THE ADR PROCESS OR SELECTING BASIC CLAIM RELIEF?

No. If you do not exclude yourself from the Class (see Answer No. 18), you will receive an election form if and when the Court approves the settlement or pursuant to the state Task Force Plan in those states that have accepted the Plan. The election form will provide you a choice of either participating in the ADR Process or electing Basic Claim Relief. Even if you remain a member of the Class you may decide upon receipt of the election form not to elect either form of relief (ADR Process or Basic Claim Relief); however, if the Court approves the settlement you will have given up your right to bring a lawsuit or other action against Prudential as described in Answer No. 22. Any choice which you make will be up to you.

24. WILL THERE BE INDEPENDENT REVIEWS OF THE REMEDIATION PROGRAM AND POLICYHOLDER CLAIMS?

The entire remediation program will be monitored by lawyers representing the Class, by state insurance regulators and by independent auditors. Any policyholder who files a claim in the ADR Process and is dissatisfied with the outcome is entitled to a review by an independent decision-maker selected and approved by state insurance regulators and lawyers representing the Class, and not affiliated in any way with Prudential. A Policyholder Representative, from a group of qualified persons approved by state insurance regulators and the attorneys representing the Class, will be available to represent the claimant before the independent decision maker. In addition, if the Court approves the settlement, the lawyers representing the Class will appoint an individual, experienced in commercial dispute resolution or the life insurance industry, to monitor the ADR Process on behalf of policyholders submitting claims (the "Claimant Representative").

25. WILL THERE BE TAX CONSEQUENCES IF I PARTICIPATE IN THE SETTLEMENT?

There may be tax consequences from your participation in the settlement. They will depend on your individual circumstances. Prudential cannot provide you with tax advice about any personal tax issues that participation in this program may raise for you. You should consult with your tax advisor as to any tax concerns that you may have.

26. WHO CAN I CALL IF I HAVE QUESTIONS ABOUT THE SETTLEMENT?

A Claimant Support Team, independent of Prudential and approved by state insurance regulators and lawyers representing the Class, is available to assist you in understanding the program and may be contacted at 800-736-8913 (for Telecommunication Device for the Deaf, call 800-782-1863).

                     ALTERNATIVE DISPUTE RESOLUTION PROCESS

27. WHAT IS THE ALTERNATIVE DISPUTE RESOLUTION PROCESS?

The ADR Process offers an opportunity for policyholders who believe they were misled in connection with the sale, servicing or operation of their policies to pursue and resolve their claims without the costs, difficulties and delays of traditional litigation.

28. WHAT IS THE BASIS FOR RELIEF UNDER THE ADR PROCESS?

The strength of the evidence you submit with your claim, records of the company and the specifics of your claim will determine the relief offered to you under the ADR Process. The determination will be made pursuant to the remediation program established under the terms of the settlement. If the evidence is insufficient to establish your claim, you may receive an offer of Basic Claim Relief or no relief at all.

29. WHAT IS THE RANGE OF RELIEF AVAILABLE UNDER THE ADR PROCESS IF THE EVIDENCE SUPPORTS MY CLAIM?

Examples of available relief are as follows:

- Financed Insurance Claims -- If the evidence shows that you were misled in connection with a Financed Insurance sale (one that generally involves the use of loans, dividends or values of existing policies to pay premiums on a new policy), your remedies may range from the return of policy values improperly used, to the cancellation of the new policy and receipt of a refund of some or all of the premiums you paid, including some amount of interest. Misrepresentations in connection with a Financed Insurance sale are sometimes referred to as "twisting" or "churning".

- Abbreviated Payment Claims -- If the evidence shows that you were misled in connection with a sale involving Abbreviated Payment (one that generally involves the use of a policy's dividends or policy values to pay premiums on the same policy), your remedy may include not making out-of-pocket payments for some or all of the premiums you paid, or you may be allowed to cancel your policy and receive a refund of some or all of the premiums you paid, including some amount of interest. These sales are sometimes referred to as "vanishing premium" sales.

- Investment Product Claims -- If the evidence shows you were misled about whether the sale was of a life insurance policy, rather than an investment, savings or retirement product, and you did not know you were purchasing life insurance, you may be allowed to cancel your unwanted policy and receive a refund of some or all of the premiums you paid, including some amount of interest. Or, you may be able to exchange your policy for an annuity to be purchased with the amount otherwise available for refund.

- Other Claims -- Claims in which the evidence shows other improper sales may be remedied through the cancellation of your policy with a refund of some or all of the premiums you paid, including some amount of interest, or the issuance of a substitute product purchased with the amount otherwise available for refund.

30. WHAT EVIDENCE CAN I PROVIDE TO SUPPORT MY CLAIM?

You will have the opportunity to answer questions and provide your own statement about the sale or operation of your policy on the claim form Prudential will send you. You should submit copies of any documents or records you have supporting your claim. Your answers and statements on the claim form are "evidence" which will be considered in evaluating your claim, regardless of whether you have any documents or records to submit. You should retain the originals of all documents submitted. It is very important that you submit copies of all documents you think should be considered in connection with your claim. You should be as thorough and complete as possible.

31. WHEN DO I HAVE TO FILE MY CLAIM?

If you do not elect to be excluded from the settlement, and if the Court has approved the settlement, you will receive an election form asking you to select the ADR Process or the Basic Claim Relief options available to you. If you select the ADR Process, you will be sent a claim form, approved by the Court, which will contain specific instructions. The information accompanying the claim form will describe how to contact the "Claimant Support Team" for assistance in completing the claim form.

If the settlement is rejected by the Court or is not approved by February 1, 1997, and you reside in a state in which the department of insurance has accepted the Task Force Plan, you will receive an election form and claim form for the Task Force Plan (if you select the ADR Process pursuant to the Task Force Plan) (See Answer No. 12).

32. HOW WILL CLAIMS SUBMITTED TO THE ADR PROCESS BE DECIDED?

You will submit your claim to Prudential, which will investigate the claim and review the materials you submit, plus relevant information from the company's records, including information regarding your policy, and information from the agent who sold you the policy. The number of other sales-related complaints against your agent may also be considered in evaluating your claim. A determination will be made based solely on the terms and requirements of the settlement, which includes a number of objective criteria, as to whether your claim merits relief and, if so, what relief will be offered to you.

33. WHO WILL EVALUATE MY CLAIM?

The first evaluation will be conducted by trained individuals from Prudential's professional staff who have had no involvement in the sale of life insurance policies. Those persons will be monitored by state insurance regulators and the Claimant Representative (who is selected by lawyers representing the Class). Any claim not receiving the highest relief will receive a separate review by independent claim evaluators having no affiliation or connection to Prudential, and who will be approved by insurance regulators and laywers representing the Class. Those independent claim evaluators will make recommendations to Prudential, and then Prudential will send you a decision regarding your claim.

34. WHAT CAN I DO IF I AM NOT SATISFIED WITH PRUDENTIAL'S DECISION AND WANT A NEW REVIEW BY AN INDEPENDENT REVIEWER?

If you are not satisfied with Prudential's decision and want to have it reconsidered, you may ask that an independent decision-maker review your claim. THE DECISION-MAKER'S

DETERMINATION MAY RESULT IN AN AWARD OF RELIEF THAT IS GREATER OR LESS THAN THE RELIEF ORIGINALLY OFFERED TO YOU. The decision-maker will be selected by insurance regulators and lawyers representing the Class, from lists of persons satisfactory to insurance regulators, the lawyers representing the Class, Prudential and the Court, and will not be affiliated with Prudential in any way. This independent reviewer will not give any deference to the original decision made by Prudential; rather, the new reviewer will separately consider and review your claim based on the available evidence. In virtually all circumstances, the decision-maker's decision will be final and will not be subject to further review, including review by any court.

35. WILL I RECEIVE ASSISTANCE WITH THE REVIEW BY THE INDEPENDENT
    DECISION-MAKER?

Yes. A representative, selected by lawyers representing the Class and approved by state insurance regulators, will be available to you at no cost to you. This representative shall be a qualified professional familiar with the life insurance industry and/or alternative dispute resolution procedures. The representative will (i) assist you in preparing for the review process, and (ii) if requested by you, will appear in person or by telephone at the hearing to represent you. In lieu of a representative, you may, at your own expense, retain legal counsel of your own choosing to appear with and/or represent you at the hearing. You may also appear on your own behalf, without a representative.

36. DO I NEED TO CONTINUE PAYING PREMIUMS ON MY POLICY WHILE MY CLAIM IS BEING EVALUATED?

Yes. In order to keep your policy in force, you must continue to pay premiums. However, the failure to keep your policy in force will not disqualify you from participation in the settlement if you are otherwise eligible.

                               BASIC CLAIM RELIEF

37. WHAT IS BASIC CLAIM RELIEF?

Basic Claim Relief provides relief options to policyholders who do not have to show that they were misled about the sale or operation of their policies. These relief options include: Optional Premium Loans, Enhanced Value Policies, Enhanced Value Annuities or a Mutual Fund Enhancement. Each of these relief options is described in greater detail below.

OPTIONAL PREMIUM LOANS

38. WHAT IS AN OPTIONAL PREMIUM LOAN?

An Optional Premium Loan is a loan that Prudential is making available to policyholders, at a rate (reset quarterly) that is equivalent to Prudential's unsecured short-term cost of borrowing, for the purpose of making out-of-pocket premium payments. The rate may vary up or down depending on when the loan is taken and may also vary during the time the loan is outstanding. For example, in October, 1996, the Optional Premium Loan interest rate would have been 5.59%. These loans may be taken even if you also elect to purchase an Enhanced Value Policy, an Enhanced Value Annuity or a Mutual Fund Enhancement (when available). You may not receive an Optional Premium Loan if you elect to participate in the ADR Process.

39. WHAT ARE THE REQUIREMENTS TO RECEIVE AN OPTIONAL PREMIUM LOAN?

Your election form will indicate whether you are eligible for an Optional Premium Loan. To receive an Optional Premium Loan, you must: (i) have a complete ownership interest in an active policy issued from January 1, 1982 through December 31, 1995, (ii) not elect to participate in the ADR Process with respect to this policy, and (iii) satisfy the following conditions:

      (a) The policy must have, at the time the loan is made, a cash value equal to or greater than the sum of (i) any Optional Premium Loans outstanding, (ii) the amount of the Optional Premium Loan being requested, (iii) existing policy loans and other instruments outstanding, and (iv) one year's interest on the total of these obligations.

      (b) The policy's cash value or death benefit has not been previously transferred or assigned and is maintained in amounts sufficient to serve as security for the obligations listed in sub-paragraph (a) above.

      (c) You must agree to use the policy's dividends to purchase paid-up additional insurance for the entire period in which any Optional Premium Loans are outstanding and to repay each Optional Premium Loan in five annual payments.

Contact a member of the Claimant Support Team if you have any questions about these conditions.

40. HOW DO I REPAY MY OPTIONAL PREMIUM LOAN?

Each Optional Premium Loan must be repaid by the policyholder within five years from the date on which the loan is made. Each year you will be billed for an installment of one-fifth (1/5) of the amount of the original loan plus the interest on the outstanding balance.

41. WHAT HAPPENS IF I DO NOT REPAY MY LOAN?

If at the end of each year you have not repaid your required loan installment, it will be repaid by borrowing through a normal policy loan. The normal policy loan would bear interest at the rate stated in your policy. If there is an outstanding loan at the time of the death of the insured, the loan amount and outstanding interest will be deducted automatically from the death benefit of the policy.

42. ARE THERE LIMITS TO THE USE OF AN OPTIONAL PREMIUM LOAN?

Yes. The Optional Premium Loan can only be used to pay the annual premiums on your Prudential permanent or whole life policy for which you elected the Optional Premium Loan. If you choose to obtain an Optional Premium Loan, you will be notified in writing as to the number of possible annual loans you may take. The number of possible annual loans will range between 2 and 6 depending on the year your policy was issued.

43. ARE THERE TAX CONSEQUENCES REGARDING AN OPTIONAL PREMIUM LOAN?

While unlikely, there is some risk that the Optional Premium Loan could be considered a below market rate loan for Federal income tax purposes. In such event, the difference between the Optional Premium Loan interest rate and a specified Federal short-term interest rate generally based on the average market yield of United States Treasury obligations with maturities of three years or less, if any, would reduce your cost basis for tax purposes in your policy, or result in taxable income in the event there is no remaining cost basis in your Policy. Your cost basis in your policy is important because it determines what portion of distributions under the policy may be taxable. Moreover, as with any loan secured by your policy, an Optional Premium Loan may be wholly or partially taxable to you if your policy is a Modified Endowment Contract (as defined by the Internal Revenue Code) at the time you receive an Optional Premium Loan or, in some circumstances, if your policy becomes a Modified Endowment Contract following your receipt of an Optional Premium Loan. You may also be subject to a 10 percent penalty tax on the taxable amount. Please consult your tax advisor if your policy is a Modified Endowment Contract at the time you request any Optional Premium Loan, or if you consider making and material changes to your policy after you receive an Optional Premium Loan.

ENHANCED VALUE POLICY

44. WHAT IS AN ENHANCED VALUE POLICY?

An Enhanced Value Policy is a new whole life insurance policy which you may purchase that Prudential will enhance by paying for additional insurance coverage. Prudential will buy you this additional life insurance coverage by spending:

 .     an amount equal to 50 percent of your first annual premium in the first year;
 .     an amount equal to 25 percent of your first annual premium in the third year;
 .     an amount equal to 25 percent of your first annual premium in the fifth year; and
 .     an amount equal to 15 percent of your first annual premium in the seventh year (Prudential's purchase of additional life insurance coverage in the seventh year will be available only if and when the Court approval of the Class action settlement is upheld on any appeal).

This means, for example, that if you buy an Enhanced Value Policy and the first annual premium on the policy is $500, Prudential will spend $250 in the first year, $125 in the third year, $125 in the fifth year, and $75 in the seventh year to purchase additional life insurance coverage for you.

This enhancement will increase the death benefit protection of this policy at no additional cost to you. In addition, your application for an Enhanced Value Policy will be evaluated according to liberalized underwriting requirements. The Policyholder and insured must be the same as on the policy for which you elect relief, and you are required to pay each year the scheduled premiums on any Enhanced Value Policy you purchase.

45. AM I ELIGIBLE TO APPLY FOR AN ENHANCED VALUE POLICY?

You are eligible for an Enhanced Value Policy provided that you do not elect, with respect to each policy, to participate in the ADR Process or apply for an Enhanced Value Annuity or Mutual Fund Enhancement (when available), and so long as:

      (a) You have an in-force policy with outstanding policy loans equal to or in excess of (i) three annual policy premiums and (ii) 75 percent of the policy's total cash surrender value; or

      (b) Your policy has lapsed or has terminated without death benefits being paid.

46. HOW DO I PAY THE PREMIUM ON MY ENHANCED VALUE POLICY?

You may choose any one of Prudential's standard premium payment modes -- annual, semi-annual, quarterly or monthly. The enhancement payments will not be made to buy more life insurance coverage for your Enhanced Value Policy until you have paid an amount equal to the annual premium each year.

47. HOW MUCH INSURANCE CAN I BUY WITH AN ENHANCED VALUE POLICY?

You may purchase an Enhanced Value Policy equal to the face amount of your original policy, but generally not exceeding $1 million.

48. WILL THERE BE ANY UNDERWRITING PRIOR TO THE ISSUING OF MY ENHANCED VALUE POLICY?

Yes. Prudential will ask you questions about your health and financial needs. Under certain circumstances you may also be asked to undergo some medical tests. However, the underwriting will be less rigorous than typically applied to the purchase of a new policy.

49. IF I AM IN POOR HEALTH WILL MY ENHANCED VALUE POLICY BE AFFECTED?

Possibly. Based on the medical information learned in the underwriting process, Prudential may issue your Enhanced Value Policy with an extra charge known as a rating. It will be up to you to decide whether you wish to accept the insurance coverage and pay the additional premium or reject the Enhanced Value Policy.

50. WHAT IF I AM FOUND NOT TO QUALIFY FOR THE ENHANCED VALUE POLICY OR I DECIDE NOT TO ACCEPT THE ENHANCED VALUE POLICY?

You would be issued a new election form to select a different form of relief if:

      (a) you were found not to qualify under the underwriting guidelines for an Enhanced Value Policy;

      (b) you were issued an Enhanced Value Policy with a rating and decide not to accept such insurance coverage; or

      (c) you do not accept the Enhanced Value Policy within the review period required under applicable law.

ENHANCED VALUE ANNUITIES

51. WHAT IS AN ENHANCED VALUE ANNUITY?

An Enhanced Value Annuity is an annuity which you may purchase and which Prudential will "enhance" by a payment credited to the annuity at the end of the first and second contract years. This enhancement will increase the value of this annuity at no additional cost to you. Specifically, if you purchase an Enhanced Value Annuity and your initial payment was less than $25,000, Prudential will pay into the annuity an additional 2 percent of the initial payment. If your initial payment was between $25,000 and $50,000, Prudential will credit the annuity with a payment equal to 3 percent of the initial payment. In either case, Prudential will pay into the Enhanced Value Annuity another 2 percent of the initial payment at the end of the second year. In addition, if the Court approval of the Class action settlement is upheld on appeal, Prudential will pay another 1 percent of the initial premium into the annuity at the end of the third year.

The Enhanced Value Annuity has several important features:

FIRST, an Enhanced Value Annuity is a non-qualified annuity. This means that the annuity cannot be an individual retirement annuity (IRA) or part of a qualified plan. Consult your tax advisor for more information about IRAs or qualified retirement plans.

SECOND, an Enhanced Value Annuity is a deferred annuity. This means that the payments under the annuity would commence at a future date rather than immediately.

THIRD, there are limits to the amount of initial payment that will receive an enhancement under the Enhanced Value Annuity. You may not pay an aggregate amount for any Enhanced Value Annuity and/or Mutual Fund Enhancement greater than the maximum amount of initial payment set forth below:

================================================================================
     If The Face Amount Of Your             The Maximum Amount Of Your Initial
     Original Policy Was:                   Payment Subject To Enhancement Is:
     --------------------                   ----------------------------------
--------------------------------------------------------------------------------
     Less than $100,000                                   $10,000
     From $100,000 to $249,999                            $20,000
     From $250,000 to $999,999                            $30,000
     $1 million or over                                   $50,000
================================================================================

The minimum amount that you can pay for an Enhanced Value Annuity is $1,000. The maximum amount, subject to enhancement, will depend on the face amount of your original policy.

FOURTH. Prudential will waive any applicable surrender charges on the initial payment and the enhancements made by the company after the later of the date (1) you reach age 59 1/2, or (2) your Enhanced Value Annuity has been in force for at least four years.

FIFTH, the owner and annuitant for the Enhanced Value Annuity must be the owner of the policy for which you elect relief, unless the owner is not an individual (e.g. a corporation or trust), in which event the owner and annuitant must be the insured on the policy.

52. AM I ELIGIBLE TO ELECT AN ENHANCED VALUE ANNUITY?

Yes. You may apply for one as long as you do not, with respect to each policy, participate in the ADR Process or apply for an Enhanced Value Policy.

MUTUAL FUND ENHANCEMENTS

53. WHAT IS THE MUTUAL FUND ENHANCEMENT?

The Mutual Fund Enhancement provides you with an opportunity to purchase shares in certain mutual funds with Prudential contributing additional fund shares. You may make these purchases following receipt of a prospectus (or prospectuses), for the certain mutual funds distributed by Prudential Securities, Inc., a subsidiary of Prudential. The prospectus (or prospectuses) will describe in detail the expenses, charges and risks associated with the mutual fund shares. The Mutual Fund Enhancement works as follows: For each purchase of these shares by the policyholder, Prudential will "enhance" the amount of the initial purchase with a financial contribution to purchase additional shares equal to 4% of the amount of such purchase. The mutual fund shares will be offered subject to a contingent deferred sales charge, as described in the relevant prospectus, that generally decreases to zero over a period of approximately six years. Your initial purchase of mutual fund shares must be no less than $1,000, or such other amount as set forth in the applicable prospectus, and the amount entitled to receive the enhancement is subject to the following limits:

================================================================================
   Policyholder's                   Maximum Policyholder Initial Purchase
   Policy Face Amount                  Amount Subject to Enhancement
--------------------------------------------------------------------------------
   Less than $100,000                              $10,000
   From $100,000 to $249,999                       $20,000
   From $250,000 to $999,999                       $30,000
   $1 million or over                              $50,000
================================================================================

You may not pay an aggregate amount for any Mutual Fund Enhancement and/or Enhanced Value Annuity greater than the applicable maximum policyholder initial purchase amount set forth above.

54. AM I ELIGIBLE TO ELECT A MUTUAL FUND ENHANCEMENT?

Yes. You may apply for a Mutual Fund Enhancement as long as you do not, with respect to your policy, participate in the ADR Process or apply for an Enhanced Value Policy.

55. IF I ELECT THE MUTUAL FUND ENHANCEMENT, WHEN WILL IT BECOME AVAILABLE?

You will be able to select the Mutual Fund Enhancement when electing Basic Claim Relief. However, you will have the opportunity, to purchase the mutual fund shares only if and when the class action settlement is approved by the Court and upheld on appeal. If the class action settlement is rejected by the Court or not upheld on appeal, you will be notified that the Mutual Fund Enhancement will not be made available to you. In that case, if the Mutual Fund Enhancement were your only Basic Claim Relief selection, you may make another selection.

                 PAYMENT AND ELIGIBILITY FOR BASIC CLAIM RELIEF

56. CAN I USE MONEY IN MY EXISTING POLICIES TO BUY AN ENHANCED VALUE POLICY, AN ENHANCED VALUE ANNUITY OR A MUTUAL FUND ENHANCEMENT (WHEN AVAILABLE)?

No. To obtain an Enhanced Value Policy, an Enhanced Value Annuity or a Mutual Fund Enhancement (when available), you must make the initial premium or payment with money that is not taken from an existing life insurance product issued by Prudential.

In addition, no money from a tax-qualified plan or product can be accepted as payment for an Enhanced Value Policy, an Enhanced Value Annuity or a Mutual Fund Enhancement (when available), and these cannot be issued on a tax-qualified basis.

57. WHAT IF IT IS DETERMINED THAT I AM NOT ELIGIBLE FOR THE ELECTION THAT I HAVE MADE?

Prudential will notify you if you are not eligible for the type of Basic Claim Relief you have elected, and you will be given an opportunity to complete a new election form.

THE CLAIMANT SUPPORT TEAM WILL BE AVAILABLE TO ANSWER QUESTIONS YOU MAY HAVE ABOUT PARTICIPATION IN THE REMEDIATION PROGRAM. TELEPHONE REPRESENTATIVES WILL BE AVAILABLE TO TAKE YOUR CALLS AT 800-736-8913 (FOR TELECOMMUNICATION DEVICE FOR THE DEAF, CALL 800-782-1863) 24 HOURS A DAY ON WEEKDAYS (BEGINNING MONDAY AT 8 A.M.) AND SATURDAYS FROM 9 A.M. TO 3 P.M., YOUR LOCAL TIME. PLEASE DO NOT CONTACT THE CLERK OF THE COURT, OR THE COURT WHERE THE CLASS ACTION IS PENDING.

                          EXHIBIT G -- SUMMARY NOTICE

                          UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY

------------------------------
                                :       MASTER DOCKET NO. 95-4704 (AMW)
IN RE THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA              :       MDL NO. 1061
SALES PRACTICES LITIGATION
                                :
------------------------------

TO:   ALL PERSONS WHO PURCHASED INDIVIDUAL PERMANENT (WHOLE LIFE)
      INSURANCE POLICIES ISSUED IN THE UNITED STATES BY THE PRUDENTIAL INSURANCE COMPANY OF AMERICA OR ITS U.S. LIFE INSURANCE SUBSIDIARIES DURING THE PERIOD FROM JANUARY 1, 1982 THROUGH DECEMBER 31, 1995

      PLEASE TAKE NOTICE that a hearing is to be held on January 21, 1997 at 10:00 a.m., before the Honorable Alfred M. Wolin, United States District Court for the District of New Jersey, located at the Martin Luther King Jr. United States Courthouse, 50 Walnut Street, Newark, New Jersey. The purpose of the hearing is to consider a proposed settlement of the class action with the caption shown above.

      A DETAILED SETTLEMENT NOTICE HAS BEEN MAILED TO ALL CLASS MEMBERS DESCRIBING THE PROPOSED SETTLEMENT AND THE RIGHTS OF CLASS MEMBERS (THE "NOTICE"). BECAUSE THE PROPOSED SETTLEMENT AND THE SCHEDULED COURT HEARING MAY AFFECT THE RIGHTS OF CLASS MEMBERS, IF YOU ARE A MEMBER OF THE CLASS AND HAVE NOT RECEIVED A COPY OF THE SETTLEMENT NOTICE, YOU SHOULD IMMEDIATELY OBTAIN A COPY EITHER BY (i) CALLING PRUDENTIAL'S CLAIMANT SUPPORT TEAM AT 1-800-736-8913 (FOR TELECOMMUNICATION DEVICE FOR THE DEAF, CALL 800-782-1863) OR (II) WRITING TO PRUDENTIAL'S CLAIMANT SUPPORT TEAM AT P.O. BOX [NUMBER], [CITY, STATE, ZIP].

      (1) THE CLASS. The Court has conditionally certified for settlement purposes a Class of policyholders who own or owned at its termination an individual permanent (whole life) insurance policy (the "Policy" or the "Policies") issued in the United States by The Prudential Life Insurance Company of America or any, of its United States life insurance subsidiaries (collectively, "Prudential") during the period from January 1, 1982 through December 31, 1995 (the "Class Period").

      The Class does not include the following persons or entities (unless such persons or entities are members of the Class by virtue of their ownership interest in other Policies): (i) policyowners who were represented by counsel at the time they executed a document in connection with a settlement of a claim, action, lawsuit or proceeding, pending or threatened, that released Prudential with respect to such Policies, (ii) policyowners that are corporations, banks, trusts or non-natural entities, which purchased Policies as corporate- or trust-owned life insurance and under which either (a) there are 50 or more separate insured individuals or (b) the aggregate premium paid over an eight (8) year period, ending with the close of 1996, exceeds one million dollars, or
(iii) policyowners who were issued Policies in 1995 by Prudential Select Life Insurance Company of America.

      (2) CHOICES AND DEADLINES FOR CLASS MEMBERS. If you are a Class Member, you have the following choices with respect to each Policy issued during the Class Period in which you have an ownership interest:

o YOU MAY REMAIN IN THE CLASS AND PARTICIPATE IN THE BENEFITS OF THE PROPOSED SETTLEMENT. IF THIS IS WHAT YOU CHOOSE TO DO, YOU NEED NOT TAKE ANY ACTION AT THIS TIME. YOUR INTERESTS WILL BE REPRESENTED WITHOUT COST TO YOU BY THE LAW FIRMS OF MILBERG WEISS BERSHAD HYNES & LERACH LLP AND MUCH SHELIST FREED DENENBERG AMENT BELL & RUBENSTEIN, P.C., WHICH ARE ACTING AS CO-LEAD COUNSEL FOR THE CLASS FOR PURPOSES OF THE SETTLEMENT OF THIS LAWSUIT. If the settlement is approved by the Court, you will be contacted again and will be asked which of the available benefits, if any, you wish to elect. You should keep in mind that, if you remain in the Class and the settlement is approved, (i) you will be bound by all orders and judgments entered in this case, including the release and waiver of claims which absolves Prudential of further liability to you in connection with the sale, servicing or operation of your Policy; (ii) the relief available to you will consist of the proposed settlement relief discussed below; and (iii) and you will not be able to maintain, continue or commence any other claim, lawsuit or proceeding against Prudential relating to the Policies.

o IF YOU REMAIN IN THE CLASS, YOU MAY FILE WITH THE COURT A WRITTEN OBJECTION TO ANY ASPECT OF THE PROPOSED SETTLEMENT. TO DO SO, YOU MUST COMPLY WITH THE REQUIREMENTS DESCRIBED IN THE NOTICE. THE OBJECTION MUST BE FILED WITH THE COURT AT THE FOLLOWING ADDRESS: CLERK, UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW JERSEY, PRUDENTIAL CLASS ACTION SETTLEMENT, P.O. BOX [__] NEWARK, NEW JERSEY [ZIP CODE], AND MUST BE RECEIVED NO LATER THAN DECEMBER 19, 1996 and must also be sent to the lawyers for the parties as described in the Notice. In addition, you (or an attorney acting on your belief at your expense) may appear before the Court to voice your objection to the extent allowed by the Court. If the Court does not agree with your objection, you nevertheless will be bound by the orders and judgments in this case.

o YOU MAY EXCLUDE YOURSELF FROM THE CLASS BY SENDING A FORMAL, WRITTEN REQUEST FOR EXCLUSION WITH RESPECT TO EACH POLICY FOR WHICH YOU WISH TO BE EXCLUDED THAT

      COMPLIES WITH THE REQUIREMENTS DESCRIBED IN THE NOTICE. THE REQUEST MUST BE SENT TO THE COURT AT THE FOLLOWING ADDRESS: PRUDENTIAL CLASS ACTION SETTLEMENT, P.O. BOX [__] BOSTON, MASSACHUSETTS [ZIP CODE], AND MUST BE POSTMARKED BY NO LATER THAN DECEMBER 19, 1996. If you request exclusion, you will retain the ability to bring your own lawsuit against Prudential, but (i) you lose all rights to relief under the proposed class action settlement, (ii) you may not file any objection to the proposed settlement, and (iii) you will not be bound by any orders or judgments in this case.

      (3) CLASS ACTION RELIEF. If the Court approves the settlement, Class Members who remain in the Class will have a choice between two categories of settlement benefits: an alternative dispute resolution process ("ADR Process") and Basic Claim Relief.

      o ADR PROCESS. Any Class Member, who believes he or she was misled regarding the purchase of his or her policy, can submit a claim in the ADR Process at no cost to the claimant. This process permits the policyholder to have the claim reviewed and evaluated by an independent and impartial person, not affiliated with Prudential, and whose selection is approved by lawyers for the Class in this lawsuit. Depending upon the type of claim involved and evidence presented, remedies can range from no relief to returning policy values improperly used; allowing a policyholder to cancel an unwanted policy and receive a refund of some or all of the premiums paid; or relieving a policyholder from making future out-of-pocket payments for some or all of the premiums due. Prudential has waived defenses such as statute of limitations in the ADR Process.

      o BASIC CLAIM RELIEF. If a policyholder does not wish to file a claim under the ADR Process, he or she may consider the options available under Basic Claim Relief. To obtain Basic Claim Relief, the policyholder need not show that he or she was misled or harmed in any way, or that any improper sales practices occurred. The options available under Basic Claim Relief, each of which has particular eligibility requirements, include Optional Premium Loans, an Enhanced Value Policy, and an Enhanced Value Annuity. Certain additional contributions to Enhanced Value Policies and Enhanced Value Annuities as well as the availability of a Mutual Fund Enhancement will become available only upon the entry of a final, non-appealable order approving the class action settlement.

      Each of these forms of settlement relief is described in greater detail in the Notice.

      (4) TASK FORCE PLAN. If the Court does not approve the settlement by February 1, 1997, you may be eligible to participate in a remediation plan jointly developed by Prudential and a Multi-State Life Insurance Task Force (the "Task Force"), if you are a resident of one of the states or the District of Columbia that have accepted the Task Force remediation plan. You do not need to exclude yourself from the Class to be eligible for the Task Force Plan.

      (5) FURTHER INFORMATION: If you have any questions, if you wish to obtain a copy of the Settlement Notice, or if you need further information about the terms of the settlement, please call Prudential's Claimant Support Team at 1-800-736-8913 (for Telecommunication Device for the Deaf, call 800-782-1863). DO NOT TELEPHONE THE COURT OR THE CLERK OF THE COURT.

Dated: Newark, New Jersey
       ____________, 1996

                                                              Clerk of the Court

                            EXHIBIT H -- CLAIM FORM

THE DEADLINE FOR FILING THIS CLAIM IS [DATE]. The completed and signed Claim Form should be returned in the enclosed postage-paid envelope.

IF YOUR CLAIM IS NOT RECEIVED BY THE ABOVE DATE, YOU WILL NOT BE ALLOWED TO PARTICIPATE IN THE ADR PROCESS. PLEASE NOTE THAT YOU WILL RECEIVE A SEPARATE CLAIM FORM FOR EACH POLICY FOR WHICH YOU SELECT THE ADR PROCESS.

PLEASE CORRECT AND COMPLETE ALL INFORMATION IN THIS PART I.

                                     PART I

1.    Claim Number: [computer produced]

2.    Policy Number: [computer produced]

3.    Insured: [computer produced]

4.    Policyholder(s): [computer produced]

5.    Daytime Telephone Number (for each Policyholder):

6     Mailing Address (for each Policyholder):

7. Social Security Number, for each Policyholder (optional, for identification purposes only):

8.    What address should we use to reach you?

9.    When is the best time to reach you by telephone?

                                                [Policyholder        ]
                                                 Address

                                                [                        ]

                             ADR PROCESS CLAIM FORM

This form should be used by Policyholder(s) who believe that they were misled in connection with the sale, servicing or operation of a Prudential whole-life insurance Policy. IF YOU SUBMIT THIS FORM YOU WILL BE PART OF THE ADR PROCESS, AND, THEREFORE, YOU MAY NOT BE ABLE TO ELECT ANY OTHER FORM OF RELIEF (OPTIONAL PREMIUM LOAN, ENHANCED VALUE POLICY, ENHANCED VALUE ANNUITY OR MUTUAL FUND ENHANCEMENT) FOR WHICH YOU MAY BE ELIGIBLE WITH REGARD TO THE POLICY IN QUESTION. Claims that may be resolved through the ADR Process include any Claim based on:

* Misstatements concerning "Financed Insurance" (generally involving the use of loans, dividends or policy values of existing policies to pay premiums on new policies);

* Misstatements concerning "Abbreviated Payment" or "APP" (generally involving the use of a policy's dividends or contract values to pay premiums on the same policy);

* Misstatements in connection with the sale of life insurance as a savings, investment or retirement vehicle; or

* Misstatements in connection with other aspects of the sale of life insurance.

For purposes of completing this Claim Form a "Misstatement" means an untrue statement of material fact, or the failure to disclose a material fact necessary to make the statement made not materially misleading, under the circumstances.

PLEASE KEEP A COPY OF THIS COMPLETED FORM, AND ANY ATTACHMENTS, FOR YOUR
RECORDS.

This Claim Form has four parts:

(1) Part I - General, which asks you for information about you and your Policy;

(2) Part II - Description of Claim, which asks you to describe events related to the purchase and servicing of your Policy;

(3) Part III - Questions About Your Claim, which requests other information that is necessary to ensure that your Claim is properly evaluated; and

(4) Part IV - Representations, Authorization and Release, which asks you to make representations regarding the accuracy and truthfulness of the information provided in Parts I through III, to authorize the use of your personal insurance information in the evaluation of your Claim, and to release the Company from any claims against it in connection with the Policy.

PLEASE NOTE, THAT IN ORDER TO ENSURE THAT YOUR CLAIM IS PROPERLY EVALUATED, YOU MUST ATTACH TO THIS CLAIM FORM COPIES OF ALL DOCUMENTS THAT YOU HAVE IN YOUR POSSESSION THAT RELATE TO YOUR CLAIM. IT IS VERY IMPORTANT THAT YOU ATTACH COPIES OF ALL DOCUMENTS THAT YOU THINK SHOULD BE CONSIDERED IN THE EVALUATION OF YOUR CLAIM. WE RECOMMEND THAT YOU MAKE AND RETAIN COPIES OF ALL DOCUMENTS THAT YOU SUBMIT WITH THIS CLAIM FORM.

If you have any questions about the ADR Process or about this Claim Form, or if you need assistance in preparing this Claim Form, an independent team approved by insurance regulators and plaintiffs' counsel in the Class Action is available to assist you and can be contacted at 800-736-8913 (For TDD, call 800-782-1863).

Please clearly write or print the information requested in this Claim Form. PLEASE NOTE that it may be necessary, for the Company to reject your Claim or to return the Claim Form to you if (i) the Claim Form is not properly completed and signed by an eligible Claimant, (ii) the Claim Form is not timely submitted, or
(iii) the representations and agreements in Part IV are deleted or modified.

                                     PART II

PLEASE ANSWER THE FOLLOWING QUESTIONS ABOUT THE EVENTS RELATED TO THE SALE OR SERVICING OF THE POLICY IDENTIFIED IN PART I. BE AS SPECIFIC AND COMPLETE AS YOU CAN, TO THE BEST OF YOUR KNOWLEDGE.

IF YOU NEED MORE SPACE FOR YOUR ANSWERS TO PART II, PLEASE USE THE SPACE BELOW OR ATTACH ADDITIONAL PAGES AT THE END OF THIS CLAIM FORM, PUTTING YOUR CLAIM NUMBER ON EACH SUCH PAGE.

A. Allegation of Claim. Describe as fully as possible the particular Misstatement(s) that you believe were made to you before, during or after the sale of your Policy, or otherwise describe why you think you have a Claim.

B.    Discussions with Agent.

      1.    What was the name of the Agent who sold you this Policy?

      2. Who was present at your meeting(s) with the Agent leading up to the purchase of this policy?

      3. Describe as fully as possible the discussions that you or others who were present had with the Agent or other Company representatives about the Policy:

            (a)   before and during the sale of the Policy to you.

            (b)   after the sale of the Policy to you.

      4. Did you discuss your financial needs with the Agent? If so, what specifically did you discuss?

      5. Describe any discussions that you had with the Agent concerning your retirement or other financial circumstances. Indicate any date you mentioned concerning your planned retirement. Indicate whether you changed your pension benefit elections as a result of the purchase of the Policy. Please explain as fully as possible.

      6. Describe any discussions with the Agent concerning the advisability, effect or cost of a new policy if you replaced your existing policy. Describe and attach the documents you reviewed, received and/or signed concerning these discussions.

C. Decision for Purchase. Please provide information about your decision to purchase your Policy.

      1.    Why did you purchase your Policy?

      2. To what extent did the Policy serve or not serve your needs or purposes, and why ?

D.    Payment of Premiums. At the time of the sale of your Policy:

      1.    How much were you told you would have to pay in premiums?

      2.    For how long were you told you would have to pay premiums?

      3. Did you expect to pay all future premiums and, if not, how were premiums to be paid?

E. Dividends. Describe what was said to you before, during or after the purchase of your policy concerning the amount and use of dividends, investment returns, or interest paid or earned.

F. Policy Loans. Describe what was said to you before, during or after the purchase of your policy concerning the use of policy loans, interest charges on those loans, the repayment of loans or the impact of unpaid loans on your policy.

G. Policy Termination. If your Policy terminated or is no longer in effect, describe when and why you believe this occurred.

H. Records and Documents. Identify to the best of your recollection the various documents that were given or shown to you before, during or after the sale of the Policy to you. You should include, for example, any sales materials, illustrations of premiums, dividends or policy values over time, agreements, letters, change forms, correspondence, notes, or loan or withdrawal documents that you can recall seeing or receiving before, during or after the sale of your Policy. PLEASE NOTE THAT IF YOU STILL HAVE THESE DOCUMENTS, INCLUDING YOUR POLICY AND APPLICATION, IN YOUR POSSESSION OR CAN OBTAIN THESE DOCUMENTS, YOU MUST ATTACH A COPY OF EACH SUCH DOCUMENT TO THIS CLAIM FORM. (IF YOU WISH TO INCLUDE YOUR POLICY AS EVIDENCE YOU NEED ONLY TO COPY THE TOP 3 PAGES.)

                                    PART III

The following questions will provide a more complete picture of your policy's history. You need only answer the questions that relate to your Claim. You may skip any questions that do not apply. After each question are blank lines. Use those lines further to explain your answers. If you need more space attach additional pages. Please answer all questions that apply to your Claim, even though some or all of the same information also may appear in Part II. WHERE ANY OF YOUR ANSWERS REFERENCE DOCUMENTS, PLEASE ATTACH A COPY OF THOSE DOCUMENTS WHICH YOU STILL HAVE TO THIS CLAIM FORM. PLEASE KEEP YOUR ORIGINALS. WHEN REFERRING TO OTHER PRUDENTIAL POLICIES, PLEASE INCLUDE THE POLICY NUMBER IF KNOWN.

1. When you purchased your Policy, did you plan to use the Policy to meet a specific financial need or to satisfy a specific financial obligation?

      Yes_____                No____               I do not recall or know____.

      If yes, describe the circumstances and facts relating to the specific financial need or specific financial obligation.

      __________________________________________________________________________

      __________________________________________________________________________

2. Did you intend to give up or surrender an existing insurance policy when you purchased this Policy?

      If yes, please identify the policy that was given up or surrendered.

      __________________________________________________________________________

      __________________________________________________________________________

3 Did you have an attorney, financial advisor, accountant or licensed insurance broker (other than the Agent) present and providing assistance to you at the time of the sale of the Policy? Were any other persons present at the sale?

      Yes_____                No____               I do not recall or know____.

      If yes, list that person below, note their occupation and explain their role.

      __________________________________________________________________________

      __________________________________________________________________________

      If yes, you may attach a statement under oath written by that person describing the discussions during the sale of the Policy and his or her role (if any) during the sale.

4. Were you shown a computer-generated illustration (columns of numbers showing how the policy works) prior to, during, or after the sale of the Policy to you?

      Yes_____                No____               I do not recall or know____.

      If you received a copy of the illustration and you still have it, please attach a copy to this Claim Form.

5. If you were shown a computer-generated illustration, did the illustration show that premiums would not be paid out-of-pocket at some point?

      Yes_____                No____               I do not recall or know____.

      If yes, did you at any time pay an amount different than the illustrated out-of-pocket premium payments? Please explain.

      __________________________________________________________________________

      __________________________________________________________________________

6. If you were shown a computer-generated illustration, did it include a section showing how premiums could be paid using the policy's values?

      Yes_____                No____               I do not recall or know____.

      If yes, what words were used to describe this?

      __________________________________________________________________________

      __________________________________________________________________________

7. If you purchased a Survivorship ("second to die") policy, were you shown an illustration?

      Yes_____                No____               I do not recall or know____.

      If yes, did the illustration include demonstrations of different dividend scales?

      __________________________________________________________________________

      __________________________________________________________________________

8. Did you take policy loans or dividends in cash from a Policy for use for some purpose other than to pay premiums on any Policy?

      Yes_____                No____               I do not recall or know____.

9. If you purchased a variable appreciable life or variable life insurance policy, did you receive a booklet (prospectus) describing the policy and its investment options?

      Yes_____                No____               I do not recall or know____.

      If yes, when did you receive the prospectus?

      Before sale____ During sale____ After sale____ I do not recall or know___.

10. Were words other than "premiums" used by your Agent to describe the payments due on your Policy?

      Yes_____                No____               I do not recall or know____.

      If yes, please explain.

      __________________________________________________________________________

      __________________________________________________________________________

11. Did you have a discussion with your Agent or other Company representatives concerning Company notices for your Policy?

      Yes_____                No____               I do not recall or know____.

      If yes, what do you recall was said concerning Company notices regarding:

                      a.    Premiums?
                      b.    Loans?
                      c.    Termination of Policy?
                      d.    Reinstatements?
                      e.    Surrenders?
                      f.    Policy Benefits?

      __________________________________________________________________________

      __________________________________________________________________________

12. Did you change your Policy at any time after the sale of the Policy by adding benefits that increased premiums due under the Policy?

      Yes_____                No____               I do not recall or know____.

13. Do you have any reason to believe that any Company document affecting your policy bears a signature that is noted to be yours but was not signed or authorized by you?

      Yes_____                No____               I do not recall or know____.

      If yes, please explain.

      __________________________________________________________________________

      __________________________________________________________________________

14.   Did you sign any forms where no information had been filled-in?

      Yes_____                No____               I do not recall or know____.

      If yes, did you give permission for its use? Please identify the document and explain.

      __________________________________________________________________________

      __________________________________________________________________________

15. Do you believe that funds or Policy benefits have been taken from your Policy without your knowledge or consent?

      Yes_____                No____               I do not recall or know____.

      If yes, please describe the circumstances.

      __________________________________________________________________________

      __________________________________________________________________________

16. Have you previously submitted any complaint to the Company regarding your Policy?

      Yes_____                No____               I do not recall or know____.

      If yes, (i) describe the nature and approximate date of the complaint,
      (ii) describe the outcome and any relief accepted by you, (iii) state whether you were represented by counsel in connection with a settlement of the complaint, and (iv) attach to this Claim Form copies of any documents you have regarding the complaint or relief obtained, including any settlement and release agreements executed by you.

      __________________________________________________________________________

      __________________________________________________________________________

17. What was your approximate annual income at the time of the sale of the Policy to you?

      |_| Less than $25,000
      |_| Greater than $25,000
      |_| I do not recall or know.

18.   Are you retired?

      Yes_____         No_____

      If yes, when did you retire?

      __________________________________________________________________________

      __________________________________________________________________________

DO YOU HAVE ANY ADDITIONAL INFORMATION OR DOCUMENTS THAT YOU BELIEVE WOULD HELP THE CLAIM EVALUATION STAFF EVALUATE YOUR CLAIM? IF SO, PLEASE INCLUDE THE ADDITIONAL INFORMATION AND/OR ATTACH DOCUMENTS TO THIS CLAIM FORM.

                               [ADDITIONAL PAGE]

                                     PART IV

IMPORTANT: PLEASE READ THE FOLLOWING CAREFULLY BEFORE SIGNING. DELETING OR CHANGING ANY OF THE FOLLOWING PARAGRAPHS WILL INVALIDATE THIS CLAIM FORM.

A.    COMPLETE AND ACCURATE SUBMISSION

      I/we represent to the best of my/our knowledge that:

      1. All of the statements and information in this Claim Form are complete and accurate:

      2. All documents attached to this Claim Form or furnished in connection with my/our Claim are genuine; and

      3. I/we have furnished copies of all documents in my/our possession, custody or control that relate to or are relevant to my/our Claim or Policy, including documents that tend to prove or disprove, or support or do not support, my/our Claim.

B.    AUTHORIZATION

      I/we, and others, either independently or on my/our behalf, have provided Prudential with information, including without limitation personal and medical records, in connection with the application, sale, servicing and operation of my/our policy. I/we have requested that Prudential review this information, among other things, in order to adjudicate my/our claim related to the policy. I/we, therefore, authorize Prudential to disclose and provide, if requested, such information to any of its employees, state insurance regulators and lawyers for the class-action lawsuit, along with any third-parties retained on behalf of these entities, involved in evaluating or reviewing my/our claim or who may otherwise be involved in the ADR Process. This authorization shall remain in effect until my claim has been determined, the final award has been accepted, and the ADR Process has been completed.

C.    RELEASE AND WAIVER OF CLAIMS

      BY COMPLETING, SIGNING AND SUBMITTING THIS CLAIM FORM, YOU ARE RELEASING AND WAIVING ALL CLAIMS YOU MAY HAVE AGAINST PRUDENTIAL AND ITS OFFICERS, EMPLOYEES AND AGENTS CONCERNING THE SALE, SERVICING AND OPERATION OF YOUR POLICY. THE RELEASE, AS SET FORTH IN THE APPENDIX, ENCOMPASSES ANY MATTER RELATING TO THE MARKETING, SOLICITATION, APPLICATION, UNDERWRITING, ACCEPTANCE, SALE, PURCHASE, OPERATION, RETENTION, ADMINISTRATION, SERVICING, OR REPLACEMENT, BY MEANS OF SURRENDER, PARTIAL SURRENDER, LOANS RESPECTING WITHDRAWAL AND/OR TERMINATIONS OF YOUR

      POLICY OR ANY INSURANCE POLICY OR ANNUITY SOLD IN CONNECTION WITH OR RELATING IN ANY WAY DIRECTLY OR INDIRECTLY TO THE SALE OR SOLICITATION OF, YOUR POLICY. THE RELEASE IS INTENDED TO BE VERY BROAD. THE RELEASE IS A CRITICAL ELEMENT OF THE ADR PROCESS. YOU SHOULD CAREFULLY READ THIS PARAGRAPH AND THE ENTIRE RELEASE.

      I/WE HAVE READ THE RELEASE SET FORTH IN THE APPENDIX, UNDERSTAND IT FULLY, AND AGREE TO ALL OF ITS TERMS.

D.    PENALTY OF PERJURY

      I/we declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct (pursuant to 28 U.S.C. ss.1746).

                                       _________________________________________
                                       Signature of Policyholder(s)

                                       _________________________________________
                                       Signature(s) of Co-Policyholder(s) and/or other parties with ownership interests

                                       Dated: ___________________________, 199_

                                    APPENDIX

                          RELEASE AND WAIVER OF CLAIMS

I/we, for myself/ourselves and my/our heirs, administrators, executors, successors and assigns, agree to RELEASE The Prudential Insurance Company of America and any of its other current, former and future parents, subsidiaries, affiliates, partners, predecessors, successors and assigns and each of their respective past, present and future officers, directors, employees, agents, independent contractors, brokers, representatives, attorneys, heirs, administrators, executors, predecessors, successors and assigns (collectively, "Prudential") from, and COVENANT NOT TO SUE upon, any claim or cause of action of any kind or nature whatsoever, known or unknown (except claims with respect to receiving any additional amounts made available through a settlement of the Consolidated Policyholders Class Actions in In re The Prudential Insurance Company of America Sales Practices Litigation, Master Docket No. 95-4704 (AMW), MDL No. 1061, after all appeals therefrom have been finally disposed of in a manner so that the settlement is affirmed in all material respects), that has been, could have been, may be or could be asserted now or in the future, against Prudential in any legal action, arbitration, or other proceeding (including before any state Department of Insurance or any other regulatory commission) with respect to, or in any way arising from or connected with, in whole or in part, the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, servicing, or replacement of the Policy the subject hereof.

This release is given in return for being afforded the opportunity to have my/our Claim described herein resolved in the ADR Process. I/we agree that this Release will be, and may be raised as, a complete defense and bar to any action or proceeding relating to the subjects on which I/we have released Prudential.

I/we understand that nothing in this Release will be deemed to alter my/our contractual rights (except to the extent that such rights are altered or affected by the election and award of benefits in connection herewith) to make a claim for benefits that will become payable in the future pursuant to the express written terms of the policy form issued by Prudential.

I/we understand that without in any way limiting the scope of the Release, this Release covers, without limitation, any and all claims for attorneys' fees, costs or disbursements incurred by counsel representing me/us, or incurred by me/us, in connection with or related in any manner to the subjects on which I/we have released Prudential hereby: provided, however, this provision shall not release any fees, costs or disbursements of counsel representing the putative class in the Consolidated Policyholders Class Actions described above.

I/we understand that Section 1542 of the Civil Code of the State of California provides that a general release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor pertaining to Prudential's insurance sales practices. I/we hereby agree that the provisions of Section 1542 and all similar laws, rights, rules or legal principles of any other jurisdiction which may be applicable herein (including, without limitation, North Dakota and South Dakota), are hereby knowingly and voluntarily waived, and I/we hereby agree and acknowledge that this is an essential term of this Release.

It is my/our intention in executing this Release fully, finally and forever to settle and release all such matters, and all claims relating thereto, which exist, hereafter may exist, or might have existed.

RESCISSION RIGHT: This release may be rescinded and be of no further force or effect upon The Prudential Insurance Company of America giving notice that the Court and appellate approvals have not been received in the Consolidated Policyholders Class Actions described above and if I/we elect to rescind this release by returning, within 60 days after receipt of the above-described notice, such election to Prudential's designee on the form it will provide. In such event, I/we understand that any relief I/we received in connection with the ADR Process shall be concurrently rescinded and returned to The Prudential Insurance Company of America and The Prudential Insurance Company of America shall return, to the extent reasonably practicable, the Policy making me/us eligible for the ADR Process to its status prior to the inception of the ADR Process.

                  EXHIBIT I -- STIPULATION OF CONFIDENTIALITY

                          UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY

------------------------------
                                :      MASTER DOCKET NO. 95-4704 (AMW)
IN RE THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA              :      MDL NO. 1061
SALES PRACTICES LITIGATION
                                :
------------------------------
                                :
THIS DOCUMENT RELATES TO:
ALL ACTIONS LISTED ON           :
EXHIBIT A
                                :
------------------------------

                         STIPULATION OF CONFIDENTIALITY

      IT IS HEREBY STIPULATED AND AGREED by and between the undersigned as follows:

      1. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Notice of Class Action, Proposed Settlement, Settlement Hearing and Right to Appear, with respect to the above-referenced Actions, mailed on or about November 4, 1996.

      2. Pursuant to the Court's Order dated October __, 1996, Milberg Weiss Bershad Hynes & Lerach LLP and Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C. ("Lead Counsel") will, upon written request to (i) Melvyn I. Weiss, Esq., Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119, or (ii) Michael B. Hyman, Esq., Much Shelist Freed Denenberg Ament Bell & Rubenstein, P.C., 200 North LaSalle Street, Suite 2100, Chicago, Illinois 60601, with a copy in either case to Reid L. Ashinoff, Esq., Sonnenschein Nath & Rosenthal, 1221 Avenue of the Americas, New York, New York 10020, provide the persons specified in paragraph 5 hereof access to documents generated during discovery in the Actions, all in accordance herewith.

      3. All information disclosed to the persons specified in paragraph 5 hereof is subject to this Stipulation of Confidentiality (this "Stipulation"), and shall be deemed "Confidential Information" and shall not be used or disclosed except as expressly provided herein.

      4. Confidential Information shall not be disclosed to any person and shall not be used for any purpose other than for purposes of evaluating the fairness, reasonableness and adequacy of the proposed settlement in these Actions as contained in the Stipulation of Settlement entered into with respect to the above-referenced Actions (the "Stipulation of Settlement"). Without any limitation of the foregoing sentence, Confidential Information shall not be used
(a) in the litigation of these Actions should the Actions not be settled for any reasons, including should the court with jurisdiction over the Actions not approve a settlement or should the court's approval of the settlement be overturned on appeal, or (b) in any other litigation, arbitration or other proceeding, or in the investigation or preparation therefor.

      5. Access to Confidential Information shall be limited to (a) Class Members and (b) such of (i) their counsel, (ii) employees of such Class Member (in the case of a Class Member which is an entity) or counsel assigned to and necessary to assist such Class Member or counsel in evaluating the proposed settlement and (iii) consultants or experts retained by Class Members, to the extent necessary to assist Class Members and/or their counsel in evaluating the proposed settlement.

      6. No person specified in paragraph 5 shall be given access to Confidential Information unless and until such person shall have executed a document in the form of Annex A hereto acknowledging that he or she has read a copy of this Stipulation and agrees to comply with the provisions hereof.

      7. The persons specified in paragraph 5 can inspect the Confidential Information in the offices of Lead Counsel, by prior appointment, during regular business hours, in accordance with the provisions of this Stipulation.

      8. Copies of Confidential Information shall not be disclosed to any person, except such copies may be disclosed to the Court in connection with proceedings regarding the fairness, reasonableness and adequacy of the proposed settlement of these Actions. All Confidential Information (including all copies and notes therefrom) shall be returned to Lead Counsel or certified to Lead Counsel, in writing, as destroyed in accordance with Lead Counsel's instructions, upon completion of such proceedings and any appeals therefrom.

      9. In the event any person receiving Confidential Information pursuant to this Stipulation is required by order of any court or government agency or official to disclose Confidential Information, such person shall not disclose such Confidential Information except upon ten days prior written notice (which notice shall include a copy of the order) to Prudential.

      10. Nothing in this Stipulation shall limit Prudential's use of Confidential Information it has provided Lead Counsel, nor shall it limit the access of those state insurance regulators in the jurisdictions set forth on
Exhibit 1 to the Stipulation of Settlement to such Confidential Information held by Lead Counsel or Prudential. Prudential shall preserve all such Confidential Information as required by paragraph P of the Stipulation of Settlement.

      11. The provisions of this Stipulation shall survive the termination of the Actions. At the earlier of (a) the termination of record of the Actions or
(b) such other time as the parties to the Actions decide not to continue to seek settlement of the Actions, all Confidential Information shall be returned or destroyed in accordance with paragraph 8 hereof. At any time thereafter at which Confidential Information shall be in the possession or control of any person bound by this Stipulation, such Confidential Information shall be returned in accordance with paragraph 8 herein.

      12. The consent of Prudential to the provision of Confidential Information to any person shall not be construed as an admission or concession by Prudential of any matter.

      13. This Stipulation may be executed in any number of counterparts.

      14. No waiver by either party hereto of any breach by any other person of any conditions or provisions in this Stipulation shall be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

      15. This Stipulation constitutes the complete understanding between the parties and supersedes all previous and contemporaneous agreements or representations, whether written or oral, with respect to the subject matter hereof. This Stipulation may not be modified, supplemented, amended or waived except in a writing signed by authorized representatives of the parties.

      16. In the event that any provision of this Stipulation is determined to be unlawful, such provision shall be deemed to be severed from this Stipulation, but every other provision of this Stipulation shall remain in full force and effect.

Dated: ______________

                                                APPROVED AND AGREED TO BY AND ON
                                                BEHALF OF THE PRUDENTIAL
                                                INSURANCE COMPANY OF AMERICA

                                                By: ____________________________
                                                    Reid L. Ashinoff, Esq.

                                                APPROVED AND AGREED TO
                                                INDIVIDUALLY AND BY AND ON
                                                BEHALF OF THE NAMED PLAINTIFFS,
                                                IN THEIR INDIVIDUAL AND
                                                REPRESENTATIVE CAPACITIES

                                                MILBERG WEISS BERSHAD HYNES &
                                                LERACH LLP

                                                By: ____________________________
                                                    Melvyn I. Weiss, Esq.

                                                MUCH SHELIST FREED DENENBERG
                                                AMENT BELL & RUBENSTEIN, P.C.

                                                By: ____________________________
                                                    Michael B. Hyman, Esq.

                   EXHIBIT A TO STIPULATION OF CONFIDENTIALITY

George A. Zoller v. Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-1093 (AMW).

Lester H. Groth, et al. v. The Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-1104 (AMW).

Martin Dorfner v. The Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-1107 (AMW).

Toni Wachtler, et al. v. Prudential Insurance Company of America, District of New Jersey, Civil Action No. 95-2473 (AMW).

Elizabeth Kuchas, et al. v. Prudential Insurance Company of America, District of Connecticut, Civil Action No. 3:95-353.

Carol Nicholson, et al. v. The Prudential Insurance Company of America, Southern District of Illinois, Civil Action No. 3:95-206.

Allan W. Amlee, et al. v. Prudential Insurance Company of America, District of Minnesota, Civil Action No. 3:95-380.

Gary Dugan, et al. v. Prudential Life Insurance Company of America, et al., Southern District of New York, Civil Action No. 1:94-1195.

E. Eugene Price, et al. v. Prudential Insurance Company of America, Western District of Pennsylvania, Civil Action No. 2:94-75.

Charles J. Harris, et al. v. Prudential Insurance Company of America, Southern District of Illinois, Civil Action No. 95-203-WLB.

John A. Hunter, et al. v. The Prudential Life Insurance Company of America, Western District of New York, Civil Action No. 95-CV-0364E(F).

                    ANNEX A TO STIPULATION OF CONFIDENTIALITY

      The undersigned hereby certifies that (s)he has read the attached Stipulation of Confidentiality, understands the terms thereof, is a person described in clause __ of paragraph 5 thereof and agrees to be bound thereby.

                                                ___________________________

Dated: _____________

STATE OF                )
                        )   SS.
COUNTY OF               )

      On this __ day of __________, __ before me personally appeared the above-named person, [to me known] [identified to my satisfaction], who being by me duly sworn according to law, and acknowledged that he/she understands and is familiar with the contents and effect of the foregoing instrument and signed, sealed and delivered the foregoing instrument of his own free will.


                                                ___________________________
                                                Notary Public

My Commission Expires:

_____________________